                                                Filed pursuant to Rule 424(b)(4)
                                                      Registration No. 333-47273

P R O S P E C T U S

                                                                      [LOGO]

                                  $50,000,000
                2,000,000 CONVERTIBLE TRUST PREFERRED SECURITIES
                     DURA AUTOMOTIVE SYSTEMS CAPITAL TRUST
                 7 1/2% CONVERTIBLE TRUST PREFERRED SECURITIES
     (LIQUIDATION PREFERENCE $25 PER CONVERTIBLE TRUST PREFERRED SECURITY) GUARANTEED TO THE EXTENT SET FORTH HEREIN BY, AND CONVERTIBLE INTO CLASS A
                                COMMON STOCK OF,

                         DURA AUTOMOTIVE SYSTEMS, INC.
                                  ------------

    The 7 1/2% Convertible Trust Preferred Securities (the "Preferred Securities") offered hereby (the "Offering") represent preferred undivided beneficial interests in the assets of Dura Automotive Systems Capital Trust, a statutory business trust created under the laws of the State of Delaware (the "Issuer"). Dura Automotive Systems, Inc., a Delaware corporation (the "Company"), will directly or indirectly own all of the common securities of the Issuer (the "Common Securities"), representing all of the common undivided beneficial interests in the assets of the Issuer. The Issuer exists for the sole purpose of issuing the Preferred Securities and the Common Securities and investing the proceeds thereof in 7 1/2% Convertible Subordinated Debentures due March 31, 2028, having the terms described herein (the "Debentures"), to be issued by the Company. The Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of the Preferred Securities--Subordination of Common Securities."

    The Preferred Securities have been approved for listing on the Nasdaq National Market ("Nasdaq") under the symbol "DRRAP."

                                                        (CONTINUED ON NEXT PAGE)

    SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                          PRICE                                       PROCEEDS
                                                           TO                UNDERWRITING                TO
                                                        PUBLIC(1)            COMMISSION(2)          ISSUER(3)(4)
Per Preferred Security..........................         $25.00                   (3)                  $25.00
Total(5)........................................       $50,000,000                (3)                $50,000,000

(1) Plus accrued distributions, if any, from March 20, 1998.

(2) The Company, its principal operating subsidiary and the Issuer have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act 1933, as amended. See "Underwriting."

(3) Because the proceeds of the sale of the Preferred Securities will be invested in the Debentures, the Company has agreed to pay to the Underwriters, as compensation for arranging the investment therein of such proceeds, $0.875 per Preferred Security or $1,750,000 in the aggregate. See "Underwriting."

(4) Before deducting expenses, estimated at $500,000, all of which are payable by the Company.

(5) The Issuer and the Company have granted the Underwriters a 30-day option to purchase up to 300,000 additional Preferred Securities on the same terms and conditions set forth above to cover over-allotments, if any. If the Underwriters exercise the over-allotment option in full, the total Price to Public will be $57,500,000, the total Underwriting Commission will be $2,012,500 and the total Proceeds to Issuer will be $57,500,000. See "Underwriting."
                           --------------------------

    The Preferred Securities are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of certificates representing the Preferred Securities will be made on or about March 20, 1998 through The Depository Trust Company or at the offices of Robert W. Baird & Co. Incorporated, Milwaukee, Wisconsin.

ROBERT W. BAIRD & CO.                                         PIPER JAFFRAY INC.
          INCORPORATED
                 THE DATE OF THIS PROSPECTUS IS MARCH 16, 1998.

(COVER CONTINUED FROM PREVIOUS PAGE)

    Holders of the Preferred Securities will be entitled to receive preferential cumulative cash distributions from the Issuer at an annual rate of 7 1/2% of the liquidation preference of $25 per Preferred Security accruing from the date of original issuance and, unless deferred, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 1998 ("Distributions"). The distribution rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates for the Debentures, which will be the sole assets of the Issuer. As a result, if principal or interest is not paid on the Debentures, no amounts will be paid with respect to the Preferred Securities.

    Each Preferred Security is convertible in the manner described herein at the option of the holder at any time into shares of Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock"), at a rate of 0.5831 shares of Class A Common Stock for each Preferred Security (equivalent to a conversion price of $42 7/8 per share of Class A Common Stock), subject to adjustment in certain circumstances. See "Description of the Preferred Securities--Conversion Rights" and "Description of Capital Stock." The last reported sale price of the Class A Common Stock, which is listed under the symbol "DRRA" on Nasdaq, on March 16, 1998 was $31 3/4 per share. See "Price Range of Common Stock."

    The Company has the right to defer payment of interest on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the stated maturity of the Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date (as defined herein), the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Debentures are so deferred, Distributions on the Preferred Securities will also be deferred, and the Company will not be permitted, subject to certain exceptions set forth herein, to declare or pay any cash distributions with respect to the Company's capital stock or debt securities that rank PARI PASSU with or junior to the Debentures. If a holder of Preferred Securities converts Preferred Securities into Class A Common Stock during an Extension Period, the holder will not receive any of the deferred Distribution.

    During an Extension Period, interest on the Debentures will continue to accrue (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate at the stated rate per annum, compounded quarterly) and holders of Preferred Securities will be required to accrue and recognize interest income for United States Federal income tax purposes. See "Risk Factors--Option to Extend Interest Payment Period; Tax Consequences," "Description of the Debentures--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

    Except as provided below, the Preferred Securities may not be redeemed by the Issuer prior to March 31, 2001. The Preferred Securities are subject to redemption, in whole or in part, on or after such date, at redemption prices set forth herein, upon any permitted redemption by the Company of the Debentures. See "Description of the Preferred Securities--Optional Redemption." In addition, the Preferred Securities are subject to mandatory redemption upon the repayment at maturity or as a result of acceleration of the Debentures. See "Description of the Preferred Securities--Mandatory Redemption."

    Following the occurrence of a Special Event (as herein defined), the Preferred Securities are also subject to (i) exchange, in the manner described herein, for Debentures and (ii) redemption, in whole or in part, on or after March 31, 2001, at 100% of the liquidation preference thereof, plus accrued and unpaid Distributions thereon, if such Special Event constitutes a Tax Event (as defined herein). See "Description of Preferred Securities--Special Event Exchange or Redemption." At any time, the Company will have the right to dissolve the Issuer and, after satisfaction of the liabilities of the creditors of the Issuer as provided by applicable law, cause the Debentures to be distributed to the holders of the Preferred Securities in

(COVER CONTINUED FROM PREVIOUS PAGE)
dissolution of the Issuer. The Underwriters have informed the Company that the Underwriters intend to make a market in the Debentures in the event that the Debentures are distributed to the holders of Preferred Securities. See "Description of the Preferred Securities--Distribution of Debentures."

    The Company has, through the Guarantee, the Trust Agreement, the Debentures and the Indenture (each as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer's obligations under the Preferred Securities. See "Description of the Guarantee," "Dura Automotive Systems Capital Trust" and "Description of the Debentures," respectively. The Guarantee of the Company guarantees the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Issuer, as described herein (the "Guarantee"). See "Description of the Guarantee." If the Company does not make interest payments on the Debentures held by the Issuer as a result of the Company's election to defer payment during an Extension Period, or otherwise, the Issuer will have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Issuer does not have sufficient funds to pay such Distributions. In such event, a holder of Preferred Securities may institute legal proceedings directly against the Company to enforce payment under the Debentures. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all other liabilities of the Company and will rank PARI PASSU with the most senior preferred stock, if any, issued from time to time by the Company and any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company. See "Description of the Debentures-- Subordination."

    The Debentures are subordinate and junior in right of payment to all Senior Debt (as defined herein) of the Company. The terms of the Debentures place no limitation on the amount of Senior Debt that may be incurred by the Company or the amount of indebtedness that may be incurred by its subsidiaries. The Company's obligations under the Debentures will also be effectively subordinated to all existing and future obligations of the Company's subsidiaries. As of December 31, 1997, on a pro forma basis after giving effect to the Offering and the application of the proceeds thereof, the Company's subsidiaries would have had aggregate liabilities of $269.8 million (including trade payables).

    In the event of the dissolution of the Issuer, after satisfaction of the creditors of the Issuer as provided by applicable law, the holders of the Preferred Securities will be entitled to receive a liquidation preference of $25 per Preferred Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Debentures, subject to certain exceptions. See "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution."

                                                             (END OF COVER PAGE)

                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE PREFERRED SECURITIES AND THE CLASS A COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS, IF ANY, MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE CLASS A COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 UNDER REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, AND THE RELATED NOTES THERETO, INCLUDED ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "COMPANY" INCLUDES DURA AUTOMOTIVE SYSTEMS, INC. AND ALL OF ITS SUBSIDIARIES AND ITS AND THEIR RESPECTIVE PREDECESSORS AND SUBSIDIARIES. THE TERM "PARENT" IS USED HEREIN TO REFER TO DURA AUTOMOTIVE SYSTEMS, INC., EXCLUSIVE OF ITS SUBSIDIARIES. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE OVER-ALLOTMENT OPTION GRANTED TO THE UNDERWRITERS IS NOT EXERCISED. THE CLASS A COMMON STOCK AND CLASS B COMMON STOCK ARE COLLECTIVELY REFERRED TO HEREIN AS THE "COMMON STOCK."

                                  THE COMPANY

    Dura Automotive Systems, Inc. is a leading designer and manufacturer of driver control systems, engineered mechanical components and cable-related systems for the global automotive industry. The Company's products include parking brake systems, automotive cables, transmission shifter systems, latches, underbody tire carriers, jacks, brake, clutch and accelerator pedals and other mechanical assemblies. The Company sells its products to the major North American, Japanese and European automotive original equipment manufacturers ("OEMs"). The Company has 26 manufacturing and product development facilities located in the United States (Indiana, Michigan and Missouri), Australia, Canada, France, Germany, Mexico, and Spain, and in Brazil through a joint venture. The Company's revenues have increased from $129.3 million in 1993 to $489.8 million in 1997 on a pro forma basis, a compound annual growth rate of approximately 40%. Over this same period, the Company's operating income margin has improved from 2.8% of revenues to 7.6% of revenues.

    The Company believes that it is a leading North American supplier of parking brake mechanisms, transmission shifter mechanisms and automotive cables, with estimated market shares in excess of 75%, 40% and 25%, respectively. In addition, the Company is one of the few suppliers to offer integrated parking brake, shifter and latch systems. These systems, which consist of mechanisms and cables, require significant design and engineering expertise because they are critical to the vehicle's reliability, performance and safety. The Company believes that its customers value its ability to design, manufacture and assemble complete systems.

    The automotive components supply industry is undergoing significant consolidation and globalization as OEMs continue to reduce their supplier base. In order to lower costs and improve quality, OEMs are awarding sole-source contracts to full-service suppliers who are able to supply larger portions of a vehicle on a global basis. OEMs' criteria for supplier selection include not only cost, quality and responsiveness, but also full-service design, engineering and program management capabilities. OEMs are seeking suppliers capable of providing complete systems rather than suppliers who only provide separate component parts. In addition, OEMs are increasingly requiring their suppliers to have the capability to design and manufacture their products in multiple geographic markets. As a full-service supplier with strong OEM relationships, the Company expects to continue to benefit from these trends.

    On a pro forma basis, approximately 81% of the Company's 1997 revenues were generated from sales to North American OEMs, with its major customers being Ford, GM, Chrysler and Toyota. The Company manufactures products for many of the most popular car, light truck and sport utility models, including eight of the top ten selling vehicles in North America for 1997: the Ford Taurus, Explorer, Ranger and F-Series pickups, GM Cavalier and C/K pickups, Dodge Ram pickups, and Toyota Camry. As a result of recent acquisitions, approximately 17% of the Company's 1997 pro forma revenues were generated from sales to European OEMs, including Mercedes, Volkswagen and BMW. The Company is generally the sole supplier of the parts it sells to OEMs and will ordinarily continue to supply parts for a particular model for the life of the model, which usually ranges from three to seven years.

    The Company's business objective is to capitalize on the trends in the automotive supply industry in order to be the leading provider of driver control and cable-related systems to OEMs worldwide. The Company's growth strategy focuses on the identification and pursuit of (i) strategic acquisitions, (ii) systems opportunities, (iii) increased customer and platform penetration, and
(iv) increased penetration of international markets, including "world car" opportunities.

    The Company has broadened its acquisition scope from the original focus on cable-driven controls to include other highly engineered automotive components. As a result, the Company competes in what it believes to be a $6 billion, highly fragmented market that provides numerous potential acquisition and joint venture opportunities. The Company seeks acquisition and joint venture opportunities that: (i) provide additional product, manufacturing and technical capabilities;
(ii) broaden the Company's geographic coverage and strengthen its ability to supply products on a global basis; (iii) increase the number of models for which the Company supplies products and increase the content supplied for existing models; and (iv) add new customers. The following recent acquisitions illustrate the manner in which the Company has met these acquisition criteria:

    - In December 1996, the Company acquired KPI Automotive Group ("KPI"), a manufacturer of shifter systems, parking brake mechanisms, brake pedals and underbody tire carriers. At the time of the acquisition, KPI had annual revenues of approximately $95 million. The acquisition added significant market penetration in console-based shifter systems, increased platform content and added a significant new product line in underbody tire carriers.

    - In January 1997, the Company acquired the VOFA Group ("VOFA"), a manufacturer of shifter cables, brake cables and other light duty cables for the European automotive and industrial markets. At the time of the acquisition, VOFA had annual revenues of approximately $85 million. The acquisition provided the Company with additional expertise in cables and a strong presence in Europe. In addition, the acquisition added new customers, such as Mercedes, Volkswagen and BMW.

    - In August 1997, the Company acquired GT Automotive Systems, Inc. ("GT Automotive"), a designer and manufacturer of column-mounted shifter systems, and turn signal and tilt lever assemblies. At the time of the acquisition, GT Automotive had annual revenues of approximately $70 million and a substantial share of the North American column-mounted shifter systems market. GT Automotive's strong position in this market, combined with the Company's existing position in console-based shifter systems, increased the Company's share of the North American shifter market. In addition, the acquisition added Nissan as a customer.

    In addition to KPI, VOFA and GT Automotive, the Company has successfully completed four other strategic acquisitions and one joint venture since August 1994. Collectively, these transactions expanded the Company's global manufacturing presence, added new customers such as PSA (Peugeot and Citroen) and Renault and added new products. On March 9, 1998, the Company completed the acquisition of Universal Tool & Stamping Co., Inc. ("Universal"), which manufactures automobile and light truck jacks for North American OEMs.

    The Company was formed by an investor group organized by Hidden Creek Industries ("Hidden Creek") to acquire the Dura Automotive Hardware and Mechanical Components divisions (the "Dura Divisions") from Wickes Manufacturing Company ("Wickes"). In August 1994, the Company combined its operations with the automotive parking brake cable and lever business and light duty cable business (the "Brake and Cable Business") of Alkin Co. ("Alkin"), which significantly expanded the Company's size and capabilities. The Company completed an initial public offering ("IPO") of its Class A Common Stock in August 1996.

                     DURA AUTOMOTIVE SYSTEMS CAPITAL TRUST

    Dura Automotive Systems Capital Trust (the "Issuer") is a statutory business trust created under Delaware law pursuant to (i) a trust agreement executed by the Company (as Depositor), the Delaware Trustee (as defined herein) and one of the Administrative Trustees (as defined herein) and (ii) the filing of a certificate of trust with the Delaware Secretary of State on March 2, 1998. In connection with the Offering, such trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement"). The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Issuer exists for the sole purposes of (i) issuing and selling the Preferred Securities and Common Securities, (ii) using the proceeds from the sale of the Preferred Securities and Common Securities to acquire the Debentures issued by the Company and (iii) engaging in only those other activities necessary or incidental thereto. Accordingly, the Debentures will be the sole assets of the Issuer, and payments under the Debentures will be the sole revenue of the Issuer. The Issuer has a term of 45 years, but may dissolve earlier as provided in the Trust Agreement. All of the Common Securities will be owned directly or indirectly by the Company. The Company will pay all fees and expenses related to the Issuer and the offering of the Preferred Securities and will pay, directly or indirectly, all ongoing costs and expenses of the Issuer. The principal corporate offices of the Issuer are located at 4508 IDS Center, Minneapolis, Minnesota 55402, and its telephone number is (612) 342-2311.

                                  THE OFFERING

    SEE "RISK FACTORS" FOR A DISCUSSION OF FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

Securities Offered................  2,000,000 of the Issuer's 7 1/2% Convertible Trust
                                    Preferred Securities, liquidation preference of $25 per
                                    security (the "Preferred Securities"). Additionally, the
                                    Company and the Issuer have granted the Underwriters an
                                    option for 30 days to purchase up to an additional
                                    300,000 Preferred Securities at the initial offering
                                    price solely to cover over-allotments, if any.

Issuer............................  Dura Automotive Systems Capital Trust, a statutory business trust created under the laws of the State of
                                    Delaware.

Distributions.....................  Distributions on the Preferred Securities will be cumulative from the date of original issuance of the
                                    Preferred Securities and will be payable at the annual
                                    rate of 7 1/2% of the liquidation preference of $25 per
                                    Preferred Security. Distributions will be made quarterly
                                    in arrears on March 31, June 30, September 30 and
                                    December 31, commencing on June 30, 1998, when and to
                                    the extent that funds of the Issuer are available
                                    therefor. The proceeds from the Offering will be
                                    invested in the Debentures. Interest payment periods on
                                    the Debentures are quarterly but may be deferred from
                                    time to time by the Company for periods of up to 20
                                    consecutive quarters, so long as no Debenture Event of
                                    Default (as defined herein) has occurred and is
                                    continuing. In the event of such a deferral, the Issuer
                                    would be unable to make quarterly Distribution payments
                                    on the Preferred Securities during the period of any
                                    such deferral. During any such deferral period, interest
                                    on the Debentures will continue to accrue (and the
                                    amount of Distributions to which holders of the
                                    Preferred Securities are entitled will accumulate at the
                                    stated rate per

                                    annum set forth herein, compounded quarterly) and
                                    holders of Preferred Securities will be required to
                                    recognize interest income for United States Federal
                                    income tax purposes. See "Description of the
                                    Debentures--Option to Extend Interest Payment Period"
                                    and "Certain Federal Income Tax Consequences--Interest
                                    Income and Original Issue Discount."

Distribution Deferral
  Provisions......................  The Company has the right to defer payment of interest on the Debentures at any time or from time to time for a
                                    period not exceeding 20 consecutive quarters with
                                    respect to each deferral period (each, an "Extension
                                    Period"), provided that no Extension Period may extend
                                    beyond the stated maturity of the Debentures. Upon the
                                    termination of any such Extension Period and the payment
                                    of all amounts then due on any Interest Payment Date,
                                    the Company may elect to begin a new Extension Period
                                    subject to the requirements set forth herein.

                                    If interest payments on the Debentures are deferred,
                                    Distributions on the Preferred Securities will also be
                                    deferred and the Company will not be permitted, subject
                                    to certain exceptions described herein, to declare or
                                    pay any cash distribu-tions with respect to the
                                    Company's capital stock or debt securities (including
                                    guarantees of indebtedness for borrowed money) that rank
                                    PARI PASSU with or junior to the Debentures. If a holder
                                    of Preferred Securities converts Preferred Securities
                                    into Class A Common Stock during an Extension Period,
                                    the holder will not receive any of the deferred
                                    Distribution.

Liquidation Preference............  $25 per Preferred Security, plus all accrued and unpaid
                                    Distributions.

Conversion into Class A Common
  Stock...........................  Each Preferred Security is convertible in the manner described below at the option of the holder into shares
                                    of Class A Common Stock at the rate of 0.5831 shares of
                                    Class A Common Stock for each Preferred Security
                                    (equivalent to a conversion price of $42 7/8 per share
                                    of Class A Common Stock), subject to adjustment in
                                    certain circumstances. A holder of Preferred Securities
                                    wishing to exercise its conversion right must surrender
                                    any or all of such Preferred Securities, together with
                                    an irrevocable conversion notice, to the paying,
                                    conversion and exchange agent acting on behalf of the
                                    holders of Preferred Securities (the "Conversion
                                    Agent"), which will exchange the Preferred Securities
                                    for a portion (equal to the aggregate liqui-dation
                                    preference of the Preferred Securities being so
                                    converted) of the Debentures held by the Issuer and
                                    immediately convert such Debentures into Class A Common
                                    Stock. However, no fractional shares of Class A Common
                                    Stock will be issued as a result of conversion, but in
                                    lieu thereof, such fractional interest will be paid in
                                    cash. A holder generally should not recognize gain or
                                    loss for United States Federal income tax purposes upon
                                    the exchange through the Conversion Agent of the
                                    Preferred Securities for a proportionate share of the

                                    Debentures followed immediately thereafter by the
                                    conversion of the Debentures into Class A Common Stock.
                                    See "Certain Federal Income Tax Consequences--Conversion
                                    of Preferred Securities into Class A Common Stock."

Common Stock Voting Rights........  The Company's outstanding capital stock consists of
                                    Class A Common Stock and Class B Common Stock. Each
                                    holder of Class A Common Stock is entitled to one vote
                                    per share and each holder of Class B Common Stock is
                                    entitled to ten votes per share on all matters submitted
                                    to a vote of stockholders. Except as required by law and
                                    the Company's Amended and Restated Certificate of
                                    Incorporation (the "Restated Certificate"), holders of
                                    the Class A Common Stock and Class B Common Stock vote
                                    together as a single class. See "Description of Capital
                                    Stock."

Redemption........................  Except as provided below, the Preferred Securities may not be redeemed by the Issuer prior to March 31, 2001.

                                    From time to time on or after such date, the Preferred
                                    Securities will be subject to redemption, in whole or in
                                    part, at the redemption prices set forth herein (plus
                                    all accrued and unpaid Distributions to the date fixed
                                    for redemption) upon any redemption by the Company of
                                    the Debentures. See "Description of the Preferred
                                    Securities--Optional Redemption" and "Description of the
                                    Debentures--Optional Redemption."

                                    The Preferred Securities are subject to mandatory
                                    redemption upon the repayment at maturity or as a result
                                    of acceleration of the Debentures. See "Description of
                                    the Debentures--Debenture Events of Default; Notice,"
                                    "Description of the Preferred Securities--Mandatory
                                    Redemption" and "Description of the Debentures--Events
                                    of Default."

Special Event Exchange or
  Redemption......................  Upon the occurrence of a Special Event (as defined herein), the Issuer Trustees (as defined herein) will
                                    direct the Conversion Agent to exchange all outstanding
                                    Preferred Securities for Debentures, provided that, in
                                    the case of a Special Event that is a Tax Event (as
                                    defined herein), the Company will have the right to
                                    direct that less than all, or none, of the Preferred
                                    Securities be so exchanged if and for so long as the
                                    Company shall have elected to pay Additional Sums (as
                                    defined herein) such that the amounts received by the
                                    holders of Preferred Securities that remain outstanding
                                    are not reduced thereby, and shall not have revoked any
                                    such election or failed to make such payments. If a Tax
                                    Event occurs and is continuing, the Debentures may be
                                    redeemed by the Company on or after March 31, 2001 at
                                    100% of the principal amount thereof, plus accrued and
                                    unpaid interest thereon. In the event of such a
                                    redemption of the Debentures, the Preferred Securities
                                    will be redeemed by the Issuer Trustees at $25 per
                                    Preferred Security plus accrued and

                                    unpaid Distributions thereon. See "Description of the
                                    Preferred Securities--Special Event Exchange or
                                    Redemption."

                                    A "Special Event" means a Tax Event or an Investment
                                    Company Event. A "Tax Event" means the receipt by the
                                    Property Trustee (as defined herein), on behalf of the
                                    Issuer, of an opinion of counsel, rendered by a law firm
                                    having a national tax and securities practice (which
                                    opinion shall not have been rescinded by such law firm),
                                    to the effect that, as a result of any amendment to, or
                                    change (including any announced prospective change) in,
                                    the laws (or any regulations thereunder) of the United
                                    States or any political subdivision or taxing authority
                                    thereof or therein affecting taxation, or as a result of
                                    any official administrative pronouncement or judicial
                                    decision interpreting or applying such laws or
                                    regulations, which amendment or change is effective or
                                    such pronouncement or decision is announced on or after
                                    the date of issuance of the Preferred Securities under
                                    the Trust Agreement and does not pertain to the use of
                                    the proceeds of the issuance of the Debentures, there is
                                    more than an insubstantial risk in each case after the
                                    date hereof that (i) the Issuer is, or will be within 90
                                    days of the date thereof, subject to United States
                                    Federal income tax with respect to income received or
                                    accrued on the Debentures, (ii) interest payable by the
                                    Company on such Debentures is not, or within 90 days of
                                    the date thereof will not be, deductible by the Company,
                                    in whole or in part, for United States Federal income
                                    tax purposes, or (iii) the Issuer is, or will be within
                                    90 days of the date thereof, subject to more than a DE
                                    MINIMIS amount of other taxes, duties or other
                                    governmental charges. "Investment Company Event" means
                                    the receipt by the Property Trustee, on behalf of the
                                    Issuer, of an opinion of counsel, rendered by a law firm
                                    having a national tax and securities practice (which
                                    opinion shall not have been rescinded by such law firm),
                                    to the effect that, as a result of the occurrence of a
                                    change in law or regulation or a change in
                                    interpretation or application of law or regulation by
                                    any legislative body, court, governmental agency or
                                    regulatory authority (a "Change in 1940 Act Law"), there
                                    is more than an insubstantial risk that the Issuer is or
                                    will be considered an investment company that is
                                    required to be registered under the Investment Company
                                    Act of 1940, as amended (the "Investment Company Act"),
                                    which Change in 1940 Act Law becomes effective on or
                                    after the date of original issuance of the Preferred
                                    Securities.

                                    "Additional Sums" means the additional amount as may be
                                    necessary in order that the amount of Distributions then
                                    due and payable by the Issuer on the outstanding
                                    Preferred Securities and Common Securities of the Issuer
                                    shall not be reduced as a result of any additional
                                    taxes, duties and other governmental charges to which
                                    the Issuer has become subject as a result of a Tax
                                    Event.

Distribution of Debentures........  At any time, the Company will have the right to dissolve the Issuer and, after satisfaction of the liabilities of
                                    creditors of the Issuer as provided by applicable law,
                                    cause the Debentures to be distributed to the holders of
                                    the Preferred Securities in dissolution of the Issuer.
                                    See "Description of the Preferred
                                    Securities--Distribution of Debentures."

Guarantee.........................  Pursuant to the Guarantee, the Company will irrevocably agree, on a subordinated basis, to guarantee the payment
                                    in full of (a) the Distributions payable by the Issuer
                                    on the Preferred Securities, to the extent the Issuer
                                    has funds on hand available therefor, (b) the redemption
                                    price (including all accumulated and unpaid
                                    Distributions) of the Preferred Securities, to the
                                    extent the Issuer has funds on hand available therefor,
                                    and (c) payments on liquidation with respect to the
                                    Preferred Securities (unless the Debentures are
                                    distributed to the holders of the Preferred Securities),
                                    to the extent that there are assets of the Issuer
                                    available for distribution to holders of the Preferred
                                    Securities. A holder of Preferred Securities may enforce
                                    the Company's obligations under the Guarantee directly
                                    against the Company, and the Company waives any right to
                                    require that an action be brought against the Issuer or
                                    any other person before proceeding against the Company.
                                    The Guarantee will constitute an unsecured obligation of
                                    the Company and will rank subordinate and junior in
                                    right of payment to all liabilities of the Company and
                                    PARI PASSU with the most senior preferred stock, if any,
                                    issued from time to time by the Company and any
                                    guarantee now or hereinafter entered into by the Company
                                    in respect of any preferred or preference stock of any
                                    affiliate of the Company. See "Risk Factors--Ranking of
                                    Subordinated Obligations Under the Guarantee and the
                                    Debentures," "Risk Factors--Structural Subordination"
                                    and "Description of the Guarantee."

Voting Rights.....................  Holders of Preferred Securities will generally have limited voting rights, which relate primarily to the
                                    modification of the Preferred Securities. Holders of
                                    Preferred Securities will not be entitled to vote to
                                    appoint, remove or replace the Issuer Trustees, which
                                    voting rights are vested exclusively in the holder of
                                    the Common Securities. The Issuer Trustees and the
                                    Company may amend the Trust Agreement without the
                                    consent of holders of Preferred Securities to ensure
                                    that the Issuer will be classified for United States
                                    Federal income tax purposes as a grantor trust even if
                                    such action adversely affects the interests of such
                                    holders. See "Description of the Preferred Securities--
                                    Voting Rights; Amendment of the Trust Agreement."

Debentures........................  The Debentures will have a maturity of 30 years from the date of original issuance and will bear interest at the
                                    rate of 7 1/2% per annum payable quarterly in arrears.
                                    The Company has the right from time to time to select an
                                    interest payment period or periods longer than one
                                    quarter to defer interest (during which

                                    period or periods interest will compound quarterly),
                                    provided that no such deferral of interest payments will
                                    exceed 20 consecutive quarters and provided further that
                                    no such deferral of interest payments may extend beyond
                                    the stated maturity of the Debentures. Accordingly,
                                    Distribution payments on the Preferred Securities may
                                    not be deferred beyond the stated maturity of the
                                    Debentures. If the Company defers interest payments
                                    longer than one quarter, subject to certain exceptions,
                                    it will be prohibited from paying dividends on any of
                                    its capital stock and making certain other restricted
                                    payments until quarterly interest payments are resumed
                                    and all accrued and unpaid interest on the Debentures is
                                    brought current. The Company will have the right to make
                                    partial payments of such interest during a deferral of
                                    interest payments. The Debentures are convertible into
                                    shares of Class A Common Stock at the option of the
                                    holders thereof at a conversion rate of 0.5831 shares of
                                    Class A Common Stock for each $25 in principal amount of
                                    Debentures (equivalent to a conversion price of $42 7/8
                                    per share of Class A Common Stock) subject to certain
                                    adjustments set forth herein. The Issuer will covenant
                                    not to convert Debentures except pursuant to a notice of
                                    conversion delivered to the Conversion Agent by a holder
                                    of Preferred Securities.

                                    In addition, on and after March 31, 2001, the Debentures
                                    are redeemable at the option of the Company at any time,
                                    in whole or in part, at the redemption prices set forth
                                    herein, together with accrued and unpaid interest to the
                                    date fixed for redemption. See "Description of the
                                    Debentures--Optional Redemption." Upon the occurrence
                                    and continuation of a Tax Event, the Debentures are also
                                    redeemable, in whole or in part, on or after March 31,
                                    2001, at 100% of the principal amount thereof, plus
                                    accrued and unpaid interest thereon. See "Description of
                                    the Preferred Securities--Special Event Exchange or
                                    Redemption."

                                    The payment of the principal and interest on the
                                    Debentures will be subordinated and junior in right of
                                    payment to all Senior Debt (as defined herein) of the
                                    Company. The Company's obligations under the Debentures
                                    will also be effectively subordinated to all existing
                                    and future obligations of the Company's subsidiaries.
                                    See "Risk Factors--Ranking of Subordinated Obligations
                                    under the Guarantee and the Debentures" and "Risk
                                    Factors--Structural Subordination." While the Preferred
                                    Securities are outstanding, the Issuer will not have the
                                    right to amend the Indenture (as defined herein) or the
                                    terms of the Debentures in a way that adversely affects
                                    the holders of the Preferred Securities or to waive a
                                    Debenture Event of Default (as defined herein) without
                                    the consent of holders of at least a majority in
                                    aggregate liquidation preference of the Preferred
                                    Securities and, in certain cases, the Common

                                    Securities then outstanding. See "Description of the
                                    Debentures--Modification of Indenture."

Use of Proceeds...................  The proceeds from the sale of the Preferred Securities offered hereby will be used by the Issuer to purchase
                                    the Debentures issued by the Company. The Company
                                    expects to use such proceeds to repay a portion of the
                                    borrowings under the Bank Credit Agreement. See "Use of
                                    Proceeds."

Listing...........................  The Preferred Securities have been approved for listing on Nasdaq under the symbol "DRRAP."

                             SUMMARY FINANCIAL DATA

                                                                 YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------------------
                                                                                                       PRO
                                                                                                      FORMA
                                               1993      1994(1)    1995(2)    1996(3)    1997(4)    1997(5)
                                             ---------  ---------  ---------  ---------  ---------  ---------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
  Revenues.................................  $ 129,328  $ 189,675  $ 253,726  $ 245,329  $ 449,111  $ 489,752
  Gross profit.............................     12,717     19,050     34,167     37,519     74,025     77,237
  Operating income.........................      3,587      7,875     17,560     19,326     37,610     37,222
  Net income...............................      1,118      2,580     10,126     10,128     16,642     14,586
  Basic earnings per share(6)..............  $    0.41  $    0.75  $    2.04  $    1.57  $    1.89  $    1.66
  Diluted earnings per share(6)............       0.41       0.75       2.03       1.57       1.88       1.66
OTHER DATA:
  Depreciation and amortization............  $   2,409  $   3,725  $   5,578  $   6,079  $  12,303  $  13,787
  Capital expenditures, net................      2,951      5,406      6,116      6,260     16,242        N/A
  EBITDA(7)................................      5,996     11,600     23,138     25,405     49,913     51,009
  Net cash provided by (used in):
    Operating activities...................      3,724     (6,156)    13,138     19,792      8,516        N/A
    Investing activities...................     (2,951)   (46,878)    11,428    (95,093)   (93,386)       N/A
    Financing activities...................       (787)    53,037    (22,851)    75,236     87,620        N/A
  EBITDA to interest expense...............       3.9x       3.3x       4.8x       9.8x       5.4x       6.3x
  Ratio of earnings to fixed charges(8)....       2.2x       2.2x       3.4x       6.4x       3.8x       3.3x

                                                                              AS OF DECEMBER 31, 1997
                                                                             --------------------------
                                                                              ACTUAL    AS ADJUSTED(9)
                                                                             ---------  ---------------
                                                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital..........................................................  $  50,304     $  50,304
  Total assets.............................................................    419,264       419,264
  Long-term debt, net of current maturities................................    178,081       130,331
  Preferred securities(10).................................................         --        50,000
  Total stockholders' investment...........................................    101,708       101,708

--------------------------

(1) In August 1994, the Company acquired the Brake and Cable Business of Alkin. The results of operations of this acquired business have been included in the consolidated financial statements of the Company from August 31, 1994, the date of acquisition.

(2) In April 1995, the Company sold the net assets of its window regulator business (the "Window Regulator Business") to Rockwell International Corporation ("Rockwell"), realizing a pretax gain of approximately $4.2 million. The results of operations of the Window Regulator Business have been included in the consolidated financial statements of the Company through April 2, 1995, the date of divestiture.

(3) Includes the results of operations of (i) the parking brake business acquired from Rockwell (the "Rockwell Parking Brake Business") from October 1, 1996, and (ii) KPI from December 5, 1996, their respective dates of acquisition. The Company issued an aggregate of 3,795,000 shares of its Class A Common Stock in August 1996 in connection with the IPO.

(4) Includes the results of operations of (i) VOFA from January 1, 1997, (ii) the parking brake business of Excel Industries Inc. ("Excel Parking Brake Business") from May 5, 1997, (iii) GT Automotive from August 29, 1997, and
    (iv) REOM Industries (Aust) Pty Ltd. ("REOM") from December 12, 1997, which represent their respective dates of acquisition.

(5) The pro forma statement of operations data for the year ended December 31, 1997 gives effect to (i) the acquisition of GT Automotive and (ii) the sale of the Preferred Securities offered hereby and the application of the net proceeds to the Company as described in "Use of Proceeds," as if such transactions had occurred on

    January 1, 1997. The results of operations of the Excel Parking Brake Business prior to its acquisition in May 1997 and those of REOM prior to its acquisition on December 12, 1997 have not been included in the Company's pro forma results of operations for the year ended December 31, 1997 because such results are not material to the Company's results of operations taken as a whole. Pro forma operating income and EBITDA for the year ended December 31, 1997 include the effect of non-recurring charges totaling $3.4 million reflected in the operating results of GT Automotive during the period from January 1, 1997 through August 29, 1997 (the date of the acquisition of GT Automotive). These charges included $2.3 million associated with losses to be incurred on certain future contracts and $1.1 million related to one-time increases in certain asset valuation allowances and accrued liabilities. These charges reduced earnings per share by $0.23.

(6) Basic earnings per share were computed by dividing net income by the weighted average number of shares of Class A and Class B Common Stock outstanding during the year. Diluted earnings per share include the dilutive effects of outstanding stock options using the treasury stock method. Pro forma diluted earnings per share excludes the conversion of the Preferred Securities (into approximately 1,166,000 shares of Class A Common Stock), as their effect is anti-dilutive. See Note 3 to Notes to Consolidated Financial Statements.

(7) "EBITDA" is operating income plus depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and the Company's calculation thereof may not be comparable to that reported by other companies. The Company believes that it is widely accepted that EBITDA provides useful information regarding a company's ability to service and/or incur indebtedness. This belief is based on the Company's negotiations with its lenders who have indicated that the amount of indebtedness the Company will be permitted to incur will be based, in part, on the Company's actual and pro forma EBITDA. EBITDA does not take into account the Company's working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use.

(8) The ratio of earnings to fixed charges is computed by dividing (i) income before income taxes, interest expense and the portion of rent determined to be interest by (ii) total fixed charges, which includes interest expense, minority interest and the portion of rent expense determined to be interest. The portion of rent expense determined to be interest is 33% of gross rent expense.

(9) As adjusted to reflect the sale of 2,000,000 Preferred Securities, $25 per share liquidation preference, and the application of the net proceeds to the Company as described in "Use of Proceeds." See "Capitalization."

(10) Represents the issuance of the Preferred Securities by the Issuer. The sole assets of the Issuer will be approximately $51.5 million principal amount of Debentures, such amount being the sum of the stated liquidation preference of the Preferred Securities and the capital contributed by the Company in exchange for the Common Securities.

                                  RISK FACTORS

    THIS PROSPECTUS, INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). ALSO, DOCUMENTS SUBSEQUENTLY FILED BY THE COMPANY WITH THE COMMISSION AND INCORPORATED HEREIN BY REFERENCE WILL CONTAIN FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF THE COMPANY'S MANAGEMENT AS WELL AS ON ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY AT THE TIME SUCH STATEMENTS WERE MADE. WHEN USED IN THIS PROSPECTUS, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT," "INTENDS" AND SIMILAR EXPRESSIONS, AS THEY RELATE TO THE COMPANY, ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH INCLUDE STATEMENTS RELATING TO, AMONG OTHER THINGS, (I) THE INTEGRATION OF THE OPERATIONS OF RECENTLY ACQUIRED COMPANIES WITH THOSE OF THE COMPANY; (II) THE STRATEGIC BENEFITS OF SUCH ACQUISITIONS; AND
(III) THE COMPANY'S ABILITY TO CONTINUE TO IMPLEMENT ITS OPERATING AND GROWTH STRATEGY. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW, THE MATTERS SET FORTH OR INCORPORATED IN THE PROSPECTUS GENERALLY AND CERTAIN ECONOMIC AND BUSINESS FACTORS, SOME OF WHICH MAY BE BEYOND THE CONTROL OF THE COMPANY. THE COMPANY CAUTIONS THE READER, HOWEVER, THAT THIS LIST OF FACTORS MAY NOT BE EXHAUSTIVE, PARTICULARLY WITH RESPECT TO FUTURE FILINGS WITH THE COMMISSION. IN ANALYZING AN INVESTMENT IN THE PREFERRED SECURITIES OFFERED HEREBY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, ALONG WITH THE OTHER MATTERS REFERRED TO HEREIN, THE RISK FACTORS DESCRIBED BELOW.

RISK FACTORS RELATING TO THE COMPANY

RELIANCE ON MAJOR CUSTOMERS

    The Company's net sales to Ford and GM represented approximately 42% and 25%, respectively, of the Company's revenues in 1997 and approximately 49% and 36%, respectively, of the Company's revenues in 1996. Thus, the loss of Ford, GM or any other significant customer could have a material adverse effect on the Company. The contracts the Company has entered into with many of its customers provide for supplying the customers' requirements for a particular model, rather than for manufacturing a specific quantity of products. Such contracts range from one year to the life of the model, usually three to seven years, and do not require the purchase by the customer of any minimum number of parts. Therefore, the loss of any one of such customers or a significant decrease in demand for certain key models or group of related models sold by any of its major customers could have a material adverse effect on the Company. The Company is involved in claims with Ford involving alleged failures of certain self-adjust parking brakes originally manufactured by the Brake and Cable Business of Alkin. Ford has maintained that the Company or Alkin is responsible for all damages or liabilities incurred by Ford as a result of these claims. As a result of these claims, it is possible that the Company's relationship with Ford could be adversely affected. See "Business--Legal Proceedings." There is substantial and continuing pressure from the major OEMs to reduce costs, including the cost of products purchased from outside suppliers such as the Company. If the Company is unable to generate sufficient production cost savings in the future to offset price reductions, the Company's gross margin could be adversely affected. See "Business--Customers and Marketing."

INDUSTRY CYCLICALITY AND SEASONALITY

    The automotive market is highly cyclical and is dependent on consumer spending. Economic factors adversely affecting automotive production and consumer spending could adversely impact the Company. In addition, the Company's business is somewhat seasonal. The Company typically experiences decreased revenues and operating income during the third calender quarter of each year due to the impact of OEM plant shutdowns in July for vacations and new model changeovers. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Quarterly Results of Operations and Seasonality."

FAILURE TO OBTAIN BUSINESS RELATED TO NEW AND REDESIGNED MODEL INTRODUCTIONS

    The Company principally competes for new business both at the beginning of the development of new models and upon the redesign of existing models by its major customers. New model development generally begins two to five years prior to the marketing of such models to the public. The failure of the Company to obtain new business on new models or to retain or increase business on redesigned existing models could adversely affect the Company.

PRODUCT LIABILITY EXPOSURE

    The Company faces an inherent business risk of exposure to product liability claims in the event that the failure of its products results in personal injury or death, and there can be no assurance that the Company will not experience any material product liability losses in the future. In addition, if any of the Company's products prove to be defective, the Company may be required to participate in a recall involving such products. In late 1994, Ford issued a recall of a series of manual-transmission Ford F-Series pickups to repair the self-adjust parking brakes originally manufactured by the Brake and Cable Business of Alkin. The Company's share of such costs, which was fully reserved at the time of the acquisition of the Brake and Cable Business from Alkin, has reached the full $6.0 million limit agreed to by the Company and Ford. The Company is also involved in a product recall relating to the same issue with respect to the Mondeo in Europe. The Company has agreed to pay 50% of the costs of that recall not to exceed $1.0 million, which payments totaled $0.4 million at December 31, 1997. The types of alleged failures that prompted the F-Series recall have also led to a number of claims and lawsuits filed against Ford. To date, two cases have been instituted directly against the Company or Alkin relating to personal injury claims, and Ford has indicated that it has received over 400 claims (generally for property damage) relating to alleged defects in the self-adjust parking brakes. Ford has maintained that the Company or Alkin is responsible for all damages or liabilities incurred by Ford as a result of these claims, and as of December 31, 1997, Ford had tendered its defense of 25 such claims to Dura and Alkin. Dura and Alkin have submitted these claims to their insurance carriers. The Company maintains insurance against product liability claims, but there can be no assurance that such coverage will be adequate for liabilities ultimately incurred or that it will continue to be available on terms acceptable to the Company. In November 1996, an insurance carrier of the Company brought a declaratory judgment that its policy did not provide coverage for an allegedly defective parking brake manufactured prior to August 31, 1994. A successful claim brought against the Company in excess of available insurance coverage or a requirement to participate in any product recall may have a material adverse effect on the Company's results of operations or financial condition. See "Business--Legal Proceedings."

INDUSTRY CONSOLIDATION; RISKS ASSOCIATED WITH FUTURE ACQUISITIONS

    The automotive component supply industry has undergone, and is likely to continue to experience, consolidation, as OEMs seek to reduce costs and reduce their supplier base. The Company intends to actively pursue acquisition targets that will allow the Company to expand into new geographic markets, add new customers, provide new product, manufacturing and service capabilities or increase model penetration with existing customers. There can be no assurance that the Company will find attractive acquisition candidates or successfully integrate acquired businesses into the Company's existing business. If the expected synergies from such transactions do not materialize or the Company fails to successfully integrate new businesses into its existing businesses, the Company's results of operations could be adversely affected. To the extent that the Company may be considered as an acquisition candidate by a third party, certain provisions in the Restated Certificate and the Amended and Restated By-laws ("By-laws") described below may inhibit a change in control of the Company. See "--Anti-Takeover Effects of Certain Charter, By-law and Statutory Provisions."

SUBSTANTIAL LEVERAGE

    The Company has consolidated indebtedness that is substantial in relation to its stockholders' investment. As of December 31, 1997, the Company had approximately $180 million of outstanding debt and approximately $102 million of stockholders' investment.

    The Company's indebtedness will have several important consequences for the holders of the Preferred Securities (or Class A Common Stock which may be acquired upon conversion), including but not limited to the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service requirements (principal and interest) on its indebtedness and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, or for general corporate purposes may be impaired; (iii) the Company's leverage may increase its vulnerability to economic downturns and limit its ability to withstand competitive pressures; (iv) the Company's ability to capitalize on significant business opportunities may be limited; and (v) a portion of the Company's indebtedness will be subject to fluctuations in interest rates. See "Capitalization."

    The Company's ability to satisfy its debt obligations will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. The Company believes, based on current circumstances, that the Company's cash flow, together with available borrowings under the Bank Credit Agreement (as defined herein) will be sufficient to permit the Company to meet its operating expenses and to service its debt requirements, including the Debentures underlying the Preferred Securities, as they become due. Significant assumptions underlie this belief, including, among other things, that the Company will succeed in implementing its business strategy and there will be no material adverse developments in the business, liquidity or capital requirements of the Company. If the Company is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. In addition, there can be no assurance that the Company will not increase its leverage to meet capital requirements in the future. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."

RISKS ASSOCIATED WITH FOREIGN OPERATIONS

    The Company has significant international operations, specifically in Europe, Canada and Latin America and, therefore, the Company is subject to various political, economic and other uncertainties. Among other risks, the Company's operations are subject to the risks of taxation policies, foreign exchange restrictions, foreign trade policies and regulations, changing political conditions and governmental regulations. Accordingly, no assurance can be given that any of the Company's strategies will prove to be effective or that management's goals will be achieved. In addition, the Company generates a significant portion of its revenues in currencies other than U.S. Dollars. Fluctuations in the exchange rates of these currencies could have an adverse effect on the Company's financial results. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Foreign Currency Transactions," and "Business--Properties."

DEPENDENCE ON KEY PERSONNEL

    The Company's continued success largely will depend on the efforts and abilities of its executive officers and certain other key employees. The Company currently does not have employment agreements with any of its executive officers or other key employees. The Company's operations could be adversely affected if, for any reason, such executive officers or key employees do not remain with the Company. See "Management."

COMPETITION

    The automotive component supply industry is highly competitive. Some of the Company's competitors are companies, or divisions or subsidiaries of companies, that are larger and have greater financial and other resources than the Company. In addition, with respect to certain of its products, some of the Company's competitors are divisions of its OEM customers. There can be no assurance that the Company's products will be able to compete successfully with the products of these other companies. See "Business--Competition."

TECHNOLOGICAL AND REGULATORY CHANGES

    Changes in legislative, regulatory or industry requirements or competitive technologies may render certain of the Company's products obsolete. The Company's ability to anticipate changes in technology and regulatory standards and to develop and introduce new and enhanced products successfully on a timely basis will be a significant factor in the Company's ability to grow and to remain competitive. There can be no assurance that the Company will be able to achieve the technological advances that may be necessary for it to remain competitive or that certain of its products will not become obsolete. The Company is also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development and failure of products to operate properly. See "Business--Competition" and "--Design and Engineering Support."

IMPACT OF ENVIRONMENTAL REGULATION

    The Company is subject to the requirements of Federal, state and local environmental and occupational health and safety laws and regulations. There can be no assurance that the Company is at all times in complete compliance with all such requirements. The Company has made and will continue to make capital and other expenditures to comply with environmental requirements. If a release of hazardous substances occurs on or from the Company's properties or any associated offsite disposal location, or if contamination is discovered at any of the Company's current or former properties, the Company may be held liable, and the amount of such liability could be material. The Company is currently involved in environmental matters at its Mancelona, Michigan and Canadian facilities and at two landfill sites in Toledo, Ohio. See "Business--Environmental Matters."

CONTROL BY CERTAIN STOCKHOLDERS

    Onex DHC LLC (together with its affiliates, "Onex"), Alkin and certain other stockholders associated with the Company or Hidden Creek beneficially own all of the outstanding shares of Class B Common Stock. Each share of Class B Common Stock has ten votes as compared to one vote for each share of Class A Common Stock, and thus this amount currently represents 91.8% of the combined voting power of the outstanding Common Stock. In addition, all of such stockholders have entered into agreements to vote their shares for the election of directors designated by certain of the existing stockholders. As a result of such stock ownership and voting agreements, these stockholders are able to control the vote on all matters submitted to a vote of the holders of Common Stock, including the election of Directors, amendments to the Restated Certificate and the By-laws and approval of significant corporate transactions. See "Description of Capital Stock." Such consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control of the Company that might be otherwise beneficial to stockholders. See "Security Ownership of Certain Beneficial Owners and Management."

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT OF DIVIDENDS

    The Company currently intends to retain earnings to support its growth strategy and does not anticipate paying dividends on the Common Stock in the foreseeable future. As a holding company, the ability of the Company to pay dividends in the future is dependent upon the receipt of dividends or other payments from its principal operating subsidiary, Dura Operating Corp. The payment of dividends by such subsidiary to the Company for the purpose of paying dividends to holders of Common Stock is limited by the terms of its Bank Credit Agreement (as defined). The Company has received an amendment to its Bank Credit Agreement to permit the distribution of cash from such subsidiary to the Company for the purpose of paying interest on the Debentures. See "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

    No prediction can be made as to the effect, if any, that future sales of shares of Class A Common Stock or the availability of such shares for future sale will have on the market price of the Class A Common Stock prevailing from time to time. Sales of substantial amounts of Class A Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock. An aggregate of 4.7 million shares of Class B Common Stock convertible into shares of Class A Common Stock are eligible for sale under Rule 144 under the Securities Act. In addition, the holders of an aggregate of 4.7 million shares of Class B Common Stock convertible into shares of Class A Common Stock have certain rights to register their shares of Class A Common Stock under the Securities Act at the Company's expense. See "Security Ownership of Certain Beneficial Owners and Management."

POSSIBLE VOLATILITY OF STOCK PRICE

    The trading price of the Class A Common Stock could be subject to wide fluctuations in response to variations in the Company's quarterly operating results, changes in earnings estimates by analysts, conditions in the Company's businesses or general market or economic conditions. In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many emerging growth companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could have a material adverse effect on the market price for the Class A Common Stock. See "Price Range of Common Stock."

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER, BY-LAW AND STATUTORY PROVISIONS

    Certain provisions of the Restated Certificate and the By-laws may inhibit changes in control of the Company not approved by the Company's Board of Directors (the "Board"). These provisions include (i) disparate voting rights per share between the Class A Common Stock and the Class B Common Stock, (ii) a prohibition on stockholder action through written consents, (iii) a requirement that special meetings of stockholders be called only by the Board, (iv) advance notice requirements for stockholder proposals and nominations, (v) limitations on the ability of stockholders to amend, alter or repeal the By-laws and (vi) the authority of the Board to issue without stockholder approval preferred stock with such terms as the Board may determine. The Company is also subject to the protections of Section 203 of the Delaware General Corporation Law, which could have similar effects. See "Description of Capital Stock."

RISK FACTORS RELATING TO PREFERRED SECURITIES

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE DEBENTURES

    The obligations of the Parent under the Guarantee issued by the Parent for the benefit of the holders of Preferred Securities are unsecured and rank subordinate and junior in right of payment to all other liabilities of the Parent and PARI PASSU with most senior preferred stock, if any, issued from time to time by the Parent and any guarantee now or hereafter entered into by the Parent in respect of any preferred or preference stock of any affiliate of the Parent. The obligations of the Parent under the Debentures are subordinate and junior in right of payment to all present and future Senior Debt of the Company. The ability of the Issuer to pay amounts due on the Preferred Securities is solely dependent upon the Parent making payments on the Debentures as and when required. Neither the Indenture, the Guarantee nor the Trust Agreement places any limitation on the amount of debt, including Senior Debt, that may be incurred by the Parent and its subsidiaries. See "Description of the Guarantee--Status of the Guarantee" and "Description of the Debentures--Subordination."

STRUCTURAL SUBORDINATION

    The Parent is a holding company and its assets consist primarily of investments in its subsidiaries. The Debentures are obligations exclusively of the Parent. The Parent's ability to service its indebtedness, including the Debentures, is dependent primarily upon the earnings of its subsidiaries and the distribution or other payment of such earnings to the Parent in the form of dividends, loans or advances, and repayment of loans and advances from the Parent. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make any funds available therefore, whether by dividends, loans or other payments. As of December 31, 1997, on a pro forma basis giving effect to the Offering and the application of the net proceeds therefrom, the Company's subsidiaries had aggregate liabilities of $269.8 million, all of which are structurally senior to the Debentures.

    In addition, creditors of the Company's subsidiaries would be entitled to a claim on the assets of such subsidiaries prior to any claims by the Parent. Consequently, in the event of a liquidation or reorganization of any subsidiary, creditors of such subsidiary are likely to be paid in full before any distribution is made to the Parent, except to the extent that the Parent itself is recognized as a creditor of such subsidiary, in which case the claims of the Parent would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Parent. See "Description of the Preferred Securities--Distributions" and "Description of the Debentures--Option to Extend Interest Payment Period."

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES

    The Company has the right under the Indenture to defer the payment of interest on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the stated maturity of the Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period and terminate the payments of all amounts then due, subject to the requirements described herein. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Issuer will be deferred (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions) during any such Extension Period.

    Should an Extension Period occur, a holder of Preferred Securities will continue to accrue income (in the form of original issue discount ("OID")) in respect of its PRO RATA share of the deferred interest allocable to the Debentures held by the Issuer for United States Federal income tax purposes. As a result, a holder of Preferred Securities will include such income in its gross income for United States Federal income tax purposes in advance of the receipt of cash and will not receive the cash related to such income from the Issuer if the holder disposes of the Preferred Securities prior to the record date for the payment of Distributions. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount." Moreover, if a holder of Preferred Securities converts Preferred Securities into Class A Common Stock during an Extension Period, the holder will not receive any of the deferred Distribution. Additionally, during the pendency of any Extension Period, the Company will not be permitted, subject to certain exceptions set forth herein, to declare or pay any cash distribution with respect to the Company's capital stock or debt securities (including guarantees of indebtedness for money borrowed) that rank PARI PASSU with or junior to the Debentures. See "Description of the Preferred Securities--Distributions."

    The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Debentures. However, should the Company elect to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the price at which the Preferred Securities trade (which represent preferred undivided beneficial interests in the Debentures) may be more volatile than the trading prices of other securities that are not subject to such deferrals. See "Certain Federal Income Tax Consequences."

SPECIAL EVENT EXCHANGE OR REDEMPTION

    Upon certain circumstances following the occurrence and continuation of a Special Event, the Preferred Securities are also subject to (i) exchange in whole or, in the case of a Tax Event that has occurred and is continuing, in whole or in part, in the manner described herein, for the Debentures or (ii) redemption, in whole or in part, on or after March 31, 2001, at the liquidation preference thereof plus accrued and unpaid distributions, in the case of a Tax Event. See "Description of the Preferred Securities--Special Event Exchange or Redemption."

    There can be no assurance as to the market prices for Preferred Securities or Debentures that may be distributed in exchange for Preferred Securities if a liquidation of the Issuer occurs or if the Preferred Securities are exchanged for Debentures in connection with a Special Event. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Debentures that a holder of Preferred Securities may receive on liquidation of the Issuer, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Debentures on dissolution of the Issuer or if the Preferred Securities are exchanged for Debentures in connection with a Special Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Debentures and should carefully review all the information regarding the Debentures contained herein. See "Description of the Preferred Securities--Special Event Exchange or Redemption" and "Description of the Debentures."

RIGHTS UNDER THE GUARANTEE

    The Guarantee guarantees to the holders of the Preferred Securities on a subordinated basis the following payments, to the extent not paid by the Issuer:
(i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Issuer has funds on hand available therefor at such time; (ii) the redemption price with respect to any Preferred Securities called for redemption, to the extent that the Issuer has funds on hand available therefor at such time; and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Issuer (unless the Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid Distributions to the date of payment to the extent that the Issuer has funds on hand available therefor at such time and (b) the amount of assets of the Issuer remaining available for distribution to holders of the Preferred Securities in liquidation of the Issuer.

    As part of the Guarantee, the Parent will agree that it will honor all obligations described therein relating to the conversion or exchange of the Preferred Securities into or for Class A Common Stock or Debentures.

    The holders of not less than a majority in aggregate liquidation preference of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of Preferred Securities may institute a proceeding directly against the Parent to enforce its rights under the Guarantee without first instituting a proceeding against the Issuer, the Guarantee Trustee or any other person or entity. If the Parent were to default on its obligation to pay amounts payable under the Debentures, the Issuer would lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, in the event a Debenture Event of Default shall have occurred and be continuing, a holder of Preferred Securities would be required to rely on its enforcement by the Property Trustee of its rights as registered holder of the Debenture against the Parent pursuant to the terms of the Debenture. If, however, such event is attributable to the failure of the Parent to pay interest or premium on or principal of the Debentures on the payment date on which such payment is due and payable (or, in the case of redemption, the date fixed for redemption), then a holder of Preferred Securities may directly institute a proceeding against the Parent for enforcement of payment to such holder of the interest or premium on or principal of such Debentures having a principal amount equal to the aggregate liquidation preference of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Parent will be subrogated to the rights of such holder of Preferred Securities under the Trust Agreement to the extent of any payment made by the Parent to such holder of Preferred Securities in such Direct Action. Except as set forth herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of Debentures or assert directly any other rights in respect of the Debentures. See "Description of the Preferred Securities--Enforcement of Certain Rights by Holders of Preferred Securities," "Description of the Guarantee" and "Description of the Debentures--Debenture Events of Default." The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

    If a Trust Agreement Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as the holder of the Debentures against the Company. In addition, the holders of a majority in aggregate liquidation preference of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Debentures. If the Property Trustee fails to enforce its rights as holder of the Debentures after a request therefor by a holder of Preferred Securities, such holder may, to the fullest extent permitted by law, proceed to enforce such rights directly against the Company. Notwithstanding the foregoing, if a Trust Agreement Event of Default occurs that results from the failure of the Company to pay principal of or interest on the Debentures when due (or in the case of a redemption, on the redemption date), during the continuance of such an event of default a holder of Preferred Securities may institute a legal proceeding directly against the Company to obtain payment to such holder of such principal or interest on Debentures having a principal amount equal to the aggregate liquidation preference of the Preferred Securities owned of record by such holder. See "Description of the Preferred Securities--Trust Agreement Events of Default; Notice" and "--Voting Rights; Amendment of the Trust Agreement."

LIMITED VOTING RIGHTS

    Holders of Preferred Securities generally have limited voting rights, primarily in connection with modifying the Preferred Securities and directing the activities of the Property Trustee as the holder of the Debentures. Holders of Preferred Securities are not entitled to vote to appoint, remove or replace the Issuer Trustees (as defined), which voting rights are vested exclusively in the holder of the Common Securities. The Issuer Trustees and the Company may amend the Trust Agreement without the consent of holders of Preferred Securities to ensure that the Issuer will be classified for United States Federal income tax purposes as a grantor trust even if such action adversely affects the interests of such holders. See "Description of the Preferred Securities--Voting Rights; Amendment of the Trust Agreement."

LIMITED COVENANTS; ABSENCE OF SINKING FUND

    The covenants in the indenture under which the Debentures will be issued (the "Indenture") are limited. The Company is not required under the Indenture to meet any financial tests that measure the Company's working capital, interest coverage or net worth in order to comply with the terms of the

Indenture. There are no covenants relating to the Company in the Trust Agreement. As a result, neither the Indenture nor the Trust Agreement protects holders of Debentures or Preferred Securities, respectively, in the event of a material adverse change in the Company's financial condition or results of operations, or limits the ability of the Company or any subsidiary to incur additional indebtedness. Therefore, the provisions of these governing instruments should not be considered a significant factor in evaluating whether the Company will be able to comply with its obligations under the Debentures or the Guarantee. Further, the Debentures do not have the benefit of any sinking fund payment by the Company.

POSSIBLE TAX LEGISLATION

    Prospective investors should be aware that legislation has been introduced in the United States Congress in the past that would, if enacted, deny an interest deduction to issuers of instruments such as the Debentures. No such legislation is currently pending. There can be no assurance, however, that similar legislation will not ultimately be enacted into law, or that other developments will not occur after the date hereof that would adversely affect the tax treatment of the Debentures and could result in the exchange of the Debentures for Preferred Securities or, in certain limited circumstances, the redemption of the Debentures by the Company and the distribution of the resulting cash in redemption of the Preferred Securities. See "Description of the Preferred Securities--Special Event Exchange or Redemption."

ABSENCE OF PUBLIC MARKET FOR THE PREFERRED SECURITIES; TRADING PRICE OF
  PREFERRED SECURITIES

    Although the Preferred Securities have been approved for listing on Nasdaq, there can be no assurance that any market for the Preferred Securities will develop or, if one does develop, that it will be maintained. If an active market for the Preferred Securities fails to develop or be sustained, the trading price of the Preferred Securities could be adversely affected. The Preferred Securities could trade at prices that may be higher or lower than the offering price hereunder depending on many factors, including prevailing interest rates, the price of the Common Stock, the Company's operating results, any election by the Company to extend interest payment periods and the market for similar securities.

    In addition, the Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Debentures. A holder disposing of Preferred Securities between record dates for payments of distributions thereon will nevertheless be required for United States Federal income tax purposes to include accrued but unpaid interest on the Debentures through the date of disposition in income as ordinary income (i.e., OID), and to add such amount to the adjusted tax basis in the holder's Preferred Securities. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of original issue discount, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States Federal income tax purposes. See "Certain Federal Income Tax Consequences--Sales of Preferred Securities."

                                  THE COMPANY

    Dura Automotive Systems, Inc. is a holding company whose predecessor was formed by Hidden Creek, Onex, J2R Corporation ("J2R") and certain others for the purpose of acquiring the Dura Divisions from Wickes in November 1990. In August 1994, the Company entered into a transaction that combined the operations of the Company's operating subsidiary, Dura Operating Corp., with the Brake and Cable Business of Alkin.

    Since August 1994, the Company has successfully completed the following strategic acquisitions and joint venture:

    POLLONE. In August 1996, the Company formed a joint venture with Excel Industries Inc. ("Excel") to participate equally in the acquisition of a 25.5% interest in Pollone S.A. ("Pollone"), a manufacturer of automotive components and mechanical assemblies headquartered in Sao Paulo, Brazil, for $5 million in total. The joint venture also loaned Pollone an additional $10.5 million pursuant to notes which are convertible into equity of Pollone at the joint venture's option. In January 1998, the joint venture increased its interest in Pollone to 51.0% through the conversion of certain of these notes. This investment provided the Company with a manufacturing presence in Latin America.

    ROCKWELL PARKING BRAKE BUSINESS. In October 1996, the Company acquired the Rockwell Parking Brake Business for approximately $3.8 million. The parking brake business, which is operated from a facility in Cluses, France, added a manufacturing presence in Europe and PSA (Peugeot and Citroen) and Renault as customers.

    KPI. In December 1996, the Company acquired KPI from Sparton Corporation for approximately $78.8 million. KPI manufactures shifter systems, parking brake mechanisms, brake pedals, and underbody tire carriers for the North American automotive industry from facilities in Indiana and Michigan. The acquisition added significant market penetration in console-based shifter systems, increased platform content and added a significant new product line in underbody tire carriers.

    VOFA. In January 1997, the Company acquired VOFA for approximately $38.0 million in cash and assumed indebtedness, plus contingent payments. VOFA designs and manufactures shifter cables, brake cables and other light duty cables for the European automotive and industrial markets from facilities in Dusseldorf, Gehren and Daun, Germany and Barcelona, Spain. The acquisition added new customers, such as Mercedes, Volkswagen and BMW, provided a strong European position and established the Company's cable manufacturing capabilities globally.

    EXCEL. In May 1997, the Company acquired the Excel Parking Brake Business from Excel for approximately $2.9 million. The acquisition increased the Company's penetration of the parking brake market and expanded the Company's relationship with Chrysler.

    GT AUTOMOTIVE. In August 1997, the Company acquired GT Automotive for approximately $45.0 million in cash and assumed indebtedness, plus contingent payments. GT Automotive designs and manufactures column-mounted shifter systems and turn signal and tilt lever assemblies for North American OEMs. At the time of the acquisition, GT Automotive had a substantial share of the North American column-based shifter market. The acquisition of GT Automotive, combined with the Company's existing position in console-based shifter systems, increased the Company's share of the North American shifter market. In addition, the acquisition added Nissan as a customer.

    THIXOTECH. In December 1997, the Company purchased approximately 19% of the outstanding common stock of Thixotech Inc. ("Thixotech") for approximately $0.5 million. The Company also loaned Thixotech an additional $2.8 million pursuant to notes which are convertible into additional common stock of Thixotech at the Company's option. If exercised, the Company could own a majority of Thixotech.

Thixotech is currently pursuing the development of an alternative manufacturing technology for component parts.

    REOM. In December 1997, the Company acquired REOM, an Australian designer and manufacturer of jacks and parking brakes, for approximately $3.7 million. The acquisition added market penetration in parking brakes, added a new product (jacks) and established a presence in the Pacific Rim.

    UNIVERSAL. In March 1998, the Company acquired Universal, a manufacturer of jacks for the North American automotive industry, for approximately $18.0 million. Universal had 1997 revenues of approximately $37.0 million. Universal's customers include General Motors, Ford and Honda. The acquisition provided the Company with a market presence for jacks in North America and added Honda as a significant new customer.

    In order to focus on its higher margin products, the Company sold its Window Regulator Business to Rockwell in April 1995 for approximately $18.0 million in cash, resulting in a pretax gain of $4.2 million.

    The principal executive offices of the Company are located at 4508 IDS Center, Minneapolis, Minnesota 55402, and its telephone number is (612) 342-2311.

                                USE OF PROCEEDS

    The estimated net proceeds to the Company from the Offering, after deducting the estimated underwriting commission and offering expenses payable by the Company, are estimated to be approximately $47.8 million ($55.0 million if the Underwriters' over-allotment option is exercised in full). All of the proceeds from the sale of the Preferred Securities in the Offering will be invested by the Issuer in Debentures, the proceeds of which the Company intends to apply to the repayment of borrowings under its bank credit agreement (the "Bank Credit Agreement").

    The Bank Credit Agreement expires on August 29, 2002. On December 31, 1997, the interest rates for borrowings under the Bank Credit Agreement ranged from 3.94% to 8.50%. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."

                          PRICE RANGE OF COMMON STOCK

    The Company's Class A Common Stock is traded on Nasdaq under the symbol "DRRA." The following table sets forth, for the periods indicated, the high and low closing prices for the Class A Common Stock as regularly quoted on Nasdaq. The Class A Common Stock commenced trading on August 14, 1996. Prior thereto, there was no public market for the Class A Common Stock.

                                                                                  HIGH        LOW
                                                                                ---------  ---------
FISCAL YEAR 1996:
  Third Quarter (commencing August 14, 1996)..................................        $193/4       $17
  Fourth Quarter..............................................................         273/4        183/4
FISCAL YEAR 1997:
  First Quarter...............................................................        $27        $231/8
  Second Quarter..............................................................         283/4        221/2
  Third Quarter...............................................................         333/8        27
  Fourth Quarter..............................................................         353/8        237/8
FISCAL YEAR 1998:
  First Quarter (through March 16, 1998)......................................        $321/4       $243/8

    On March 16, 1998, the last reported sale price of the Class A Common Stock on Nasdaq was $31 3/4. As of December 31, 1997, there were approximately 100 holders of record of the Class A Common Stock and 18 holders of record of the Class B Common Stock. The Company believes that it has significantly more beneficial owners of its Class A Common Stock.

                                DIVIDEND POLICY

    The Company has not declared or paid any dividends on its Common Stock in the past and currently intends to retain its earnings to support its growth strategy and does not anticipate paying dividends in the foreseeable future. As a holding company, the ability of the Company to pay dividends in the future is dependent upon the receipt of dividends or other payments from its principal operating subsidiary. Any future payment of dividends is within the discretion of the Board and will depend upon, among other factors, the capital requirements, operating results and financial condition of the Company from time to time. In addition, the Company's ability to pay cash dividends is limited by the terms of its Bank Credit Agreement. The Company has received an amendment to its Bank Credit Agreement to permit the distribution of cash from such subsidiary to the Parent for the purpose of paying interest on the Debentures. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following table sets forth as of December 31, 1997 the actual consolidated capitalization of the Company and the as adjusted capitalization giving effect to the Offering and the application of the net proceeds therefrom (after deducting the underwriting commission and estimated expenses of the Offering) as set forth under "Use of Proceeds." This table should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                                 AS OF
                                                                                           DECEMBER 31, 1997
                                                                                     -----------------------------
                                                                                       ACTUAL     AS ADJUSTED(1)
                                                                                     ----------  -----------------
                                                                                        (DOLLARS IN THOUSANDS)
Cash and cash equivalents..........................................................  $    4,148     $     4,148
                                                                                     ----------        --------
                                                                                     ----------        --------
Long-term debt:
  Bank Credit Agreement............................................................  $  165,158     $   117,408(2)
  Other............................................................................      15,164          15,164
  Less: current maturities.........................................................      (2,241)         (2,241)
                                                                                     ----------        --------
    Total long-term debt...........................................................     178,081         130,331
                                                                                     ----------        --------
Company-Obligated Mandatorily Redeemable Convertible Trust Preferred Securities of
 Dura Automotive Systems Capital Trust holding solely Debentures(3)................          --          50,000
Stockholders' investment:
  Preferred stock, $1 par value per share; 5,000,000 shares authorized; none issued
    or outstanding.................................................................          --              --
  Class A Common Stock, $.01 par value per share; 30,000,000 shares authorized;
    4,161,657 shares issued and outstanding........................................          42              42
  Class B Common Stock, $.01 par value per share; 10,000,000 shares authorized;
    4,654,380 shares issued and outstanding........................................          46              46
  Additional paid-in capital.......................................................      63,402          63,402
  Retained earnings................................................................      41,028          41,028
  Cumulative translation adjustment................................................      (2,810)         (2,810)
                                                                                     ----------        --------
    Total stockholders' investment.................................................     101,708         101,708
                                                                                     ----------        --------
      Total capitalization.........................................................  $  279,789     $   282,039
                                                                                     ----------        --------
                                                                                     ----------        --------

------------------------

(1) As adjusted to give effect to the Offering, but assuming no exercise of the Underwriters' over-allotment option. Proceeds are net of the underwriting commission and estimated expenses of the Offering.

(2) Excludes borrowings of approximately $18.0 million incurred in March 1998 to fund the acquisition of Universal.

(3) Represents the issuance of the Preferred Securities by the Issuer. The sole assets of the Issuer will be approximately $51.5 million principal amount of Debentures, such amount being the sum of the stated liquidation preference of the Preferred Securities and the capital contributed by the Company in exchange for the Common Securities.

                              ACCOUNTING TREATMENT

    The financial statements of the Issuer will be consolidated with the Consolidated Financial Statements of the Company, with the Preferred Securities shown on such Consolidated Financial Statements as Company-obligated mandatorily redeemable convertible trust preferred securities of a subsidiary trust. The sole assets of the Issuer will be the Debentures.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    The Unaudited Pro Forma Statement of Operations for the year ended December 31, 1997 gives effect to (i) the acquisition of GT Automotive and (ii) the sale of the Preferred Securities offered hereby and the application of the net proceeds to the Company as described in "Use of Proceeds," as if such transactions had occurred on January 1, 1997. The Company acquired VOFA on January 1, 1997. Accordingly, the results of operations of VOFA have been included in the Company's results of operations for the year ended December 31, 1997. In addition, the results of operations of the Excel Parking Brake Business prior to its acquisition on May 5, 1997 and those of REOM prior to its acquisition on December 12, 1997 have not been included in the Company's pro forma results of operations for the year ended December 31, 1997 because such results are not material to the Company's results of operations taken as a whole.

    The unaudited pro forma financial data presented herein are based on the assumptions and adjustments described in the accompanying notes. The Unaudited Pro Forma Statement of Operations does not purport to represent what the Company's results of operations actually would have been if the events described above had occurred as of the dates indicated or what such results will be for any future periods. The Unaudited Pro Forma Statement of Operations is based upon assumptions and adjustments that the Company believes are reasonable. The Unaudited Pro Forma Statement of Operations, and the accompanying notes, should be read in conjunction with the historical financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

    The acquisition of GT Automotive has been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been or will be recorded at their fair values as of the date of its acquisition. These amounts have been recorded based upon preliminary estimates as of the date of the acquisition of GT Automotive. Further adjustments to the acquired assets and assumed liabilities will be reflected as a change in goodwill. Such adjustments, if any, are expected to be completed by August 29, 1998.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                                            YEAR ENDED DECEMBER 31, 1997
                                  --------------------------------------------------------------------------------
                                                                              PRO FORMA
                                                    GT          PRO FORMA      FOR GT      OFFERING
                                  COMPANY(1)   AUTOMOTIVE(2)   ADJUSTMENTS   AUTOMOTIVE   ADJUSTMENTS   PRO FORMA
                                  -----------  -------------  -------------  -----------  -----------  -----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues........................   $ 449,111     $  40,641      $      --     $ 489,752    $      --    $ 489,752
Cost of sales...................     375,086        37,450            (21)(3)    412,515          --      412,515
                                  -----------  -------------        -----    -----------  -----------  -----------
  Gross profit..................      74,025         3,191             21        77,237           --       77,237
Selling, general and
 administrative expenses........      32,815         2,850             --        35,665           --       35,665
Amortization expense............       3,600           280            470(4)      4,350           --        4,350
                                  -----------  -------------        -----    -----------  -----------  -----------
  Operating income..............      37,610            61           (449)       37,222           --       37,222
Interest expense, net...........       9,298         1,693            453(5)     11,444       (3,343)(7)      8,101
                                  -----------  -------------        -----    -----------  -----------  -----------
  Income (loss) before provision
    for income taxes and
    minority interest...........      28,312        (1,632)          (902)       25,778       (3,343)      29,121
Provision for income taxes......      11,670          (549)          (173)(6)     10,948      (1,337)(6)     12,285
Minority interest...............          --            --             --            --       (2,250)(8)      2,250
                                  -----------  -------------        -----    -----------  -----------  -----------
  Net income (loss).............   $  16,642     $  (1,083)     $    (729)    $  14,830    $    (244)   $  14,586
                                  -----------  -------------        -----    -----------  -----------  -----------
                                  -----------  -------------        -----    -----------  -----------  -----------
Basic earnings per share........   $    1.89                                  $    1.68                 $    1.66
                                  -----------                                -----------               -----------
                                  -----------                                -----------               -----------
Weighted average common shares
 outstanding(9).................       8,808                                      8,808                     8,808
                                  -----------                                -----------               -----------
                                  -----------                                -----------               -----------
Diluted earnings per share(9)...   $    1.88                                  $    1.67                 $    1.66
                                  -----------                                -----------               -----------
                                  -----------                                -----------               -----------
Diluted shares outstanding(9)...       8,869                                      8,869                     8,869
                                  -----------                                -----------               -----------
                                  -----------                                -----------               -----------

     See accompanying Notes to Unaudited Pro Forma Statement of Operations.

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

(1) Represents the results of operations of the Company for the year ended December 31, 1997 and the results of operations of VOFA, the Excel Parking Brake Business, GT Automotive and REOM from the dates of their respective acquisition.

(2) Represents the results of operations for GT Automotive from January 1, 1997 through the date of acquisition, August 29, 1997. Operating income and EBITDA for this period include the effect of non-recurring charges totaling $3.4 million, including $2.3 million associated with losses to be incurred on certain future contracts and $1.1 million related to one-time increases in selected asset valuation allowances and accrued liabilities. These charges reduced earnings per share by $0.23.

(3) Reflects the change in depreciation expense resulting from adjustments to the depreciable lives of property, plant and equipment of GT Automotive (for the period preceding its acquisition) to their estimated useful lives at the time of their acquisition and from adjustments to value such property, plant and equipment at fair value as of the date of acquisition.

(4) Represents the additional amortization of goodwill arising from the acquisition of GT Automotive of $0.5 million, which is net of amortization of goodwill previously recorded by GT Automotive of $0.3 million. Goodwill is amortized on a straight-line basis over a forty-year period.

(5) Represents increased interest expense arising from indebtedness incurred in connection with the acquisition of GT Automotive of $0.5 million, net of the interest expense previously recorded by GT Automotive of $1.7 million.

(6) Adjusts the provision for income taxes on a pro forma basis to reflect the Company's incremental tax rate of 40%.

(7) Represents the reduction in interest expense which results from the application of the net proceeds from the Offering at an assumed interest rate of 7% on the repaid borrowings. See "Use of Proceeds."

(8) Represents distributions on the Preferred Securities at a rate of 7 1/2%, net of income tax benefits at the Company's incremental tax rate of 40%.

(9) Basic earnings per share were computed by dividing net income by the weighted average number of shares of Class A and Class B Common Stock outstanding during the year. Diluted earnings per share include the dilutive effects of outstanding stock options using the treasury stock method. Pro forma diluted earnings per share excludes the conversion of the Preferred Securities (into approximately 1,166,000 shares of Class A Common Stock), as their effect is anti-dilutive. See Note 3 to Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected consolidated financial data with respect to the Company for each of the periods indicated. The selected historical financial data for the Company for the years ended December 31, 1993 through 1997 have been derived from the Company's consolidated financial statements which have been audited by Arthur Andersen LLP, independent public accountants. The selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Result of Operations and Financial Condition" and the consolidated financial statements and notes thereto all included elsewhere herein.

                                                                        YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------------------------
                                                          1993      1994(1)     1995(2)     1996(3)     1997(4)
                                                       ----------  ----------  ----------  ----------  ----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues.............................................  $  129,328  $  189,675  $  253,726  $  245,329  $  449,111
Cost of sales........................................     116,611     170,625     219,559     207,810     375,086
                                                       ----------  ----------  ----------  ----------  ----------
  Gross profit.......................................      12,717      19,050      34,167      37,519      74,025
Selling, general and administrative expenses.........       8,643      10,485      15,513      17,157      32,815
Amortization expense.................................         487         690       1,094       1,036       3,600
                                                       ----------  ----------  ----------  ----------  ----------
  Operating income...................................       3,587       7,875      17,560      19,326      37,610
Interest expense, net................................       1,533       3,473       4,822       2,589       9,298
Other income(2)......................................          --          --      (4,240)         --          --
                                                       ----------  ----------  ----------  ----------  ----------
  Income before income taxes.........................       2,054       4,402      16,978      16,737      28,312
Provision for income taxes...........................         936       1,822       6,852       6,609      11,670
                                                       ----------  ----------  ----------  ----------  ----------
  Net income.........................................  $    1,118  $    2,580  $   10,126  $   10,128  $   16,642
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Basic earnings per share(5)..........................  $     0.41  $     0.75  $     2.04  $     1.57  $     1.89
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
Diluted earnings per share(5)........................  $     0.41  $     0.75  $     2.03  $     1.57  $     1.88
                                                       ----------  ----------  ----------  ----------  ----------
                                                       ----------  ----------  ----------  ----------  ----------
OTHER DATA:
Depreciation and amortization........................  $    2,409  $    3,725  $    5,578  $    6,079  $   12,303
Capital expenditures, net............................       2,951       5,406       6,116       6,260      16,242
EBITDA(6)............................................       5,996      11,600      23,138      25,405      49,913
Net cash provided by (used in):
  Operating activities...............................       3,724      (6,156)     13,138      19,792       8,516
  Investing activities...............................      (2,951)    (46,878)     11,428     (95,093)    (93,386)
  Financing activities...............................        (787)     53,037     (22,851)     75,236      87,620
EBITDA to interest expense...........................        3.9x        3.3x        4.8x        9.8x        5.4x
Ratio of earnings to fixed charges(7)................        2.2x        2.2x        3.4x        6.4x        3.8x

                                                                           AS OF DECEMBER 31,
                                                        ---------------------------------------------------------
                                                          1993        1994        1995        1996        1997
                                                        ---------  ----------  ----------  ----------  ----------
                                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital.....................................  $   3,287  $   18,631  $   13,701  $   27,528  $   50,304
  Total assets........................................     52,823     166,133     140,531     246,129     419,264
  Long-term debt, net of current maturities...........     16,792      70,112      46,639      77,376     178,081
  Total stockholders' investment......................      4,369      17,418      27,683      87,367     101,708

------------------------

(1) In August 1994, the Company acquired the Brake and Cable Business of Alkin. The results of operations of this acquired business have been included in the consolidated financial statements of the Company from August 31, 1994, the date of acquisition.

(2) In April 1995, the Company sold the net assets of its Window Regulator Business to Rockwell, realizing a pretax gain of approximately $4.2 million. The results of operations of the Window Regulator Business have been included in the consolidated financial statements of the Company through April 2, 1995, the date of divestiture.

(3) Includes the results of operations of (i) the Rockwell Parking Brake Business from October 1, 1996, and (ii) KPI from December 5, 1996, their respective dates of acquisition. The Company issued an aggregate of 3,795,000 shares of its Class A Common Stock in August 1996 in connection with the IPO.

(4) Includes the results of operations of (i) VOFA from January 1, 1997, (ii) the Excel Parking Brake Business from May 5, 1997, (iii) GT Automotive from August 29, 1997, and (iv) REOM from December 12, 1997, which represent their respective dates of acquisition.

(5) Basic earnings per share were computed by dividing net income by the weighted average number of shares of Class A and Class B Common Stock outstanding during the year. Diluted earnings per share include the dilutive effects of outstanding stock options using the treasury stock method. See
    Note 3 to Notes to Consolidated Financial Statements.

(6) "EBITDA" is operating income plus depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and the Company's calculation thereof may not be comparable to that reported by other companies. The Company believes that it is widely accepted that EBITDA provides useful information regarding a company's ability to service and/or incur indebtedness. This belief is based on the Company's negotiations with its lenders who have indicated that the amount of indebtedness the Company will be permitted to incur will be based, in part, on the Company's actual and pro forma EBITDA. EBITDA does not take into account the Company's working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use.

(7) The ratio of earnings to fixed charges is computed by dividing (i) income before income taxes, interest expense and the portion of rent determined to be interest by (ii) total fixed charges, which includes interest expense, minority interest and the portion of rent expense determined to be interest. The portion of rent expense determined to be interest is 33% of gross rent expense.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

    The Company ordinarily begins working on products awarded for new or redesigned models two to five years prior to the marketing of such models to the public. During such period, the Company incurs (i) costs related to the design and engineering of such product, (ii) costs related to the production of the tools and dies used to manufacture the new product and (iii) start-up costs associated with the initial production of such product. In general, design and engineering costs are expensed in the period incurred unless they are reimbursed by the customer, in which case they are capitalized and amortized over the life of such product as they are recovered from the customer. Costs incurred in the production of the tools and dies are generally capitalized and reimbursed by the customer prior to production. Start-up costs, which are generally incurred 30 to 60 days immediately prior to and immediately after initial production, are expensed as incurred.

    The following table sets forth the percentage relationship of certain items to revenues for the periods indicated:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                            --------------------------------------------
                                                                                                                 PRO
                                                                                                                FORMA
                                                                              1995       1996       1997        1997
                                                                            ---------  ---------  ---------  -----------
Revenues..................................................................      100.0%     100.0%     100.0%      100.0%
Cost of sales.............................................................       86.5       84.7       83.5        84.2
                                                                            ---------  ---------  ---------       -----
  Gross profit............................................................       13.5       15.3       16.5        15.8
Selling, general and administrative expenses..............................        6.1        7.0        7.3         7.3
Amortization expense......................................................        0.5        0.4        0.8         0.9
                                                                            ---------  ---------  ---------       -----
  Operating income........................................................        6.9        7.9        8.4         7.6
Interest expense, net.....................................................        1.9        1.1        2.1         1.7
Other income..............................................................        1.7         --         --          --
                                                                            ---------  ---------  ---------       -----
  Income before provision for income taxes and minority interest..........        6.7        6.8        6.3         5.9
Provision for income taxes................................................        2.7        2.7        2.6         2.5
Minority interest.........................................................         --         --         --         0.4
                                                                            ---------  ---------  ---------       -----
  Net income..............................................................        4.0%       4.1%       3.7%        3.0%
                                                                            ---------  ---------  ---------       -----
                                                                            ---------  ---------  ---------       -----

COMPARISON OF YEAR ENDED DECEMBER 31, 1997 TO YEAR ENDED DECEMBER 31, 1996

    REVENUES

    Revenues for 1997 increased by $203.8 million, or 83.1%, to $449.1 million from $245.3 million for 1996. Approximately $179.0 million of the increase relates to the acquisitions of KPI in December 1996, VOFA in January 1997 and GT Automotive in August 1997. The remaining increase is due to increased production on models served by the Company and new program awards.

    COST OF SALES

    Cost of sales for 1997 increased by $167.3 million, or 80.5%, to $375.1 million from $207.8 million for 1996. As a percentage of revenues, cost of sales decreased to 83.5% for 1997 from 84.7% for 1996, resulting in an improved gross margin of 16.5% from 15.3% in the preceding year. The higher margins are a result of continued cost reduction efforts, including manufacturing process improvements such as cellular manufacturing, mistake proofing, improved capacity utilization through rationalization and consolidation of facilities and the effects of material cost reductions achieved through the centralization of purchasing efforts and the resulting greater purchasing power.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses increased by $15.7 million, or 91.3%, to $32.8 million for 1997 from $17.2 million for 1996. This increase is due to incremental costs from the acquisitions of KPI, VOFA and GT Automotive, engineering costs related to new business and costs associated with the greater involvement in the design, engineering and prototyping of systems for customers. As a percentage of revenues, selling, general and administrative expenses were 7.3% for 1997 compared to 7.0% for 1996.

    INTEREST EXPENSE

    Interest expense for 1997 increased by $6.7 million to $9.3 million from $2.6 million for 1996. The increase was due principally to borrowings incurred related to the acquisitions of KPI, VOFA and GT Automotive.

    INCOME TAXES

    The effective income tax rate for 1997 was 41.2% for 1997 compared to 39.5% for 1996. The effective rates differed from the statutory rates primarily as a result of an increased proportion of the Company's earnings being derived in higher tax rate jurisdictions, such as Germany and Canada, state taxes and an increase in non-deductible goodwill amortization.

COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31, 1995

    REVENUES

    Revenues for 1996 decreased by $8.4 million, or 3.3% , to $245.3 million from $253.7 million for 1995. The decrease was due to the divestiture of the Window Regulator Business to Rockwell in April 1995, which represented a decrease of approximately $14.1 million, and the effects of the 1996 General Motors strikes, which adversely impacted the Company's operations by approximately $4.5 million. These decreases were offset by incremental new business, including the benefits of the Chrysler mini-van tailgate latch replacement program and the effects of the December 1996 acquisition of KPI.

    COST OF SALES

    Cost of sales for 1996 decreased by $11.8 million, or 5.4% , to $207.8 million from $219.6 million in 1995. As a percentage of revenues, cost of sales decreased to 84.7% for 1996 from 86.5% for 1995, resulting in an improved gross margin of 15.3% from 13.5% in the preceding year. The improvement in gross margin is a result of (i) the divestiture of the Window Regulator Business, which had lower margins, (ii) the Company's cost reduction efforts, which included the implementation of more flexible cellular manufacturing methods,
(iii) the closing of an under-utilized facility, and (iv) improved margins on various replacement business as a result of the Company's advanced engineering process.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses increased by $1.7 million, or 11.0%, to $17.2 million for 1996 from $15.5 million for 1995. As a percentage of revenues, selling, general and administrative expenses increased to 7.0% for 1996 from 6.1% for 1995, primarily as a result of the increased costs incurred in providing a greater level of design and engineering services to customers and the increased expenses related to the KPI acquisition.

    INTEREST EXPENSE

    Interest expense for 1996 decreased by $2.2 million, or 45.8%, to $2.6 million from $4.8 million for 1995. The decrease was primarily due to the repayment of debt with the net proceeds from the sale of the Window Regulator Business in April 1995 and the 1996 IPO.

    INCOME TAXES

    The effective income tax rate for 1996 was 39.5% compared to 40.4% for 1995. The effective rates were higher than Federal statutory rates primarily as a result of state income taxes and nondeductible goodwill amortization.

LIQUIDITY AND CAPITAL RESOURCES

    On August 14, 1996, the Company completed the IPO of 3,795,000 shares of its Class A Common Stock at a price of $14.50 per share. The Company realized net proceeds of approximately $50.0 million from such offering.

    The Company's principal source of funds has been, and is anticipated to continue to be, its cash flows from operations. During 1997, the Company generated $30.5 million from operations, before the effects of changes in working capital, compared to $19.5 million in 1996. The cash generated from operations combined with borrowings under the Company's Bank Credit Agreement were used to fund capital expenditures of $16.2 million, to provide working capital and to finance the acquisitions of KPI, VOFA and GT Automotive.

    The Bank Credit Agreement consists of a revolving credit facility providing for borrowings of up to $200.0 million. Borrowings under the Bank Credit Agreement are secured by substantially all of the Company's assets and guaranteed by the Parent. The Bank Credit Agreement provides the Company with the ability to denominate a portion of its borrowings in foreign currencies up to an amount equal to $50.0 million. As of December 31, 1997, the Company had outstanding borrowings under the Bank Credit Agreement of approximately $165.2 million (of which approximately $2.8 million were denominated in Canadian dollars and approximately $3.6 million were denominated in Deutsche Marks). The Bank Credit Agreement requires the Company to pay a facility fee on the commitment amount of 0.25% and contains various restrictive covenants, which, among other things, require the Company to maintain certain financial ratios, including minimum liquidity and interest coverage.

    The Company estimates that it will fund approximately $19 million in capital expenditures in 1998. These capital expenditures will be used primarily for the purchase of machinery and equipment to support new business awards, as well as to finance continued cost reduction efforts.

    The Company believes that funds available under its Bank Credit Agreement, together with funds generated by the Company's operations, will provide the Company with sufficient liquidity and capital resources for working capital, capital expenditures and other needs. However, any significant acquisitions may require additional debt or equity financing in addition to the financing received as a result of the sale of the Preferred Securities offered hereby. The Company believes additional financing will be available from bank lenders, through the issuance of public or private debt securities or through the additional public offerings of equity securities.

QUARTERLY RESULTS OF OPERATIONS AND SEASONALITY

    The Company typically experiences decreased revenues and operating income during the third calendar quarter of each year due to production shutdowns at OEMs for model changeovers and vacations.

EFFECTS OF INFLATION

    Inflation potentially affects the Company in two principal ways. First, a portion of the Company's debt is tied to prevailing short-term interest rates which may change as a result of inflation rates, translating into changes in interest expense. Second, general inflation can impact material purchases, labor and other costs. In many cases, the Company has limited ability to pass through inflation-related cost increases due to the competitive nature of the markets that the Company serves. In the past few years, however, inflation has not been a significant factor for the Company.

FOREIGN CURRENCY TRANSACTIONS

    A significant portion of the Company's revenues during 1997 were derived from manufacturing operations in Europe, Latin America and Canada. The results of operations and the financial position of the Company's operations in these countries are principally measured in their respective currency and translated into U.S. dollars. The effects of foreign currency fluctuations in such countries are somewhat mitigated by the fact that expenses are generally incurred in the same currencies in which revenues are generated. The reported income of these subsidiaries will be higher or lower depending on a weakening or strengthening of the U.S. dollar against the respective foreign currency.

    A significant portion of the Company's assets at December 31, 1997 are based in its foreign operations and are translated into U.S. dollars at foreign currency exchange rates in effect as of the end of each period, with the effect of such translation reflected as a separate component of stockholders' investment. Accordingly, the Company's consolidated stockholders' investment will fluctuate depending upon the weakening or strengthening of the U.S. dollar against the respective foreign currency.

    The Company's strategy for management of currency risk relies primarily upon conducting its operations in such countries' respective currency and may, from time to time, engage in hedging programs intended to reduce the Company exposure to currency fluctuations.

YEAR 2000

    The Company is in the process of replacing and upgrading its computer systems, which, among other things, will accommodate the year 2000. The Company currently expects its computer systems to be fully operational prior to the year 2000 so as not to adversely affect its operations. During 1998 and 1999, the Company expects to incur costs of approximately $1.0 million and $1.5 million, respectively, to make these replacements and upgrades. Failure of the Company to make required modifications on a timely basis or the inability of other companies with which the Company does business to complete their year 2000 modifications on a timely basis, could adversely affect the Company's operations.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    During June 1997, the Financial Accounting Standards Board released SFAS No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display in the financial statements of total net income and the components of all other nonowner changes in equity, referred to as comprehensive income. The Company will adopt SFAS No. 130 in 1998 and is currently analyzing the impact it will have on the disclosures in the financial statements.

    During June 1997, the Financial Accounting Standards Board released SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires disclosure of business and geographic segments in the consolidated financial statements of the Company. The Company will adopt SFAS No. 131 in 1998 and is currently analyzing the impact it will have on the disclosures in its financial statements.

                                    BUSINESS

    The Company is a leading designer and manufacturer of driver control systems, engineered mechanical components and cable-related systems for the global automotive industry. The Company's products include parking brake systems, automotive cables, transmission shifter systems, latches, underbody tire carriers, jacks, brake, clutch and accelerator pedals and other mechanical assemblies. The Company sells its products to the major North American, Japanese and European automotive OEMs. The Company has 26 manufacturing and product development facilities located in the United States (Indiana, Michigan and Missouri), Australia, Canada, France, Germany, Mexico, and Spain, and in Brazil through a joint venture. The Company's revenues have increased from $129.3 million in 1993 to $489.8 million in 1997 on a pro forma basis, a compound annual growth rate of approximately 40%. Over this same period, the Company's operating income margin has improved from 2.8% of revenues to 7.6% of revenues.

    The Company believes that it is a leading North American supplier of parking brake mechanisms, transmission shifter mechanisms and automotive cables, with estimated market shares in excess of 75%, 40% and 25%, respectively. In addition, the Company is one of the few suppliers to offer integrated parking brake, shifter and latch systems. These systems, which consist of mechanisms and cables, require significant design and engineering expertise because they are critical to the vehicle's reliability, performance and safety. The Company believes that its customers value its ability to design, manufacture and assemble complete systems.

    On a pro forma basis, approximately 81% of the Company's 1997 revenues were generated from sales to North American OEMs, with its major customers being Ford, GM, Chrysler and Toyota. The Company manufactures products for many of the most popular car, light truck and sport utility models, including eight of the top ten selling vehicles in North America for 1997: the Ford Taurus, Explorer, Ranger and F-Series pickups, GM Cavalier and C/K pickups, Dodge Ram pickups, and Toyota Camry. As a result of recent acquisitions, approximately 17% of the Company's 1997 pro forma revenues were generated from sales to European OEMs, including Mercedes, Volkswagen and BMW. The Company is generally the sole supplier of the parts it sells to OEMs and will ordinarily continue to supply parts for a particular model for the life of the model, which usually ranges from three to seven years.

INDUSTRY TRENDS

    The Company's performance and growth is directly related to certain trends within the automotive market, including the consolidation of the component supply industry, the growth of system sourcing and the increase in global sourcing.

    SUPPLIER CONSOLIDATION. During the 1990s, OEMs have continued to reduce their supplier base in certain product segments, including mechanical assemblies, awarding sole-source contracts to full-service suppliers. As a result, OEMs currently work with a smaller number of full-service supplier's each of which supplies a greater proportion of the total vehicle. These requirements can best be met by suppliers with sufficient size and financial resources to meet such demands. For full-service suppliers such as the Company, this new environment provides an opportunity to grow by obtaining business previously provided by other non full-service suppliers and by acquiring suppliers that further enhance product, manufacturing and service capabilities. OEMs rigorously evaluate suppliers on the basis of product quality, cost control, reliability of delivery, product design capability, financial strength, new technology implementation, quality and condition of facilities and overall management. Suppliers that obtain superior ratings are considered for sourcing new business; those that do not generally continue their existing contracts, but normally do not receive additional business. Although these new supplier policies have already resulted in significant consolidation of component suppliers in certain segments, the Company believes that opportunities exist for further consolidation within the Company's segment. This is particularly true in Europe which has many suppliers in this segment, many with relatively small market shares.

    SYSTEM SOURCING. OEMs increasingly seek suppliers capable of manufacturing complete systems of a vehicle rather than suppliers who only produce the separate parts that comprise a system. By outsourcing complete systems, OEMs are able to reduce their costs associated with the design and integration of different components and improve quality by enabling their suppliers to assemble and test major portions of the vehicle prior to beginning production. The Company has capitalized on this trend by designing its mechanisms and cable systems to function together and by providing cable and mechanism designs that are integrated into the design of the entire vehicle.

    GLOBAL SOURCING. Regions such as Asia, Latin America and Eastern Europe are expected to experience significant growth in vehicle demand over the next ten years. OEMs are positioning themselves to reach these emerging markets in a cost-effective manner by seeking to design and produce "world cars" which can be designed in one vehicle center but produced and sold in many different geographic markets, thereby allowing OEMs to reduce design costs and take full advantage of low-cost manufacturing locations. OEMs increasingly are requiring their suppliers to have the capability to design and manufacture their products in multiple geographic markets.

    The Company has seven manufacturing facilities located in France, Germany, Spain, Australia and through its joint venture in Brazil. In addition, the Company has formed, or is in the process of forming, strategic alliances with other suppliers throughout the world. These strategic alliances, which range from investments in other manufacturers to informal understandings, should not only give the Company access to new geographic markets and customers, but also the capability of offering complementary products. The Company also has two technical centers located at its facilities in Europe and it has relocated technical personnel resources to locations in which OEMs will develop "world cars." By participating in the design of these vehicles and through implementation of manufacturing processes near the international facilities of the OEMs, the Company believes it can continue to expand on its international presence.

STRATEGY

    The Company's business objective is to capitalize on the consolidation, globalization and system/ modular sourcing trends in the automotive supply industry in order to be the leading provider of driver control systems, engineered mechanical components and cable-related systems and to OEMs worldwide. Key elements of the Company's operating and growth strategies are outlined below:

OPERATING STRATEGY

    FULL-SERVICE DESIGN AND ENGINEERING CAPABILITIES. The Company has maintained a technological advantage through its investment in product development and advanced engineering. The Company works with OEMs throughout the product development process from concept vehicle and prototype development through the design and implementation of manufacturing processes. The Company's computer-aided design systems are compatible with its major customers, enabling the Company to communicate design developments with customer engineers throughout the design and development stage.

    EFFICIENT MANUFACTURING/CONTINUOUS IMPROVEMENT PROGRAMS. The Company continues to implement strategic initiatives designed to improve product quality and reduce manufacturing costs through, among other things, the introduction of cellular manufacturing methods, consolidation of manufacturing facilities, improvement in inventory management and reduction of scrap. Manufacturing flexibility enables the Company's facilities to produce modules and systems in a cost-effective manner and strengthens the Company's ability to meet the just-in-time and in-line sequence delivery schedules of many of its customers. In addition, the Company utilizes the Dura Operating System, which is a common set of key metrics used in all facilities, to measure actual performance in comparison to standards and goals.

    STRONG CUSTOMER RELATIONSHIPS. The Company has developed strong customer relationships with over 20 OEMs based on its long history of high-quality manufacturing and full system customer support.

Significant investment in design and engineering capabilities drive new product development, lower costs and provide the capabilities necessary to produce complete systems. Access to and relationships with OEMs' engineering and purchasing personnel allow the Company to identify business opportunities and react to customer needs in the early stages of vehicle design and give it a competitive advantage in securing new business.

    DECENTRALIZED, PARTICIPATORY CULTURE. The Company's decentralized approach to managing its manufacturing facilities encourages decision making and employee participation in areas such as manufacturing processes and customer service. This "team" approach enhances communication of strategic direction and goals while facilitating a greater success rate in reaching and exceeding its objectives and fosters a unified culture. The Company provides ownership-related incentives to managers and salaried and hourly employees through grants under the Company's stock option plan and participation in the employee stock purchase plan.

GROWTH STRATEGY

    STRATEGIC ACQUISITIONS. Since August 1994, the Company has successfully completed eight strategic acquisitions and one joint venture. The Company seeks to make acquisitions that: (i) provide additional product, manufacturing and technical capabilities; (ii) broaden the Company's geographic coverage and strengthen its ability to supply products on a global basis; (iii) increase the number of models for which the Company supplies products and increase the content level on existing models; and (iv) add new customers. The Company competes in what it believes to be a $6 billion, highly fragmented market that provides numerous potential acquisition and joint venture opportunities.

    FOCUS ON HIGHER VALUE-ADDED SYSTEMS. OEMs continue to seek suppliers capable of manufacturing complete systems for a vehicle rather than suppliers that produce only the component parts which comprise a system. Systems manufacturing offers OEMs the opportunity for significant cost savings and improved product quality and consistency. By capitalizing on the Company's existing product portfolio and through the combination of multifunctional mechanical and cable products, the Company intends to continue to expand its capabilities to provide additional integrated systems.

    INCREASE PLATFORM AND CUSTOMER PENETRATION. The Company's strategy is to increase volume by adding new customers and to strengthen existing customer relationships by broadening its range of products through internal development efforts and acquisitions. During 1997, the Company established important new customer relationships with Mercedes, Volkswagen and BMW through the acquisition of VOFA. While maintaining its strong relationships with Ford and GM, the Company has also successfully increased its participation in the supply of its other customers' model lines. For example, during 1991, the Company participated in only a limited number of Toyota's production models. By 1997, the Company had established a supply relationship that covers a full range of Toyota vehicles, including two models manufactured in Japan. The Company has also increased the sales content on popular vehicle platforms such as Ford's Taurus/Sable and Escort, Chrysler's minivan and Grand Cherokee, Dodge Ram and Dakota pickups, by providing additional products which were developed by the Company or added to its product line through acquisition.

    EXPAND PENETRATION OF INTERNATIONAL MARKETS. In 1997, over 70% of total worldwide passenger vehicle production occurred outside North America. To meet OEMs' increasing preference for suppliers with global capabilities, the Company has expanded its manufacturing operations into new geographic markets through strategic acquisitions and a joint venture. Consistent with this strategy, the Company believes that the VOFA (Germany and Spain), Rockwell Parking Brake Business (France) and REOM (Australia) acquisitions as well as the Pollone (Brazil) joint venture will expand its ability to serve its customers globally. The Company believes that increased international sales will allow the Company to mitigate the effects of cyclical downturns in a given geographic region and further diversify the Company's OEM customer base. In addition, the Company believes that its increased international presence will provide a competitive advantage in the pursuit of certain "world car" supply opportunities.

PRODUCTS

    The Company's product offerings include: automotive cables (such as parking brake, shifter, throttle, oil level, hood release, and fuel door); parking brake mechanisms (foot and hand operated); transmission shifter mechanisms (manual and automatic console-based and column-mounted); latches (primary, secondary, and combination hood, deck lid and tail gate); and other engineered mechanical components (such as underbody tire carriers, jacks, brake, clutch and accelerator pedals, and turn signal and tilt lever assemblies). The Company believes that it is a leading North American supplier of parking brake mechanisms, transmission shifter mechanisms and automotive cables, with estimated market shares in excess of 75%, 40% and 25%, respectively. The Company offers individual components as well as integrated parking brake, shifter and latch systems, which consist of mechanisms and cables.

    The following table sets forth the approximate composition by product category of the Company's revenues on a pro forma basis for the last three fiscal years:

                                                                         YEAR ENDED DECEMBER 31,
                                                                  -------------------------------------
                        PRODUCT CATEGORY                             1995         1996         1997
----------------------------------------------------------------     -----        -----        -----
Parking brake mechanisms........................................          57%          39%          23%
Automotive cables...............................................          29           39           38
Latches.........................................................           9           12            4
Transmission shifter mechanisms.................................           3            4           24
Other body hardware.............................................           2            6           11
                                                                         ---          ---          ---
    Total.......................................................         100%         100%         100%
                                                                         ---          ---          ---
                                                                         ---          ---          ---

CUSTOMERS AND MARKETING

    The North American automotive market is dominated by Ford, GM and Chrysler, with Japanese and foreign manufacturers accounting for approximately 20% of the market. In North America, the Company supplies its products primarily to Ford, GM, Chrysler and Toyota. As a result of recent acquisitions, the Company added Mercedes, Volkswagen and BMW as new customers in 1997.

    The following is a summary of the Company's customers that accounted for a significant portion of consolidated revenues in the past three fiscal years:

                                                                         YEAR ENDED DECEMBER 31,
                                                                  -------------------------------------
                            CUSTOMER                                 1995         1996         1997
----------------------------------------------------------------     -----        -----        -----
Ford............................................................          52%          49%          42%
GM..............................................................          35           36           25
Chrysler........................................................           6            8            7
Toyota..........................................................           5            5            4
Mercedes........................................................          --           --            4
Volkswagen......................................................          --           --            4
BMW.............................................................          --           --            3
Other...........................................................           2            2           11
                                                                         ---          ---          ---
  Total.........................................................         100%         100%         100%
                                                                         ---          ---          ---
                                                                         ---          ---          ---

    The Company's customers award contracts for a particular car platform, which may include more than one car model. Such contracts range from one year to the life of the models, which is generally three to seven years, and do not require the purchase by the customer of any minimum number of parts. The Company also competes for new business to supply parts for successor models and therefore is subject to the risk that the OEM will not select the Company to produce parts on a successor model. Because the Company supplies parts for a broad cross-section of both new and mature models, its reliance on any particular model is minimized. The Company manufactures products for many of the most popular car, light truck, sport utility and mini-van models in North America and Europe. Although not comprehensive, the following table presents an overview of the major models for which the Company has orders to supply products on current or new model vehicles:

    CUSTOMER                  CAR MODELS*                      TRUCK AND VAN MODELS*
----------------  ------------------------------------  ------------------------------------

Ford............  Crown Victoria/Grand Marquis,         Bronco, Econoline, Expedition/
                  Contour/Mystique/MONDEO,              Navigator, Navajo/Explorer/
                  Continental/ Town Car, Mark/Mark      Mountaineer, F-Series, Ranger,
                  VIII, Taurus/ Sable, Cougar,          Villager, Windstar, AUTOEUROPA MPV,
                  Escort/Tracer, Mustang, FIESTA, KA    ESCORT VAN

GM..............  Achieva/Grand Am, Century, Corvette,  Safari/Astro, Blazer/Jimmy/Bravada,
                  Deville/Seville/Eldorado, Firebird/   C/K Pickup/Tahoe/Sierra/Yukon,
                  Camaro, Lumina/Monte Carlo/Regal/     Silhouette/TransSport/Venture, S-10
                  Intrigue, Aurora/Riviera/Park         Pickup/Sonoma, Suburban
                  Avenue, Olds 88/ Bonneville/LeSabre,
                  Saturn/ Innovate, Sunfire/Cavalier,
                  Malibu/ Cutlass/Grand Prix, ASTRA,
                  CORSA, VECTRA

Chrysler........  Intrepid/Concorde/LHS/300M, Neon,     Caravan/Voyager, Dakota/Durango,
                  Prowler, Viper, Cirrus, Stratus,      Cherokee/Grand Cherokee, Ram Van and
                  Breeze                                Pickup, Wrangler

Toyota..........  Avalon, Camry, Corolla, LEXUS,        Sienna, Toyota Pickup
                  Prizm, Solara

Mercedes........  A, C, E, M AND S CLASS, CABRIO        --

Volkswagen/Audi.. POLO, GOLF, PASSAT, A4, A8            TRANSPORTER, BUS

BMW.............  3, 5, 7 AND 8 SERIES                  --

------------------------

*Models manufactured outside of North America are italicized.

    Most of the parts the Company produces have a lead time of two to five years from product development to production. Although not comprehensive, the following table presents an overview of the major models for which the Company has been awarded new business (i.e., parts not currently supplied by the Company):

MODEL YEAR                                 MODEL*
--------------------  ------------------------------------------------

1999................  GM CORSA park brake and door cables and Innovate shifter system
                      Chrysler Grand Cherokee parking brake system and
                      shifter and hood release cables
                      PEUGEOT T1 parking brake
                      Cami Sidekick shifter

2000................  GM Lumina/Monte Carlo shifter and
                      C/K Pickup hood latch

2001................  Ford Explorer shifter

------------------------

*Models manufactured outside of North America are italicized.

DESIGN AND ENGINEERING SUPPORT

    The Company believes that engineering service and support are key factors in successfully obtaining new business. The Company utilizes program management with customer-dedicated program teams, which have full design, development, test and commercial issues under the operational control of a single manager. In addition, cross-functional teams are established for each new program to ensure efficient product development from program conception through product launch. The advanced technology development group focuses on enhancing product and process technology.

    The Company has four Technical Centers, two in Michigan, one in Germany and one in France. A separate Advanced Technology Group has been established to maintain the Company's position as a technology leader. The Advanced Technology Group has developed many innovative features in the Company's products, including many features which were developed in conjunction with the Company's customers. The Company utilizes Computer Aided Designs ("CAD") in the design process, which enables the Company to share data files with its customers via compatible systems during the design stage, thereby improving function, fit and performance within the total vehicle. The Company also utilizes CAD links with its manufacturing engineers to enhance manufacturability and quality of the designs early in the development process.

    The Company has more than 200 patents granted or in the application process. The patents granted expire over several years beginning in June 1998. Although the Company believes that, taken together, the patents are significant, the loss or expiration of any particular patent would not be material to the Company.

MANUFACTURING

    In manufacturing its products, the Company utilizes two different manufacturing processes, one for mechanisms and one for cables that will ultimately attach to such mechanisms, creating a system. The Company utilizes flexible manufacturing cells in both the mechanism and cable assembly processes. Manufacturing cells are clusters of individual manufacturing operations and work stations grouped in a cylindrical configuration, with the operators placed centrally within the configuration. This provides flexibility by allowing efficient changes to the number of operations each operator performs. When compared to the more traditional, less flexible assembly line process, cell manufacturing allows the Company to maintain its product output consistent with its customers' requirements and reduce the level of inventory.

    Mechanical assemblies consist of between five and 50 individual components, which are attached to form an integrated mechanism. The Company's assembly operations are performed on either dedicated, high-volume, automated assembly machines or on low capital-intensive, flexible, cell-oriented assembly units capable of low or high volume production runs. The assembly operations construct the final product through hot or cold forging machines, plastic injection molding, welding, staking and riveting the component parts. A large portion of the component parts are purchased from outside suppliers to the Company. However, the Company manufactures its own stampings, a process which consists of passing sheet metal through dies in a stamping press to form the metal into three-dimensional parts. The Company produces stamped parts using single-stage and progressive dies in presses, which range in size from 150 to 600 tons. Through cell teams, which stress employee involvement, the Company's processes are continuously upgraded to increase flexibility, improve operating safety and minimize changeover times of the dies.

    Cables are manufactured using a variety of processes, including plastic injection molding, extrusion, wire flattening, spring making and zinc diecasting. Wire is purchased from outside suppliers and then formed into contra-twisted layers on tubular stranders and bunching machines to produce up to 19-wire stranded cable. Corrosion resistance is provided by a proprietary, ceramic coating applied during the stranding process. The cable then is plastic-coated by an extrusion process to provide a smooth, low coefficient surface that results in high efficiency and durability. Conduit is then produced by flattening and coiling wire, which is then extruded with a protective coating. Proprietary strand and conduit cutting machines enable efficient processing. Assembly operations are arranged in cells to minimize inventory, improve quality, reduce scrap, improve productivity and enhance employee involvement. The cables are assembled with various attachments and end fittings that allow the customer to install the cables to the appropriate mating mechanisms.

    The Company utilizes frequent communication meetings at all levels of manufacturing to provide training and instruction as well as to assure a cohesive, focused effort toward common goals. The Company encourages employee involvement in all production activity and views such involvement as a key element in the success of the Company. The Company also aggressively pursues involvement from its suppliers, which is necessary to assure a consistent flow of raw materials and components on a timely basis with consistently high quality. The Company utilizes the component suppliers where practical in the design and prototype stages of the new product development to facilitate the most comprehensive, state-of-the-art designs available. The Company has made substantial investments in manufacturing technology and product design capability to support its products, including modern manufacturing equipment, fineblanking, sophisticated computer-aided design systems and highly-trained engineering personnel. These advanced capabilities have helped to further reduce scrap rates, ensure superior product quality and increase efficiency.

    The automotive industry has adopted a quality rating system known as QS-9000, a rigorous inspection of a supplier's facilities and operating systems performed by independent certified auditors. Certification and on-going maintenance of certification is mandatory for future supply consideration. The Company has received QS-9000 certification at all of its facilities except the Rockwell Parking Brake Business, which is scheduled for certification in 1998.

    The Company's plants have been recognized by its customers with various awards, such as the Chrysler Pentastar Award, GM Target for Excellence, Nummi Delivery Performance Award, Isuzu Quality Achievement Award and Calsonic Supplier of the Year Award. The Company has received Ford Q-1 certification at all facilities shipping current model Ford products.

COMPETITION

    The Company principally competes for new business at the beginning of the development of new models and upon the redesign of existing models. New model development generally begins two to five years before marketing of such models to the public. Once a producer has been designated to supply parts for a new program an OEM usually will continue to purchase those parts from the designated producer for the life of the program, although not necessarily for a redesign. Competitive factors in the market for the Company's products include product quality and reliability, cost, timely delivery, technical expertise and development capability, new product innovation and customer service. The Company operates in a highly competitive environment. The number of the Company's competitors has decreased due to the supplier consolidation resulting from changing OEM policies. The Company's primary competitors in mechanisms are Adwest Incorporated, Scharwaechter GmbH & Co. ("Edscha"), Teleflex Incorporated, Ficosa International, S.A., Ventra Group, Inc. ("Seeburn Division"), and Aries Industries. The Company's primary competitors in cables are Teleflex Incorporated, Ficosa International, S.A., Trident Automotive plc and Nippon Cable System Inc.

SUPPLIERS AND RAW MATERIALS

    The principal raw materials purchased by the Company are steel, wire and resin. The types of steel the Company purchases include hot and cold rolled, galvanized, organically coated and aluminized steel. In general, the wire used by the Company is produced from steel with many of the same characteristics with the exception that it has a higher carbon content. The Company utilizes plastic resin to produce the protective coating for its cables and production of shifter components. The Company employs just-in-time manufacturing and sourcing systems enabling it to meet customer requirements for faster deliveries while minimizing its need to carry significant inventory levels. The Company has not experienced any significant shortages of raw materials and normally does not carry inventories of raw materials or finished products in excess of those reasonably required to meet production and shipping schedules.

    The Company typically negotiates blanket purchase orders or 12-month supply agreements with integrated steel suppliers, mini-mills and service centers that have demonstrated timely delivery, quality steel and competitive prices. These relationships allow the Company to order precise quantities and types of steel for delivery on short notice, thereby permitting the Company to maintain low inventories. In addition, the Company occasionally may "spot buy" steel from service centers to meet customer demand, engineering changes or new part tool trials.

    Other raw materials purchased by the Company include dies, fasteners, springs, rivets and rubber products, all of which are available from numerous sources.

EMPLOYEES

    As of December 31, 1997, the Company had approximately 5,200 employees, approximately 825 of whom are salaried and the balance of whom are paid on an hourly basis. Approximately 2,170 employees located at the Company's facilities in Matamoros, Mexico, Windsor and Brantford, Ontario, Dusseldorf, Gehren and Daun, Germany, Barcelona, Spain, Melbourne, Australia and East Jordan and Mancelona, Michigan are currently covered by collective bargaining agreements.

                                 COLLECTIVE BARGAINING
         LOCATION                      AGREEMENT                   EXPIRATION
---------------------------  -----------------------------  -------------------------
Mexico.....................  Confederacion de Trabajadores  Annually
                             de Mexico
Canada.....................  CAW                            December 1998; June 1999;
                                                            September 1999
Germany....................  IG-Metall                      December 1998
Spain......................  Comisiones Oberera             December 1999
Australia..................  Australian Metals Workers      No term
United States..............  UAW                            December 2000

    Although management believes that the Company's relationship with its union employees at these facilities is good, there can be no assurance that the Company will be able to negotiate new agreements on favorable terms. In the event the Company is unsuccessful in negotiating new agreements, these facilities could be subject to work stoppages, which would have a material adverse effect on the operations of the Company.

PROPERTIES

    The following table provides information regarding the Company's principal facilities. The Company believes that the productive capacity and utilization of its facilities are sufficient to allow the Company to conduct its operations in accordance with its business strategy. All of the owned facilities are subject to liens under the Company's Bank Credit Agreement.

                                              SQUARE      TYPE OF
                 LOCATION                     FOOTAGE    INTEREST    DESCRIPTION OF USE
------------------------------------------  -----------  ---------  --------------------
Barcelona, Spain..........................     179,000     Owned    Manufacturing
Mancelona, Michigan.......................     167,000     Owned    Manufacturing
Moberly, Missouri.........................     165,000     Owned    Manufacturing
Fremont, Michigan.........................     160,000     Owned    Manufacturing
Daun, Germany.............................     140,000     Owned    Manufacturing
East Jordan, Michigan.....................     135,000     Owned    Manufacturing
Gehren, Germany...........................     129,000     Owned    Manufacturing
Dusseldorf, Germany.......................     113,000    Leased    Manufacturing/
                                                                    Product Development
Spring Lake, Michigan*....................      95,000     Owned    Manufacturing
White Cloud, Michigan*....................      94,000    Leased    Manufacturing
Hannibal, Missouri (South)................      90,000     Owned    Manufacturing
Livonia, Michigan.........................      84,000     Owned    Manufacturing
Windsor, Ontario (2 locations)............      84,000     Owned    Manufacturing
Melbourne, Australia......................      77,500    Leased    Manufacturing
Hartford City, Indiana....................      70,000     Owned    Manufacturing
Brownstown, Indiana.......................      68,000     Owned    Manufacturing
Brantford, Ontario........................      66,000     Owned    Manufacturing
Rochester Hills, Michigan.................      65,000    Leased    Product Development/
                                                                    Operating
                                                                    Headquarters
Hannibal, Missouri (North)................      64,000     Owned    Manufacturing
Gladwin, Michigan.........................      60,000     Owned    Manufacturing
Brookfield, Missouri......................      51,000     Owned    Manufacturing
Grand Haven, Michigan*....................      48,000    Leased    Product Development
Matamoros, Mexico.........................      42,000     Owned    Manufacturing
Warren, Michigan..........................      40,000    Leased    Manufacturing
Cluses, France............................      10,000    Leased    Manufacturing
Minneapolis, Minnesota....................       5,700    Leased    Corporate
                                                                    Headquarters

------------------------

*Manufacturing at these facilities will be consolidated into the Fremont, Michigan facility in 1998.

    Management believes that substantially all of its property and equipment is in good condition and that it has sufficient capacity to meet its current manufacturing needs.

LEGAL PROCEEDINGS

    The Company faces an inherent business risk of exposure to product liability claims in the event that the failure of its products results in personal injury or death, and there can be no assurance that the Company will not experience any material product liability losses in the future. In addition, if any Company-designed products prove to be defective, the Company may be required to participate in a recall involving such products.

    In late 1994, Ford issued a recall of a series of manual transmission Ford F-Series pickups to repair the self-adjust parking brakes originally manufactured by the Brake and Cable Business. Ford had received several reports that the brakes failed. Pursuant to a letter agreement entered into in connection with the acquisition of the Brake and Cable Business, the Company agreed to reimburse Ford for up to $6.0 million of Ford's costs of the recall. The Company has reimbursed Ford for the full amount under this agreement. The Company is also involved in a product recall relating to the same issue with respect to the Ford Mondeo in Europe. The Company has agreed to pay 50% of the costs of that recall not to exceed $1.0 million, which payments totaled $0.4 million as of December 31, 1997.

    The type of alleged failures that prompted the F-Series recalls have also led to a number of claims and lawsuits filed against Ford and, in certain instances, against the Company and/or Alkin. The Company may be subject to claims brought directly against the Company by injured occupants of Ford vehicles and to claims for contribution or indemnification asserted by Ford. The agreement relating to the acquisition of the Brake and Cable Business provided that the Company is liable for claims arising out of accidents that take place on or after August 31, 1994 and that the Company will be liable for other claims only to the extent any losses by Alkin relating to such claims are not paid by Alkin's insurance policies (either because they are not over the deductible amount, because Alkin's policy limits have been exceeded or because they are not covered by Alkin's insurance policies for other reasons). Two cases were brought directly against the Company or Alkin relating to personal injury claims, and Ford has received over 400 claims (generally for property damage) relating to alleged defects in the self-adjust parking brakes. The claims that purport to seek recovery for personal injury allegedly as a result of the recall condition, with several exceptions, have generally involved relatively minor injuries, suffered principally while occupants were trying to stop or jump out of rolling vehicles. Ford has maintained that the Company or Alkin is responsible for all damages or liabilities arising out of these claims. The Company disputes this position. As of December 31, 1997, Ford had tendered its defense of 25 such claims to the Company and Alkin, and indicated that it would look to the Company and Alkin for indemnification were Ford ultimately found to be liable and required to make any payments relating to such claims. The Company and Alkin have submitted these claims to their insurance carriers. The Company has attempted to work with Ford to address the claims arising from the self-adjust parking brakes originally manufactured by the Brake and Cable Business and does not believe that these claims have adversely affected its business relationship with Ford.

    From time to time, in the ordinary course of its business, the Company receives notice from a customer that a product may not be properly functioning. For example, in November 1995, the Company was notified by Chrysler that it had received reports of a number of parking brake failures in manual transmission vehicles, particularly in Europe. Chrysler has notified the Company that as many as 60,000 vehicles may be affected. The Company is working with Chrysler to resolve this matter and does not believe the ultimate cost of resolution will have a material effect on the Company's results of operations and financial position. In addition, Chrysler has alleged that KPI produced minivan brake pedals with improper pedal pad reinforcements, resulting in some failures as a consequence of pedal pads bending. It is possible that Chrysler could seek contribution from the Company for costs it incurs if recalls were undertaken for these or similar matters or for costs associated with possible repairs.

    In June 1996, the Company was served with a complaint alleging a wrongful death as the result of injuries purportedly caused by a defectively designed rear latch on a Chrysler mini-van. Chrysler and two other suppliers to Chrysler were also named as defendants in the complaint. The lawsuit was referred to the Company's insurance carrier. Chrysler agreed to assume the defense of, and to indemnify the Company with respect to, this claim as long as the plaintiffs do not make any claim alleging a manufacturing defect as it relates to the Company. The plaintiffs have not made such an allegation and the Company was dismissed from the claim.

    In early November 1996, the Company was served with a lawsuit brought by affiliates of AIG, the Company's excess insurance carrier, in Toronto, Canada seeking a declaratory judgment that the umbrella and excess liability policies that it had issued to Onex do not provide coverage in connection with allegedly defective self-adjust parking brakes manufactured by Alkin prior to August 31, 1994. The AIG policies at issue provided (a) the first layer of excess coverage (beyond the Company's $3 million primary policy per year) for claims arising from August 31, 1994 to April 1, 1996 in the amount of $20 million per year, and
(b) an additional layer of excess coverage at $33 to $53 million per year. In principal part, the AIG affiliates claim that the policies do not provide coverage with respect to products manufactured prior to August 31, 1994 or liabilities assumed by the Company pursuant to purchase agreements. The AIG affiliates also claim that the policies should be voided with respect to self-adjust parking brake claims for inadequate disclosure at the time the policies were applied for. The Company and Onex dispute the allegations of the Ontario lawsuit and have filed a counterclaim against the AIG affiliates for breach of contract.

    The Company believes it maintains adequate insurance, including product liability coverage, to cover the claims described above. The Company has also established reserves in amounts it believes adequate to cover any adverse judgments. However, any adverse judgment in excess of its insurance coverage and such reserves could result in a material adverse effect on the Company.

ENVIRONMENTAL MATTERS

    The Company is subject to the requirements of Federal, state, and local environmental and occupational health and safety laws and regulations. There can be no assurance that the Company is at all times in complete compliance with all such requirements. Although the Company has made and will continue to make capital and other expenditures to comply with environmental requirements, the Company does not expect to incur material capital expenditures for environmental controls in 1998. If a release of hazardous substances occurs on or from the Company's properties or any associated offsite disposal location, or if contamination is discovered at any of the Company's current or former properties, the Company may be held liable for remediation costs and expenses, and the amount of such liability could be material.

    In 1995, the Michigan Department of Environmental Quality ("MDEQ") requested that Wickes and the Company investigate environmental conditions at the Company's Mancelona facility and at a certain adjacent property retained by Wickes. Wickes and the Company jointly completed the requested investigation in January of 1996. In 1997, Wickes and the Company agreed to undertake additional investigatory work requested by MDEQ. The investigation found varying levels of trichlorethylene at levels well above acceptable drinking water levels in wells located off the Company's premises. While the source of the contamination has yet to be identified, the Company immediately assumed the lead to establish acceptable sources of drinking water for residents. The Company expanded its investigatory work to delineate and monitor the characteristics of the contamination. Additional work plans and test results have been reported to the MDEQ. Depending upon the results of this work, the Company could incur additional costs to further investigate or conduct cleanup at the facility.

    In 1993, the Company received requests for information pursuant to CERCLA from the U.S. EPA with respect to two landfill sites located in Toledo, Ohio. In 1994, the Company received a notice of potential liability under CERCLA from the EPA with respect to one of the sites. The Company responded to the requests and notice by explaining to the EPA that it had no involvement with these sites, which ceased operations prior to the formation of the Company in 1990. In October 1996, the Company received notice that a motion had been filed to add the Company as a defendant in a suit by the City of Toledo involving one of the sites. As of August 22, 1997, the Company has received no word of the disposition of the motion, the time period for services has expired and the Company has received no indication that the plaintiff intends to pursue a claim against it. The City alleges that the Company is liable as the successor-in-interest to Dura Corporation. The Company has written to the City denying that the Company is a successor and urging that the claim against the Company be dropped. The Company is awaiting a response. If the claims goes forward, the Company would be one of approximately 25 defendants. The total recovery sought by the City, and the amount allegedly attributable to the Company, are unknown to the Company.

    In connection with the Company's acquisition of certain assets from Wickes in 1990, and subject to certain limitations, Wickes agreed to indemnify the Company for environmental liabilities arising from the operation of the acquired facilities prior to the acquisition. The Company and Wickes subsequently agreed that the Company had provided Wickes with timely and adequate notice with respect to certain matters (including the matters described in the immediately preceding paragraphs) and that, subject to the limitations set forth in the agreement, those matters are covered by the Wickes indemnification. There can be no assurance, however, that all costs associated with such matters will ultimately be reimbursed by Wickes. The Company does not currently believe that any liability associated with the foregoing matters will be material to the Company.

    In December 1996, the Company acquired the stock of KPI from Sparton Corporation ("Sparton"). In connection with the acquisition, such subsidiaries retained their liability under CERCLA with respect to certain waste disposal sites, subject to indemnification by Sparton for liability in excess of a $1 million aggregate threshold amount, up to a $15 million aggregate cap. Of these sites, the sites as to which the subsidiaries' liability has not yet been resolved through a settlement are the Third Site in Zionsville, Indiana and the Northeast Gravel Site in Grand Rapids, Michigan. Based upon estimates provided by Sparton, the cost to resolve the liability of the acquired subsidiaries at the Sparton-related sites is not currently expected to be material.

    In January 1997, the Company acquired the stock of VOFA. The sellers agreed to indemnify the Company for environmental liabilities arising from the operation of the acquired facilities prior to the acquisition up to a $10 million aggregate cap. The sellers gave notice to the Company of potential environmental liabilities at the Dusseldorf facility that, subject to the limitations set forth in the agreement, should be covered by the indemnification. There can be no assurance, however, that all costs associated with such matters will ultimately be reimbursed by the sellers. The Company does not currently believe that any liability associated with the foregoing matters will be material to the Company.

    In August 1997, the Company acquired GT Automotive. In connection with the acquisition, a clean up report was commissioned to determine whether hazardous materials or hazardous substances were present in the soil, surface water or ground water at the Brantford and Windsor, Ontario facilities. The Company believes that the cost of any environmental remediation with respect to this matter will not be material.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to the Directors and executive officers of the Company as of December 31, 1997:

                NAME                       AGE              PRINCIPAL POSITION(S)
-------------------------------------      ---      -------------------------------------
S. A. (Tony) Johnson.................          57   Chairman and Director
Karl F. Storrie......................          60   President, Chief Executive Officer
                                                    and Director
David R. Bovee.......................          48   Vice President
Joe A. Bubenzer......................          46   Senior Vice President
Stephen E. K. Graham.................          40   Vice President and Chief Financial
                                                    Officer
Robert R. Hibbs......................          35   Vice President and Director
John J. Knappenberger................          51   Vice President
Milton D. Kniss......................          50   Vice President
Scott D. Rued........................          41   Vice President
Neil C. Anderson.....................          47   Director
Robert E. Brooker, Jr................          60   Director
W. H. Clement........................          70   Director
Jack K. Edwards......................          53   Director
James L. O'Loughlin..................          52   Director
William L. (Barry) Orscheln..........          47   Director
Eric J. Rosen........................          36   Director
Barbara A. Westhues..................          37   Director

    S. A. (TONY) JOHNSON has served as Chairman and a Director of the Company since November 1990. Mr. Johnson is the founder, Chief Executive Officer and President of Hidden Creek, a private industrial management company based in Minneapolis, Minnesota, which has provided certain management and other services to the Company. Mr. Johnson is also the President of J2R. Prior to forming Hidden Creek, Mr. Johnson served from 1985 to 1989 as Chief Operating Officer of Pentair, Inc., a diversified industrial company. From 1981 to 1985, Mr. Johnson was President and Chief Executive Officer of Onan Corp., a diversified manufacturer of electrical generating equipment and engines for commercial, defense and industrial markets. Mr. Johnson served as Chairman and a director of Automotive Industries Holding, Inc., a supplier of interior trim components to the automotive industry, from May 1990 to August 1995. Mr. Johnson is also Chairman and a director of Tower Automotive, Inc., a manufacturer of engineered metal stampings and assemblies for the automotive industry.

    KARL F. STORRIE has served as President, Chief Executive Officer and a Director of the Company since March 1991. Prior to joining the Company and from 1986, Mr. Storrie was Group President of a number of aerospace manufacturing companies owned by Coltec Industries, a multi-divisional public corporation. Prior to becoming a Group President, Mr. Storrie was a Division President of two aerospace design and manufacturing companies for Coltec Industries from 1981 to 1986. During his thirty-five year career, Mr. Storrie has held a variety of positions in technical and operations management. Mr. Storrie is also a director of Argo-Tech Corporation, a manufacturer of aircraft fuel, boost and transfer pumps.

    DAVID R. BOVEE has served as Vice President of the Company since November 1990 and Chief Financial Officer of the Company from November 1990 to May 1997. Mr. Bovee also serves as Assistant Secretary for the Company. Prior to joining the Company, Mr. Bovee served as Vice President at Wickes in its Automotive Group from 1987 to 1990.

    JOE A. BUBENZER has had responsibility for European operations since June 1997. From October 1993 to May 1997, Mr. Bubenzer served as Vice President Sales/Engineering since joining the Company in October 1993 and was named Senior Vice President in 1995. Prior to joining the Company in October 1993, Mr. Bubenzer filled various executive positions with ITT Automotive, a supplier of components to the automotive industry, where he worked for six years, and, prior to such time, at GM, where he worked for 14 years.

    STEPHEN E. K. GRAHAM has served as Vice President and Chief Financial Officer since joining the Company in June 1997. From 1996 to May 1997, Mr. Graham was Chief Financial Officer of Cambridge Industries, Inc., a North American supplier of components to the automotive industry. From 1994 to 1996, Mr. Graham was Chief Financial Officer of Truck Components, Inc., a supplier of components to the automotive and heavy truck industry. From 1989 to 1994, Mr. Graham held several positions with Magna International, Inc., an automotive components supplier.

    ROBERT R. HIBBS has served as a Director of the Company since August 1994 and as Vice President since November 1990. Mr. Hibbs, a stockholder of J2R, has also served as Vice President-Corporate Development of Hidden Creek since January 1994 and as its Director from April 1990 through December 1993. Prior thereto, Mr. Hibbs worked in the corporate finance area with Drexel Burnham Lambert, an investment banking firm, in New York from 1988 to 1990.

    JOHN J. KNAPPENBERGER has served as Vice President of Quality and Materials of the Company since December 1995. Mr. Knappenberger assumed the responsibility for sales and engineering in June 1997. Prior to joining the Company, Mr. Knappenberger was Director of Quality for Carrier Corporation's North American Operations, manufacturers of heating and air conditioning systems, from February 1992. From 1985 to 1991, Mr. Knappenberger was employed by TRW Inc., a supplier of components to the automotive industry, beginning as Director of Quality in 1985 for the Steering and Suspension Division and becoming Vice President, Quality for the Automotive Sector in 1990.

    MILTON D. KNISS has served as Vice President of Operations of the Company since January 1994. From April 1991 until January 1994, Mr. Kniss served as Director of Michigan Operations for the Company. Mr. Kniss joined the predecessor in 1981 as a Divisional Purchasing Manager, served as Plant Manager of East Jordan, Michigan from 1982 until 1986, and Plant Manager of Gordonsville, Tennessee until 1991.

    SCOTT D. RUED has served as Vice President of the Company since November 1990. Mr. Rued, a stockholder of J2R, has also served as Executive Vice President and Chief Financial Officer of Hidden Creek since January 1994 and served as its Vice President Finance and Corporate Development from June 1989 through 1993. Mr. Rued has served as Vice President, Corporate Development and a director of Tower Automotive, Inc. since April 1993. Mr. Rued served as Vice President, Chief Financial Officer and a director of Automotive Industries Holding, Inc. from April 1990 to August 1995. Mr. Rued is also a director of The Rottlund Company, Inc., a corporation engaged in the development and sale of residential real estate.

    NEIL C. ANDERSON has served as a Director of the Company since August 1994. Mr. Anderson has also served as Vice President of Finance for Orscheln Management Co. since March 1991 and was named Senior Vice President of Finance in October 1995. Mr. Anderson has also served as a director for Analytical Bio Chemistry Laboratories, Inc. since June 1995.

    ROBERT E. BROOKER, JR. has served as a Director of the Company since September 1996. From 1993 to 1995, Mr. Brooker was President and Chief Operating Officer of Connell Limited Partnership. Prior thereto, Mr. Brooker served six years as President and Chief Executive Officer at Lord Corporation. Mr. Brooker is also a director of Full Circle Investments, a private investment company.

    W. H. CLEMENT has served as a Director of the Company since 1993. Mr. Clement serves as a consultant to Hidden Creek. From 1975 until May 1994, Mr. Clement served as Chief Executive Officer or as President of Automotive Industries Holding, Inc. and its predecessor. Mr. Clement is also a director of F&M National Corporation, a bank holding company, and Tower Automotive, Inc.

    JACK K. EDWARDS has served as a Director of the Company since December 1996. Mr. Edwards joined Cummins Engine Co., Inc. in 1972 and has served as Executive Vice President and Group President-- Power Generation and International since March 1996. Mr. Edwards is also a director of David J. Joseph Co., a processor and trader of steel scrap.

    JAMES L. O'LOUGHLIN has served as a Director of the Company since August 1994. Mr. O'Loughlin has also served as Vice President and General Counsel to Orscheln Management Co. since December 1987 and was named Senior Vice President in October 1995.

    WILLIAM L. (BARRY) ORSCHELN has served as a Director of the Company since August 1994. Mr. Orscheln has also served as President of Alkin (and its predecessors) since March 1994, as President of Orscheln Farm and Home since September 1995, as President of Orscheln Properties Co., L.L.C., since October 1994 and as President of Orscheln Management Co. since December 1987. Mr. Orscheln has served as a director of UMB Bank, a bank holding company, since July 1989 and as a director of Orscheln Management Co. since 1987.

    ERIC J. ROSEN has served as a Director of the Company since January 1995. Mr. Rosen is Managing Director of Onex Investment Corp., a diversified industrial corporation and an affiliate of Onex, and served as a Vice President of Onex Investment Corp. from 1989 to February 1994. Prior thereto, Mr. Rosen worked in the merchant banking group at Kidder, Peabody & Co. Incorporated from 1987 to 1989. Mr. Rosen is also a director of Tower Automotive, Inc.

    BARBARA A. WESTHUES has served as a Director of the Company since August 1994. Ms. Westhues has served on the Audit Committee since August 1994. Ms. Westhues has also served as the Controller of Orscheln Management Co. since December 1987 and was named Senior Vice President in October 1995.

    The Company currently has eleven Directors. Each Director is elected to serve until the next annual meeting of stockholders or until a successor is duly elected and qualified. Executive officers of the Company are duly elected by the Board to serve until their respective successors are elected and qualified. There are no family relationships between any of the Directors or executive officers of the Company.

    Certain of the Company's existing stockholders have entered into agreements pursuant to which such stockholders have agreed to vote their shares of the Company's voting stock for the election of directors designated by certain of the existing stockholders. See "Security Ownership of Certain Beneficial Owners and Management--Stockholders Agreement."

    There are three Committees of the Board: the Executive Committee, the Compensation Committee and the Audit Committee. The Executive Committee, which is currently composed of Messrs. Johnson, Storrie and Orscheln, exercises the powers of the Board of Directors during intervals between Board meetings and acts as an advisory body to the Board by reviewing various matters prior to their submission to the Board. The Compensation Committee, which is currently composed of Messrs. Clement, Brooker and Edwards, reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of executive officers and key employees of the Company and grants all options to purchase Common Stock of the Company. The Audit Committee is currently composed of Messrs. Hibbs and Rosen and Ms. Westhues. Among other duties, the Audit Committee reviews the internal and external financial reporting of the Company, reviews the scope of the independent audit and considers comments by the auditors regarding internal controls and accounting procedures and management's response to these comments. The Company does not have a nominating committee.

DIRECTOR COMPENSATION

    Directors who are not employees of the Company or any of its affiliates each receive an annual fee of $16,000 for serving as a director of the Company. In addition, each non-employee director receives $1,000 for each Board of Directors meeting attended, $500 for each committee meeting attended and reimbursement of out-of-pocket expenses incurred to attend such meetings.

EXECUTIVE COMPENSATION

    The following table sets forth the Company's chief executive officer's and the four other most highly compensated executive officers' (the "Named Executive Officers") compensation packages for the years ended December 31, 1997, 1996 and 1995. Other than the Company's 1996 Key Employee Stock Option Plan (the "Stock Option Plan"), the Company does not maintain any long-term compensation plans.

                           SUMMARY COMPENSATION TABLE

                                                          ANNUAL COMPENSATION                LONG-TERM
                                               -----------------------------------------   COMPENSATION
             NAME AND                                                    OTHER ANNUAL     ---------------      ALL OTHER
        PRINCIPAL POSITION            YEAR      SALARY(1)   BONUS(1)    COMPENSATION(2)   OPTIONS GRANTED   COMPENSATION(3)
----------------------------------  ---------  -----------  ---------  -----------------  ---------------  -----------------
Karl F. Storrie...................       1997   $ 345,833   $ 425,000      $  13,917            30,000         $   6,856
  President and Chief                    1996     294,168     400,000         10,872            80,000             3,725
  Executive Officer                      1995     258,340     300,000         11,775                --             3,600

Joe A. Bubenzer...................       1997     187,083     150,000          7,218            12,500             5,322
  Senior Vice President                  1996     168,000     140,000         10,424            10,000             2,637
                                         1995     157,333     120,000          8,322                --             2,616

Milton D. Kniss...................       1997     167,917     150,000          3,981            12,500             5,724
  Vice President                         1996     144,000     135,000          5,082            10,000             4,512
                                         1995     122,000     110,000          6,250            --                 2,776

David R. Bovee....................       1997     155,000     125,000         11,041            10,000             4,931
  Vice President                         1996     140,000     125,000         10,257            10,000             4,447
                                         1995     130,833     100,000          4,389                --             2,832

John J. Knappenberger.............       1997     147,500     120,000          5,852            10,000             5,614
  Vice President                         1996     135,000     110,000         47,156(5)         27,373             3,375
                                         1995       4,625(4)    45,000            83                --                --

------------------------------

(1) Includes amounts deferred by employees under the Company's 401(k) employee savings plan, pursuant to Section 401(k) of the Internal Revenue Code.

(2) Includes the value of personal benefits and perquisites.

(3) The amounts disclosed in this column include amounts contributed by the Company to the Company's 401(k) employees savings plan and profit sharing plan and dollar value of premiums paid by the Company for term life insurance on behalf of the named executive officers.

(4) Mr. Knappenberger became an employee of the Company on December 18, 1995.

(5) Includes $39,263 for reimbursement of relocation costs.

    The following table discloses for the Named Executive Officers, information regarding stock options granted during, or held at the end of, 1997 pursuant to the Stock Option Plan.

OPTION GRANT TABLE

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED ANNUAL
                                                 % OF TOTAL                                RATES OF STOCK PRICE
                                                   OPTIONS                               APPRECIATION FOR OPTION
                                                 GRANTED TO                                      TERM(2)
                                    OPTIONS     EMPLOYEES IN    EXERCISE    EXPIRATION   ------------------------
             NAME                 GRANTED(1)     FISCAL YEAR      PRICE        DATE          5%           10%
-------------------------------  -------------  -------------  -----------  -----------  -----------  -----------
K.F. Storrie...................       30,000          20.8%     $   24.50     12/17/07    $ 462,238    $1,171,401
J.A. Bubenzer..................       12,500           8.7%         24.50     12/17/07      192,599      488,084
M.D. Kniss.....................       12,500           8.7%         24.50     12/17/07      192,599      488,084
D.R. Bovee.....................       10,000           6.9%         24.50     12/17/07      154,079      390,457
J.J. Knappenberger.............       10,000           6.9%         24.50     12/17/07      154,079      390,467

--------------------------

(1) These options vest ratably over four years commencing one year from the date of grant.

(2) Amounts reflect certain assumed rates of appreciation set forth in the executive compensation disclosure rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises depend on future performance of the Company's Common Stock and overall stock market conditions. No assurances can be made that the amounts reflected in these columns will be achieved.

OPTION EXERCISES AND YEAR-END VALUE TABLE

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                        YEAR AND YEAR-END OPTION VALUES

                                                             YEAR-END         YEAR-END
                                                           -------------  -----------------
                                                           EXERCISABLE/     EXERCISABLE/
                          NAME                             UNEXERCISABLE    UNEXERCISABLE
---------------------------------------------------------  -------------  -----------------
                                                                40,000 /  $       410,000 /
K.F. Storrie.............................................         70,000           $471,500
                                                                 2,500 /
J.A. Bubenzer............................................         20,000  10,000 /   33,125
                                                                 2,500 /
M.D. Kniss...............................................         20,000  10,000 /   33,125
                                                                 2,500 /
D.R. Bovee...............................................         17,500  10,000 /   32,500
                                                                23,623 /          234,323 /
J.J. Knappenberger.......................................         13,750             17,500

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The table below sets forth certain information regarding the equity ownership of the Company as of December 31, 1997 by (i) each person or entity known to the Company who beneficially owns five percent or more of the Common Stock of the Company, (ii) each Director and Named Executive Officer and (iii) all Directors and executive officers of the Company as a group. Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite its or his name. Beneficial ownership of the Common Stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                                                     BENEFICIAL OWNERSHIP
                                                       ------------------------------------------------
                                                               CLASS A                  CLASS B
                                                             COMMON STOCK             COMMON STOCK
                                                       ------------------------  ----------------------
               DIRECTORS, OFFICERS AND                  NUMBER OF   PERCENT OF   NUMBER OF  PERCENT OF
                   5% STOCKHOLDERS                       SHARES        CLASS      SHARES       CLASS
-----------------------------------------------------  -----------  -----------  ---------  -----------
ONEX DHC LLC(1)(2)...................................          --           --%  2,501,990        53.8%
Alkin Co.(2)(3)......................................          --           --   2,166,810        46.6
J2R Corporation(2)(4)................................          --           --     408,211         8.8
S. A. Johnson(2)(4)..................................          --           --     417,879         9.0
Karl F. Storrie(2)(5)................................       4,400            *     155,531         3.3
David R. Bovee(2)....................................       1,000            *      33,808           *
Joe A. Bubenzer(2)...................................       1,200            *      38,314           *
Stephen E. K. Graham.................................          --           --          --          --
Robert R. Hibbs(2)(6)................................          --           --     416,160         8.9
John J. Knappenberger................................      29,709            *       1,250           *
Milton D. Kniss(2)...................................          --           --      11,461           *
Neil C. Anderson(2)(3)...............................          --           --   2,166,810        46.6
Robert E. Brooker, Jr................................      20,000            *       2,500           *
W. H. Clement(2).....................................       2,000            *          --          --
Jack K. Edwards......................................          --           --       2,500           *
James L. O'Loughlin(2)(3)............................          --           --   2,166,810        46.6
William L. Orscheln(2)(3)............................          --           --   2,166,810        46.6
Eric J. Rosen(1)(2)..................................          --           --   2,501,990        53.8
Scott D. Rued(2)(7)..................................          --           --     412,107         8.9
Barbara A. Westhues(2)(3)............................          --           --   2,166,810        46.6
American Express Company(8)..........................     695,000         16.7          --          --
Dresdner RCM Global Investors LLC(9).................     396,500          9.5          --          --
The TCW Group, Inc.(10)..............................     366,000          8.8          --          --
State of Wisconsin Investment Board(11)..............     237,000          5.7          --          --
Frontier Capital Management Company, Inc.(12)             216,700          5.2          --          --
The Northwestern Mutual Life Insurance Company(13)...     206,900          5.0          --          --
All Directors and Officers as a group (17 persons)...      58,309          1.4   4,636,813        99.6

--------------------------

*   Less than one percent.

(1) Reflects shares of Class B Common Stock held by Onex DHC LLC, which has shared voting power over 2,501,990 shares of Common Stock (see footnote (2)) and sole dispositive power over 1,794,913 shares of Class B Common Stock. Mr. Rosen, a Director of the Company, is Managing Director of Onex Investment Corp. and disclaims beneficial ownership of all shares of Common Stock owned by Onex DHC LLC. Onex DHC LLC and Onex Investment Corp. are both wholly owned subsidiaries of Onex Corporation. The address for Onex DHC LLC and Mr. Rosen is c/o Onex Investment Corp., 712 Fifth Avenue, 40th Floor, New York, New York 10019.

(2) Onex, J2R, Messrs. Johnson, Storrie, Bovee, Bubenzer, Hibbs, Kniss, Clement, Rosen and Rued and certain of the Company's other existing stockholders have entered into agreements pursuant to which such stockholders agreed to vote their shares of Common Stock in the same manner as Onex votes its shares on all matters presented to the Company's stockholders for a vote and, to the extent permitted by law, granted to Onex a proxy to effectuate such agreement. As a result, Onex has voting control of approximately 49.3% of the Common Stock. All of the Company's existing stockholders, including Alkin, have entered into an agreement providing for the election of the Board. As a result, such stockholders collectively have voting control over 91.8% of the Common Stock.

(3) Includes 14,420 shares issuable upon the exercise of currently exercisable options issued to Alkin in connection with the Company's acquisition of the automotive parking brake cable and lever business and light duty cable business from Alkin. Alkin has granted each of Messrs. Anderson and O'Loughlin and Ms. Westhues options to acquire 13,218 shares of the Class B Common Stock owned by Alkin. Messrs. Anderson, O'Loughlin and Orscheln and Ms. Westhues are officers of Alkin and, other than Mr. Orscheln, each disclaims beneficial ownership of the shares owned by Alkin other than the shares subject to each of their outstanding options. The address for Alkin is 2000 U.S. Highway 63 South, Moberly, Missouri 65270, and the address of each such individual is c/o Alkin at the same address.

(4) Includes 408,211 shares owned by J2R, of which Mr. Johnson is President, and 9,668 shares owned by Mr. Johnson. The address for Mr. Johnson and J2R is c/o Dura Automotive Systems, Inc., 4508 IDS Center, Minneapolis, Minnesota 55402.

(5) Includes 1,400 shares owned by Mr. Storrie's wife. Mr. Storrie disclaims beneficial ownership of such shares.

(6) Includes 408,211 shares owned by J2R, of which Mr. Hibbs is a stockholder, and 7,949 shares owned by Mr. Hibbs. Mr. Hibbs disclaims beneficial ownership of the shares owned by J2R. The address for Mr. Hibbs is c/o Dura Automotive Systems, Inc., 4508 IDS Center, Minneapolis, Minnesota 55402.

(7) Includes 408,211 shares owned by J2R, of which Mr. Rued is a stockholder, and 3,898 shares owned by Mr. Rued. Mr. Rued disclaims beneficial ownership of the shares owned by J2R. The address for Mr. Rued is c/o Dura Automotive Systems, Inc., 4508 IDS Center, Minneapolis, Minnesota 55402.

(8) American Express Company ("AEC") and American Express Financial Corporation ("AEFC") each reported as of December 31, 1997 shared dispositive power with respect to 695,000 shares of Class A Common Stock. IDS Discovery Fund Inc. reported as of December 31, 1997 shared dispositive power with respect to 475,000 shares of Class A Common Stock. The address for AEC is American Express Tower, 200 Vesey Street, New York, New York 10285 and the address for AEFC and IDS Discovery Fund Inc. is IDS Tower 10, Minneapolis, Minnesota 55440.

(9) Dresdner RCM Global Investors LLC, RCM Limited L.P. and RCM General Corporation each reported as of December 31, 1997 sole voting power with respect to 354,600 shares of Class A Common Stock and sole dispositive power with respect to 396,500 shares of Class A Common Stock. The address for these entities is Four Embarcadero Center, Suite 2900, San Francisco, California 94111.

(10) The TCW Group, Inc. ("TCW") and Robert Day each reported as of December 31, 1997 sole voting and dispositive power with respect to 366,000 shares of Class A Common Stock. The address for TCW is 865 South Figueroa Street, Los Angeles, California 90017 and the address for Robert Day is 200 Park Avenue, Suite 2200, New York, New York 10166.

(11) State of Wisconsin Investment Board ("SWIB") reported as of December 31, 1997 sole voting and dispositive power with respect to 237,000 shares of Class A Common Stock. The address for SWIB is P.O. Box 7842, Madison, Wisconsin 53707.

(12) As of December 31, 1997. The address for Frontier Capital Management Company, Inc. is 99 Summer Street, Boston, Massachusetts 02110.

(13) The Northwestern Mutual Life Insurance Company ("NWMI") reported as of December 31, 1997 shared voting and dispositive power with respect to 206,900 shares of Class A Common Stock. The address for NWMI is 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. NWMI indirectly owns a majority of the oustanding capital stock of Robert W. Baird & Co. Incorporated.

STOCKHOLDERS AGREEMENT

    On August 31, 1994, the Company, Onex, J2R, Alkin and certain individuals named therein (including members of the Company's management) entered into a Stockholders Agreement (as amended, the "Stockholders Agreement"). The Stockholders Agreement requires all the parties thereto to vote their shares of Common Stock and take any other action necessary to ensure the Board will be comprised of eleven persons, seven of whom, including the two independent directors, shall be designated by Onex, J2R and certain stockholders affiliated with Hidden Creek (collectively, the "MC Stockholders") and four of whom shall be designated by Alkin (the "Alkin Stockholders"). The voting provision terminates automatically when the Alkin Stockholders cease to own at least 10% of the outstanding Common Stock. The Stockholders Agreement also contains provisions granting the parties thereto certain tag-along rights allowing them to sell their shares in certain private sales of Common Stock initiated by the other parties to the Stockholders Agreement. The Stockholders Agreement also provides that the affirmative vote of two-thirds of the Board is required to issue any Preferred Stock (as defined below) of the Company. The Stockholders Agreement also binds subsequent transferees who have acquired their shares in private sales from the parties to the Stockholders Agreement. Subject to certain exemptions, each of Alkin, Onex, J2R and the MC Stockholders have agreed not to compete with the business of the Company for a period of five years after the date of the original Stockholders Agreement and Onex, J2R, the MC Stockholders and the Company have agreed not to compete with the business of Alkin during that period. J2R, Onex and Messrs. Johnson, Rued and Hibbs have also entered into an agreement requiring the parties to vote their shares of Common Stock as directed by Onex, and providing Onex with certain first offer rights in connection with private sales of Common Stock.

                              CERTAIN TRANSACTIONS

    The Company paid fees to Hidden Creek of approximately $250,000 in 1995, $750,000 in 1996 and $850,000 in 1997 for services rendered to the Company related to certain acquisitions, divestitures and corporate financings. In addition, under the terms of a management agreement, the Company paid Hidden Creek a monthly management fee for certain administrative services. Total management fees were $733,000 for 1995 and $881,000 for 1996. The management agreement was terminated in August 1996.

    In connection with the December 1991 private placement of Common Stock, Mr. Storrie acquired 139,531 shares of Class B Common Stock. The Company loaned Mr. Storrie $75,000 in connection with such purchase. The loan bears interest at 1 1/2% above the Base Rate, matures on December 31, 1998 and is secured by a pledge of the shares.

    In connection with the 1994 acquisition of the Brake and Cable Business of Alkin, the Company entered into agreements with Alkin whereby the Company receives services related to data processing, payroll and personnel administration, and other administrative matters. Amounts paid under these service agreements were $1.8 million, $1.3 million and $1.1 million for the years ended December 31, 1995, 1996 and 1997, respectively. In addition, the Company and Alkin have mutually agreed to supply each other's operations with certain items necessary for the manufacture of their products. These supply agreements are for periods of up to five years and are at terms which the Company believes are no less favorable than could be obtained from an independent party.

                     DURA AUTOMOTIVE SYSTEMS CAPITAL TRUST

    Dura Automotive Systems Capital Trust (the "Issuer") is a statutory business trust created under Delaware law pursuant to (i) a trust agreement executed by the Company (as Depositor), the Delaware Trustee and one of the Administrative Trustees (each as defined herein) and (ii) the filing of a certificate of trust with the Delaware Secretary of State on March 2, 1998. In connection with the Offering, such trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement"). The Issuer exists for the sole purposes of (i) issuing and selling the Preferred Securities and Common Securities, (ii) using the proceeds from the sale of the Preferred Securities and Common Securities to acquire the Debentures issued by the Company and (iii) engaging in only those other activities necessary or incidental thereto. Accordingly, the Debentures will be the sole assets of the Issuer, and payments under the Debentures will be the sole revenue of the Issuer. The Issuer has a term of 45 years, but may dissolve earlier as provided in the Trust Agreement.

    All of the Common Securities will be directly or indirectly owned by the Company. The Common Securities will rank PARI PASSU, and payments will be made thereon PRO RATA, with the Preferred Securities, except that upon the occurrence and continuance of a Declaration Event of Default (as defined herein) resulting from an Event of Default under the Indenture, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of the Preferred Securities--Subordination of Common Securities." The Company will acquire Common Securities in an aggregate liquidation preference equal to not less than 3% of the total capitalization of the Issuer.

    The Issuer's business and affairs are conducted by its trustees, which will be appointed by the Company as holder of the Common Securities. Pursuant to the Trust Agreement, the number of trustees will initially be five. Three of the trustees (the "Administrative Trustees") will be persons who are employees or officers of, or affiliated with, the Company. A fourth trustee will be a financial institution unaffiliated with the Company that will serve as property trustee (the "Property Trustee") under the Trust Agreement. The First National Bank of Chicago will act as the Property Trustee until removed or replaced by the holder of the Common Securities. See "Description of the Debentures." The fifth trustee will be a financial institution or an affiliate thereof which maintains a principal place of business or residence in the State of Delaware (the "Delaware Trustee"). First Chicago Delaware Inc. will act as Delaware Trustee until removed or replaced by the holder of the Common Securities. The Administrative Trustees, the Property Trustee and the Delaware Trustee are referred to herein as the "Issuer Trustees." First National Bank of Chicago will also act as indenture trustee under the Guarantee (the "Guarantee Trustee") and as the indenture trustee under the indenture relating to the Debentures. See "Description of the Guarantee" and "Description of the Debentures."

    The Property Trustee will hold the title to the Debentures for the benefit of the Issuer and holders of the Preferred Securities and the Common Securities and will have the power to exercise all of the rights, powers and privileges as the holder of the Debentures. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Debentures for the benefit of the Issuer and holders of the Preferred Securities and the Common Securities. The Property Trustee will make payments of Distributions and payments on liquidation, redemption and otherwise to the holders of the Preferred Securities and the Common Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the holder of all the Common Securities, will have the right to appoint, remove or replace any Issuer Trustee and to increase or decrease the number of Issuer Trustees, provided that the number of Issuer Trustees shall be at least three, a majority of which will be Administrative Trustees. The duties and obligations of the Issuer Trustees are governed by the Trust Agreement. The rights of the holders of the Preferred Securities, including economic rights, right to information and voting rights, are as set forth in the Trust Agreement and the Delaware

Business Trust Act, as amended (the "Trust Act"). The Trust Agreement, the Indenture and the Guarantee also incorporate by reference the terms of the Trust Indenture Act. The Trust Agreement, the Indenture and the Guarantee will each be qualified under the Trust Indenture Act.

    The Company will pay all fees and expenses related to the Issuer and the offering of the Preferred Securities and will pay, directly or indirectly, all ongoing costs and expenses of the Issuer. See "Description of the Debentures--Expenses of Issuer." The principal executive offices of the Issuer are located at 4508 IDS Center, Minneapolis, Minnesota 55402, and its telephone number is (612) 342-2311.

                    DESCRIPTION OF THE PREFERRED SECURITIES

    This summary of certain terms of the Preferred Securities and of certain provisions of documents described below does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such documents (including the definitions therein of certain terms), forms of which are included as exhibits to the Registration Statement of which this Prospectus forms a part. Wherever particular Sections of, or terms defined in, such documents are referred to herein, such Sections or defined terms are incorporated by reference herein. As used in this section, the "Company" refers to Dura Automotive Systems, Inc., exclusive of its subsidiaries.

GENERAL

    Pursuant to the terms of the Trust Agreement, the Issuer Trustees, on behalf of the Issuer, will issue the Preferred Securities and the Common Securities. The Preferred Securities will represent preferred undivided beneficial interests in the assets of the Issuer and the Common Securities will represent common undivided beneficial interests in the assets of the Issuer. All of the Common Securities are owned by the Company. The Preferred Securities rank PARI PASSU, and payments will be made thereon PRO RATA, with the Common Securities except as described under "--Subordination of Common Securities." Legal title to the Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Preferred Securities and Common Securities. The Trust Agreement will not permit the issuance by the Issuer of any securities other than the Preferred Securities and the Common Securities or the incurrence of any indebtedness by the Issuer. The payment of Distributions out of money held by the Issuer, and payments upon redemption of the Preferred Securities or dissolution of the Issuer, are guaranteed by the Company to the extent described under "Description of the Guarantee." The Guarantee is held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities. The Guarantee does not cover payment of Distributions when the Issuer does not have sufficient available funds to pay such Distributions. The remedy of a holder of Preferred Securities in such an event is as described herein in "--Enforcement of Certain Rights by Holders of Preferred Securities" and in "--Voting Rights; Amendment of the Trust Agreement."

DISTRIBUTIONS

    Distributions on each Preferred Security will be payable at the annual rate of 7 1/2% of the liquidation preference of $25 per Preferred Security. Distributions will accumulate from the date of original issuance and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year to holders of record on the applicable record date, commencing June 30, 1998, when, as and if available for payment by the Property Trustee, except as otherwise described below. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day (as defined below), then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day and without any additional Distributions or other payment in respect of any such delay (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

    So long as no Debenture Event of Default has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each an "Extension Period"), provided that no Extension Period may extend beyond the stated maturity of the Debentures. As a consequence of any such election, quarterly Distributions on the Preferred Securities will be deferred by the Issuer during any such Extension Period. Distributions to which holders of the Preferred

Securities are entitled will accumulate additional Distributions thereon at the rate per annum set forth herein, compounded quarterly from the relevant payment date for such Distributions. The term "Distributions" as used herein shall include any such additional Distributions. During any such Extension Period, the Company may not, and may not cause any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock, or (ii) make any payment of principal, interest or premium, if any, on, or repay, repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of the Company that rank PARI PASSU with or junior to the Debentures (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by the Company where the payment is made by way of securities (including capital stock) that rank PARI PASSU with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under the Guarantee, (c) purchases of Common Stock related to the issuance of Common Stock under any of the Company's benefit plans for its directors, officers or employees, (d) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one series or class of the Company's capital stock for another series or class of the Company's capital stock, and (e) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the stated maturity of the Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period. See "Description of the Debentures--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

    The Company has no current intention to exercise its right to defer payments of interest by extending the interest payment period on the Debentures.

    Distributions with respect to the Preferred Securities must be paid on the dates payable to the extent that the Issuer has funds available for the payment of such Distributions in the Property Account. The funds of the Issuer available for distribution to holders of the Preferred Securities are limited to payments under the Debentures in which the Issuer invested the proceeds from the issuance and sale of the Preferred Securities and the Common Securities. See "Description of the Debentures." If the Company does not make interest payments on such Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent the Issuer has funds on hand available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company on a limited basis as set forth herein under "Description of the Guarantee."

    Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of the Issuer on the relevant record dates, which shall be the fifteenth day (whether or not a Business Day) next preceding the relevant distribution date. As long as the Preferred Securities remain in book-entry form, subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "--Certain Book-Entry Procedures for Global Certificates."

CONVERSION RIGHTS

    GENERAL

    The Preferred Securities will be convertible at any time, at the option of the holder thereof and in the manner described below, into shares of Class A Common Stock at the rate of 0.5831 shares of Class A Common Stock for each Preferred Security (equivalent to a conversion price of $42 7/8 per share of Class A Common Stock), subject to adjustment as described under "--Conversion Price Adjustments" below.

    A holder of Preferred Securities wishing to exercise its conversion right shall surrender such Preferred Securities together with an irrevocable conversion notice to the Property Trustee, as conversion agent or to such other agent appointed for such purpose (the "Conversion Agent"), which shall, on behalf of such holder, exchange the Preferred Securities for a portion of the Debentures and immediately convert such Debentures into Class A Common Stock. So long as a book-entry system for the Preferred Securities is in effect, however, the procedures for converting the Preferred Securities that are in the form of Global Certificates into shares of Class A Common Stock will be as described under "--Certain Book-Entry Procedures for Global Certificates." The Company's delivery upon conversion of the fixed number of shares of Class A Common Stock into which the Debentures are convertible (together with the cash payment, if any, in lieu of any fractional share) shall be deemed to satisfy the Company's obligation to pay the principal amount at maturity of the portion of the Debentures so converted and any unpaid interest accrued on such Debentures at the time of such conversion. For a discussion of the taxation of such an exchange to holders, see "Certain Federal Income Tax Consequences--Conversion of Preferred Securities into Class A Common Stock." Holders may obtain copies of the required form of the conversion notice from the Conversion Agent.

    Accrued Distributions will not be paid on Preferred Securities that are converted, provided however, that holders of Preferred Securities at the close of business on a Distribution payment record date will be entitled to receive the Distribution payable on such Preferred Securities on the corresponding Distribution payment date notwithstanding the conversion of such Preferred Securities on or subsequent to such Distribution record date but prior to such Distribution payment date. Except as provided in the immediately preceding sentence, the Issuer will make no payment or allowance for accumulated and unpaid Distributions, whether or not in arrears, on converted Preferred Securities. The Company will make no payment or allowance for dividends on the shares of Class A Common Stock issued upon such conversion. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which proper notice was received by the Conversion Agent.

    Shares of Class A Common Stock issued upon conversion of Preferred Securities will be validly issued, fully paid and non-assessable. No fractional shares of Class A Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid in cash.

CONVERSION PRICE ADJUSTMENTS

    GENERAL

    The conversion price will be subject to adjustment in certain events including, without duplication: (i) the payment of dividends (and other distributions) payable exclusively in Common Stock on Common Stock; (ii) the issuance to all holders of Common Stock of rights or warrants entitling holders of such rights or warrants (for a period not exceeding 45 days) to subscribe for or purchase Common Stock at less than the then Current Market Price (as defined below); (iii) subdivisions and combinations of Common Stock; (iv) the payment of dividends (and other distributions) to all holders of Common Stock consisting of evidences of indebtedness of the Company, securities or capital stock, cash, or assets (including securities, but excluding those rights or warrants referred to above in clause (ii) and dividends and distributions paid exclusively in cash);
(v) the payment of dividends (and other distributions) on Common Stock paid exclusively in cash, excluding (A) cash dividends that do not exceed the per share amount of the immediately preceding regular cash dividend (as adjusted to reflect any of the events referred to in clauses (i) through (vi) of this sentence), and (B) cash dividends if the annualized per share amount thereof does not exceed 12.5% of the last sale price of Common Stock, as reported on the Nasdaq National Market, on the trading day immediately preceding the date of declaration of such dividend (such adjustment being limited to the amount in excess of 12.5% of such Current Market Price); and (vi) payment in respect of a tender or exchange offer (other than an odd-lot offer) by the Company or any subsidiary of the Company for Common Stock at a price per share in excess of 110% of the Current Market Price of Common Stock on the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer (such adjustment being limited, in respect of the excess over Current Market Price, to the amount in excess of 110% of such Current Market Price).

    The Company from time to time may reduce the conversion price of the Debentures (and thus the conversion price of the Preferred Securities) by any amount selected by the Company for any period of at least 30 days, in which case the Company shall give at least 15 days' notice of such reduction. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Consequences-- Adjustment of Conversion Price."

    There will be no adjustment in the conversion price in the case of the issuance of any Common Stock (or securities convertible into or exchangeable for Common Stock), except as specifically described above. For example, no adjustment of the conversion price will be made upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any such plan, or the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee benefit plan or program of the Company or pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security which does not constitute an issuance to all holders of Common Stock of rights or warrants entitling holders of such rights or warrants to subscribe for or purchase Common Stock at less than the Current Market Price. There shall also be no adjustment of the conversion price in case of the issuance of any Common Stock (or securities convertible into or exchangeable for Common Stock), except as specifically described above. If any action would require adjustment of the conversion price pursuant to more than one of the anti-dilution provisions, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to holders of the Preferred Securities. No adjustment in the conversion price will be required unless such adjustment would require an increase or decrease of at least 1% of the conversion price, but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

    The term "Current Market Price" of Common Stock for any day means the last reported sale price, regular way, on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the NYSE Consolidated Transactions Tape, or, if the Common Stock is not listed or admitted to trading on the NYSE on such day, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, if the Common Stock is listed on a national securities exchange, or the Nasdaq National Market, or, if the Common Stock is not quoted or admitted to trading on such quotation system, on the principal quotation system on which the Common Stock may be listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available in such manner, as furnished by any NYSE member firm selected from time to time by the Board of Directors of the Company for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Board of Directors of the Company.

    MERGER, CONSOLIDATION OR SALE OF ASSETS OF THE COMPANY

    In the event that the Company is a party to any transaction (including, without limitation, a merger other than a merger that does not result in a reclassification, conversion, exchange or cancellation of Common Stock), consolidation, sale of all or substantially all of the assets of the Company, recapitalization or reclassification of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination of Common Stock) or any compulsory share exchange (each of the foregoing being referred to as a "Transaction"), in each case, as a result of which shares of Common Stock shall be converted into the right to receive, or shall be exchanged for, (i) in the case of any Transaction other than a Transaction involving a Common Stock Fundamental Change (as defined below) (and subject to funds being legally available for such purpose under applicable law at the time of such conversion), securities, cash or other property, each Preferred Security shall thereafter be convertible into the kind and, in the case of a Transaction which does not involve a Fundamental Change (as defined below), amount of securities, cash and other property receivable upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which a Preferred Security was convertible immediately prior to such Transaction, or (ii) in the case of a Transaction involving a Common Stock Fundamental Change, common stock, each Preferred Security shall thereafter be convertible (in the manner described herein) into common stock of the kind received by holders of Common Stock (but in each case after giving effect to any adjustment discussed below relating to a Fundamental Change if such Transaction constitutes a Fundamental Change). The holders of Preferred Securities will have no voting rights with respect to any Transaction described in this section.

    If any Fundamental Change occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as described below. In addition, in the event of a Common Stock Fundamental Change, each Preferred Security shall be convertible solely into common stock of the kind received by holders of Common Stock as a result of such Common Stock Fundamental Change.

    The conversion price in the case of any Transaction involving a Fundamental Change will be adjusted immediately after such Fundamental Change:

        (i) in the case of a Non-Stock Fundamental Change (as defined below), the conversion price of the Preferred Securities will thereupon become the lower of (A) the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, and (B) the result obtained by multiplying the greater of the Applicable Price (as defined below) or the then applicable Reference Market Price (as defined below) by a fraction, the numerator of which is $25 and the denominator of which is (x) the amount of the redemption price per Preferred Security if the redemption date were the date of such Non-Stock Fundamental Change (or, for the period commencing on the first date of issuance of the Preferred Securities and through March 31, 1999, and the twelve-month periods commencing March 31, 1999 and March 31, 2000, the product of 107.500%, 106.750% and 106.000%, respectively, multiplied by $25) plus (y) any then-accrued and unpaid distributions on one Preferred Security; and

        (ii) in the case of a Common Stock Fundamental Change, the conversion price of the Preferred Securities in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, will thereupon be adjusted by multiplying such conversion price by a fraction of which the numerator will be the Purchaser Stock Price (as defined below) and the denominator will be the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of Common Stock is common stock of the successor, acquiror, or other third party (and cash, if any, is paid only with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and (B) all Common Stock will have been exchanged for, converted into, or acquired for common stock (and cash with respect to fractional interests) of the successor, acquiror, or other third party, the conversion price of the Preferred Securities in effect immediately prior to such Common Stock Fundamental Change will thereupon be adjusted by multiplying such conversion price by a fraction of which the numerator will be one and the denominator will be the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of Common Stock as a result of such Common Stock Fundamental Change.

    The foregoing conversion price adjustments are designed, in certain circumstances, to reduce the conversion price that would be applicable in Fundamental Change Transactions where all or substantially all the Common Stock is converted into securities, cash, or property and not more than 50% of the value received by the holders of Common Stock consists of stock listed or admitted for listing subject to notice of issuance on the NYSE or a national securities exchange or quoted on Nasdaq (a Non-Stock Fundamental Change, as defined below). Such reduction would result in an increase in the amount of the securities, cash, or property into which each Preferred Security is convertible over that which would have been obtained in the absence of such conversion price adjustments.

    In a Non-Stock Fundamental Change Transaction where the initial value received per share of Common Stock (measured as described in the definition of Applicable Price below) is lower than the then applicable conversion price of a Preferred Security but greater than or equal to the "Reference Market Price," the conversion price will be adjusted as described above with the effect that each Preferred Security will be convertible into securities, cash or property of the same type received by the holders of Common Stock in the Transaction but in an amount per Preferred Security that would at the time of the Transaction have had a value equal to the then applicable redemption price per Preferred Security set forth below under "--Optional Redemption."

    In a Non-Stock Fundamental Change Transaction where the initial value received per share of Common Stock (measured as described in the definition of Applicable Price) is lower than both the conversion price of a Preferred Security in effect prior to any adjustment described above and the Reference Market Price, the conversion price will be adjusted as described above but calculated as though such initial value had been the Reference Market Price.

    In a Fundamental Change Transaction where all or substantially all the Common Stock was converted into securities, cash, or property and more than 50% of the value received by the holders of Common Stock consists of listed or Nasdaq traded common stock (a Common Stock Fundamental Change, as defined below), the foregoing adjustments are designed to provide in effect that (a) where Common Stock is converted partly into such common stock and partly into other securities, cash, or property, each Preferred Security will be convertible solely into a number of shares of such common stock determined so that the initial value of such shares (measured as described in the definition of "Purchaser Stock Price" below) equals the value of the shares of Common Stock into which such Preferred Security was convertible immediately before the Transaction (measured as aforesaid) and (b) where Common Stock is converted solely into such common stock, each Preferred Security will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of Common Stock into which such Preferred Security was convertible immediately before such Transaction.

    The term "Applicable Price" means (i) in the case of a Non-Stock Fundamental Change in which the holders of the Common Stock received only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the Closing Prices (as defined below) for the Common Stock during the ten trading days prior to the record date for the determination of the holders of Common Stock entitled to receive such securities, cash, or other property in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such securities, cash, or other property (such record date or distribution date being hereinafter referred to as the "Entitlement Date"), in each case as adjusted in good faith by the Company to appropriately reflect any of the events referred to in clauses (i) through (vi) of the first paragraph under "--Conversion Price Adjustments--General."

    The term "Closing Price" means on any day the reported last sale price on such day or in case no sale takes place on such day, the average of the reported closing bid and asked prices in each case on Nasdaq or, if the stock is not traded on Nasdaq, on the NYSE Consolidated Transactions Tape or, if the stock is not listed or admitted to trading on the NYSE, on the principal national securities exchange on which such stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any NYSE member firm selected by the Debenture Trustee for that purpose.

    The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Board of Directors of the Company) of the consideration received by holders of Common Stock consisted of common stock that for each of the ten consecutive trading days prior to the Entitlement Date has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on Nasdaq; provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) the Company continues to exist after the occurrence of such Fundamental Change and the outstanding Preferred Securities continue to exist as outstanding Preferred Securities or (ii) not later than the occurrence of such Fundamental Change, the outstanding Preferred Securities are converted into or exchanged for shares of convertible preferred stock of an entity succeeding to the business of the Company or a subsidiary thereof, which convertible preferred stock has powers, preferences, and relative, participating, optional, or other rights, and qualifications, limitations, and restrictions, substantially similar to those of the Preferred Securities.

    The term "Fundamental Change" means the occurrence of any Transaction or event in connection with a plan pursuant to which all or substantially all of the Common Stock is exchanged for, converted into or acquired for, or constitutes solely the right to receive securities, cash, or other property (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, or otherwise), provided, that in the case of a plan involving more than one such Transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the Common Stock shall be exchanged for, converted into, or acquired for or constitutes solely the right to receive securities, cash, or other property, but the adjustment shall be based upon the consideration that a holder of Common Stock received in such Transaction or event as a result of which more than 50% of the Common Stock shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property. The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

    The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for the common stock received in such Common Stock Fundamental Change for the ten consecutive trading days prior to and including the Entitlement Date, as adjusted in good faith by the Company to appropriately reflect any of the events referred to in clauses
(i) through (vi) of the first paragraph under "--Conversion Price Adjustments--General."

    The term "Reference Market Price" shall initially mean $21.1667 (which is an amount equal to 66 2/3% of the reported last sale price for Class A Common Stock on Nasdaq as set forth on the cover page of this Prospectus) and in the event of any adjustment of the conversion price other than as a result of a Non-Stock Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of the initial Reference Market Price to the initial conversion price of the Preferred Securities.

SPECIAL EVENT EXCHANGE OR REDEMPTION

    At any time following the occurrence and the continuation of a Tax Event or an Investment Company Event, the Property Trustees shall direct the Conversion Agent to exchange all outstanding Preferred Securities for Debentures, provided, that in the case of a Tax Event, the Company shall have the right to (a) direct that less than all, or none, of the Preferred Securities be so exchanged if and for so long as the Company shall have elected to pay any Additional Sums such that the net amounts received by the holders of Preferred Securities not so exchanged in respect of Distributions and other distributions are not reduced as a result of such Tax Event, and shall not have revoked any such election or failed to make such payments or (b) redeem the Preferred Securities in the manner set forth below.

    If a Tax Event shall occur or be continuing, the Company shall have the right, upon not less than 30 nor more than 60 days' notice, to redeem the Debentures, in whole or in part, for cash upon the later of (i) 90 days following the occurrence of such Tax Event or (ii) March 31, 2001. Promptly following such redemption, Preferred Securities and Common Securities with an aggregate liquidation preference equal to the aggregate principal amount of the Debentures so redeemed will be redeemed by the Issuer at the liquidation preference thereof plus accrued and unpaid Distributions thereon to the redemption date on a PRO RATA basis. The Common Securities will be redeemed on a PRO RATA basis with the Preferred Securities, except that if a Trust Agreement Event of Default has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities with respect to the Redemption Price.

    A "Special Event" means a Tax Event or an Investment Company Event. A "Tax Event" means the receipt by the Property Trustee, on behalf of the Issuer, of an opinion of counsel, rendered by a law firm having a national tax and securities practice (which opinion shall not have been rescinded by such law firm), to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement and does not pertain to the use of the proceeds of the issuance of the Debentures, there is more than an insubstantial risk in each case after the date hereof that (i) the Issuer is, or will be within 90 days of the date thereof, subject to United States Federal income tax with respect to income received or accrued on the Debentures; (ii) interest payable by the Company on such Debentures is not, or within 90 days of the date thereof will not be, deductible by the Company, in whole or in part, for United States Federal income tax purposes; or (iii) the Issuer is, or will be within 90 days of the date thereof, subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges. "Investment Company Event" means the receipt by the Property Trustee, on behalf of the Issuer, of an opinion of counsel, rendered by a law firm having a national tax and securities practice (which opinion shall not have been rescinded by such law firm), to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Issuer is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Preferred Securities.

    Legislation has been introduced in the United States Congress in the past that would, if enacted, deny an interest deduction to issuers of instruments such as the Debentures. No such legislation has been enacted. There can be no assurance, however, that similar legislation will not ultimately be enacted into law, or that other developments will not occur after the date hereof that would adversely affect the tax treatment of the Debentures and constitute a Tax Event, which would permit the Issuer to exchange the Preferred Securities, in whole or in part, for the Debentures or redeem, in whole or in part, the Preferred Securities and corresponding Debentures.

    "Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Issuer on the outstanding Preferred Securities and Common Securities of the Issuer shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Issuer has become subject as a result of a Tax Event that has occurred and is continuing.

    Holders of Preferred Securities, by purchasing such Preferred Securities, will be deemed to have agreed to be bound by these exchange provisions in regard to the exchange of such Preferred Securities for Debentures on the terms described above.

DISTRIBUTION OF DEBENTURES

    At any time, the Company will have the right to terminate the Issuer and, after satisfaction of the liabilities of creditors of the Issuer as provided by applicable law, cause the Debentures to be distributed to the holders of the Preferred Securities in liquidation of the Issuer. Under current United States Federal income tax law and interpretations and assuming, as expected, the Issuer is not treated as an association taxable as a corporation for United States Federal income tax purposes, a distribution of the Debentures should not be a taxable event to the Issuer and holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Special Event or other circumstances, however, the distribution could be a taxable event to holders of the Preferred Securities. See "Certain Federal Income Tax Consequences--Redemption of Preferred Securities for Debentures or Cash Upon Dissolution of the Issuer."

    After the liquidation date fixed for any distribution of Debentures for Preferred Securities (i) such Preferred Securities will no longer be deemed to be outstanding, (ii) The Depository Trust Company ("DTC") or its nominee, as the record holder of such Preferred Securities, will receive a registered global certificate or certificates representing the Debentures to be delivered upon such distribution and (iii) any certificates representing such Preferred Securities not held by DTC or its nominee will be deemed to represent the Debentures having a principal amount equal to the liquidation preference of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on such Preferred Securities until such certificates are presented to the Property Trustee for transfer or reissuance.

OPTIONAL REDEMPTION

    Except as provided under "--Mandatory Redemption" below, the Preferred Securities may not be redeemed by the Issuer prior to March 31, 2001.

    On and after such date, upon any permitted redemption by the Company of Debentures, the Preferred Securities are subject to redemption, in whole or in part, at the following percentages of the liquidation preference thereof plus accrued and unpaid Distributions, if any, to the date fixed for redemption if redeemed during the twelve-month period commencing March 31 in each of the following years indicated:

           YEAR             REDEMPTION PRICE
--------------------------  -----------------
2001......................        105.250%
2002......................        104.500
2003......................        103.750
2004......................        103.000
2005......................        102.250
2006......................        101.500
2007......................        100.750
2008 and thereafter.......        100.000

    The Issuer may not redeem the Preferred Securities in part unless all accrued and unpaid Distributions have been paid in full on all outstanding Preferred Securities for all quarterly distribution periods terminating on or prior to the redemption date. If fewer than all the outstanding Preferred Securities are to be redeemed, the Preferred Securities to be so redeemed will be selected as described under "--Certain

Book-Entry Procedures for Global Certificates--Transfer Agent, Registrar and Paying, Conversion and Exchange Agent."

    In the event the Company redeems the Debentures in certain circumstances upon the occurrence of a Tax Event as described under "--Special Event Exchange or Redemption," the appropriate amount of the Preferred Securities will be redeemed at 100% of the principal amount thereof together with accrued and unpaid Distributions to the redemption date.

MANDATORY REDEMPTION

    Upon repayment at maturity or as a result of the acceleration of the Debentures upon the occurrence of a "Debenture Event of Default" described under "Description of the Debentures--Debenture Events of Default," the Debentures shall be subject to mandatory redemption, in whole but not in part, by the Company, and the proceeds from such repayment will be applied to redeem Preferred Securities and Common Securities having an aggregate liquidation preference equal to the aggregate principal amount of Debentures so repaid or redeemed at a redemption price equal to the respective liquidation preference of the Preferred Securities and Common Securities or, in the case of a redemption of the Debentures, at the redemption price paid with respect to the Debentures, as described below, together with accrued and unpaid distributions on the Preferred Securities and Common Securities to the date of redemption. In the case of acceleration of the Debentures, the Preferred Securities will be redeemed only when repayment of the Debentures has actually been received by the Issuer. In addition, as described above under "--Special Event Exchange or Redemption," upon the occurrence of a Special Event, Preferred Securities shall be exchanged for Debentures unless, in the case of a Tax Event, the Company shall have elected to (a) pay any Additional Sums such that the net amounts of Distributions received by the holders of any Preferred Securities not so exchanged are not reduced as a result of such Tax Event and shall not have revoked any such election or failed to make such payments or (b) redeem the Preferred Securities as further set forth in "--Special Event Exchange or Redemption."

REDEMPTION PROCEDURES

    Preferred Securities redeemed on the date fixed for redemption shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the Debentures. Redemptions of the Preferred Securities shall be made and the redemption price shall be payable on the redemption date only to the extent that the Issuer has funds on hand available for the payment of such redemption price. See also "--Subordination of Common Securities."

    Notice of any redemption (optional or mandatory) of Preferred Securities (which notice will be irrevocable) will be mailed by the Property Trustee to each record holder of Preferred Securities that are being redeemed not fewer than 30 nor more than 60 days prior to the redemption date. If the Property Trustee gives a notice of redemption in respect of the Preferred Securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the Property Trustee will deposit irrevocably with DTC or the Conversion Agent, as the case may be, funds sufficient to pay the applicable redemption price and will give DTC or the Conversion Agent, as the case may be, irrevocable instructions and authority to pay the redemption price to the holders of such Preferred Securities. See "--Certain Book-Entry Procedures for Global Certificates." If such Preferred Securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the Paying Agent funds sufficient to pay the applicable redemption price and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the redemption date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities as of the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the redemption price, but without interest on such redemption price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the redemption price on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the redemption price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Issuer or by the Company pursuant to the Guarantee as described under "Description of the Guarantee," Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the redemption date originally established by the Issuer to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

    Subject to applicable law (including, without limitation, United States Federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

    Payment of the redemption price on the Preferred Securities and any distribution or exchange of Debentures to holders of Preferred Securities shall be made to the applicable record holders thereof as they appear on the register for such Preferred Securities on the relevant record date, which shall be the fifteenth day (whether or not a Business Day) prior to the redemption date or liquidation date, as applicable.

    If less than all of the Preferred Securities and Common Securities issued by the Issuer are to be redeemed on a redemption date, then the aggregate liquidation preference of such Preferred Securities and Common Securities to be redeemed shall be allocated PRO RATA among the Preferred Securities and the Common Securities. The particular Preferred Securities to be redeemed shall be selected not more than 60 days prior to the redemption date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by lot or by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the liquidation preference of the Preferred Securities. The Property Trustee shall promptly notify the Conversion Agent in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the liquidation preference thereof to be redeemed; it being understood that, in the case of Preferred Securities held by DTC (or any successor) or its nominee, the distribution of the proceeds of such redemption will be made in accordance with the procedures of DTC or its nominee. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation preference of Preferred Securities which has been or is to be redeemed.

    Notice of any redemption of Debentures will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Debentures or portions thereof called for redemption.

SUBORDINATION OF COMMON SECURITIES

    Payment of Distributions on, and the redemption price of, the Preferred Securities and Common Securities, as applicable, shall be made PRO RATA based on the liquidation preference of such Preferred Securities and Common Securities; provided, however, that if on any distribution date or redemption date a Trust Agreement Event of Default shall have occurred and be continuing, no payment of any Distribution on, or redemption price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the redemption price the full amount of such redemption price on all of the outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or redemption price of, the Preferred Securities then due and payable.

    In the case of any Trust Agreement Event of Default, the Company as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Trust Agreement Event of Default until all such Trust Agreement Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Trust Agreement Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    In the event of any voluntary or involuntary liquidation, termination, dissolution or winding up of the Issuer (each, a "Liquidation"), the holders of the Preferred Securities at that time will be entitled to receive out of the assets of the Issuer, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation preference of $25 per Preferred Security plus accrued and unpaid Distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Debentures in an aggregate principal amount equal to the aggregate stated liquidation preference of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid Distributions on, the Preferred Securities, have been distributed on a PRO RATA basis to the holders of Preferred Securities in exchange for such Preferred Securities. See "--Distribution of Debentures."

    If such Liquidation Distribution can be paid only in part because the Issuer has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Issuer on the Preferred Securities shall be paid on a PRO RATA basis. The holder(s) of the Common Securities will be entitled to receive Liquidation Distributions upon any such liquidation PRO RATA with the holders of the Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities.

    Pursuant to the Trust Agreement, the Issuer shall automatically terminate upon expiration of its term and shall terminate on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company; (ii) the distribution of Debentures to the holders of the Preferred Securities and Common Securities, if the Company, as Depositor, has given written direction to the Property Trustee to terminate the Issuer (which direction is optional and wholly within the discretion of the Company, as Depositor); (iii) the redemption, conversion, or exchange of all of the Preferred Securities and Common Securities; (iv) the entry by a court of competent jurisdiction of an order for the dissolution of the Issuer; and (v) the occurrence of a Special Event, except in the case of a Tax Event following which the Company has elected to pay any Additional Sums such that the net amount received by holders of Preferred Securities in respect of Distributions is not reduced as a result of such Tax Event and the Company has not revoked any such election or failed to make such payment.

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TRUST AGREEMENT EVENTS OF DEFAULT; NOTICE

    An event of default under the Indenture (a "Debenture Event of Default") constitutes an event of default under the Trust Agreement with respect to the Preferred Securities and the Common Securities (a "Trust Agreement Event of Default"), whatever the reason for such Debenture Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

    Within ten days after the occurrence of any Trust Agreement Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Trust Agreement Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Company, as Depositor, unless such Trust Agreement Event of Default shall have been cured or waived. The Company, as Depositor, and the Administrative Trustees, on behalf of the Issuer, are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

    If a Trust Agreement Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities upon termination of the Issuer as described above. See "--Liquidation Distribution Upon Termination." The existence of a Trust Agreement Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

    If a Trust Agreement Event of Default has occurred and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as a holder of the Debentures against the Company. In addition, the holders of a majority in aggregate liquidation preference of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Debentures. If the Property Trustee fails to enforce its rights as holder of the Debentures after a request therefor by a holder of Preferred Securities, such holder may proceed to enforce such rights directly against the Company. Notwithstanding the foregoing, if a Trust Agreement Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may directly institute a Direct Action against the Company for enforcement of payment to such holder of the principal of or interest on the Debentures having a principal amount equal to the aggregate liquidation preference of the Preferred Securities of such holder on or after the respective due date specified in the Debentures. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Trust Agreement to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly against the Company any other remedy available to the Property Trustee unless the Property Trustee first fails to do so.

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

    Any corporation into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Issuer Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such Issuer Trustee, shall be the successor of such Issuer Trustee under the Trust Agreement, provided such corporation shall be otherwise qualified and eligible.

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MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE ISSUER

    The Issuer may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below. The Issuer may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the Property Trustee, the Delaware Trustee or the holders of the Preferred Securities, merge with or into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided that (i) such successor entity either (a) expressly assumes all of the obligations of the Issuer with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities and rank in priority with respect to Distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, if any, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose identical to that of the Issuer, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the Issuer experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity) and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Issuer nor such successor entity will be required to register as an investment company under the Investment Company Act, and (viii) the Company or any permitted successor or assignee owns all of the Common Securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Issuer shall not, except with the consent of holders of 100% in aggregate liquidation preference of the Preferred Securities, consolidate, amalgamate, merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Issuer or the successor entity to be classified as other than a grantor trust for United States Federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

    Except as provided below and under "Description of the Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

    The Trust Agreement may be amended from time to time by the Company and the Issuer Trustees, without the consent of the holders of the Preferred Securities
(i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement that shall not be inconsistent with the other provisions of the Trust Agreement, (ii) to modify, eliminate or add to any provision of the Trust Agreement to such extent as shall be necessary to ensure that the Issuer will be classified for United States Federal income tax purposes as a grantor trust at all times that any Preferred Securities and Common Securities are outstanding or to ensure that the Issuer will not be required to register as an "investment company" under the Investment Company Act or be classified as other than a grantor trust for United States Federal income tax purposes or (iii) to maintain the qualification of the Trust Agreement under the Trust Indenture Act; provided, however, that in the case of clause (i), such action shall not adversely affect in any material respect the interests of any holder of Preferred Securities or Common Securities, and any amendments of the Trust Agreement shall become effective when notice thereof is given to the holders of Preferred Securities and Common Securities. The Trust Agreement may be amended by the Issuer Trustees and the Company with (i) the consent of holders representing not less than a majority (based upon liquidation preferences) of the outstanding Preferred Securities and Common Securities, acting as a single class, and (ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the Issuer's status as a grantor trust for United States Federal income tax purposes or the Issuer's exemption from the status of an "investment company" under the Investment Company Act; provided further that (a) without the consent of each holder of Preferred Securities and Common Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Preferred Securities and Common Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Preferred Securities and Common Securities as of a specified date or (ii) restrict the right of a holder of Preferred Securities and Common Securities to institute suit for the enforcement of any such payment on or after such date.

    If any proposed amendment of the Trust Agreement provides for, or the Issuer Trustees otherwise propose to effect, the dissolution, winding-up or termination of the Issuer, other than pursuant to the terms of the Trust Agreement, then the holders of the then outstanding Preferred Securities, as a class, will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of the holders of the majority in aggregate liquidation preference of the Preferred Securities.

    The holders of a majority in aggregate liquidation preference of Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Debentures. So long as any Debentures are held by the Property Trustee, the Issuer Trustees shall not
(i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or executing any trust or power conferred on the Debenture Trustee with respect to such Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Debentures shall be due and payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Debentures where such consent shall be required, without in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation preference of all outstanding Preferred Securities (except in the case of clause (iv), which consent, in the event that no Trust Agreement Event of Default shall occur and be continuing, shall be of the holders of Preferred Securities and Common Securities, voting together as a single class); provided, however, that where a consent under the Indenture would require the consent of each holder of Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior written consent of each holder of the Preferred Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee shall notify each holder of record of the Preferred Securities of any notice of default with respect to the Debentures.

    A waiver of a Debenture Event of Default will constitute a waiver of the corresponding Trust Agreement Event of Default.

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
    Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of the Preferred Securities and the Common Securities or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement.

    No vote or consent of the holders of Preferred Securities will be required for the Issuer to redeem and cancel the Preferred Securities in accordance with the Trust Agreement.

    Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by the Company, the Issuer Trustees or any affiliate of any Issuer Trustee shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

    The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "--Certain Book-Entry Procedures for Global Certificates."

    Holders of the Preferred Securities will have no rights to appoint or remove the Issuer Trustees, who may be appointed, removed or replaced solely by the Company, as the direct or indirect holder of all the Common Securities.

PAYMENT AND PAYING AGENCY

    Payments in respect of the Preferred Securities shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable distribution dates or, if the Preferred Securities are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Securities Register. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as Paying Agent.

CERTAIN BOOK-ENTRY PROCEDURES FOR GLOBAL CERTIFICATES

    The description of book-entry procedures in this Prospectus includes summaries of certain rules and operating procedures of DTC that affect transfers of interests in the global certificate or certificates issued in connection with sales of Preferred Securities made pursuant to this Prospectus. All of the Preferred Securities will be issued as fully registered securities registered in the name of Cede & Co. (as nominee for DTC). Preferred Securities will be initially represented by one or more certificates in registered, global form (collectively, the "Global Certificate"). The Global Certificates will be deposited with DTC.

    DTC has advised the Issuer and the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

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
    DTC has advised the Issuer and the Company that its current practice, upon the issuance of the Global Certificate, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Certificate to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).

    As long as DTC, or its nominee, is the registered holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Preferred Securities represented by such Global Certificate for all purposes under the Trust Agreement and the Preferred Securities.

    Except in the limited circumstances described above, owners of beneficial interests in a Global Certificate will not be entitled to have any portions of such Global Certificate registered in their names, will not receive or be entitled to receive physical delivery of Preferred Securities in definitive form and will not be considered the owners or holders of the Global Certificate (or any Preferred Securities represented thereby) under the Trust Agreement or the Preferred Securities.

    Investors may hold their interests in the Global Certificate directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system. All interests in a Global Certificate, including those held through Euroclear or CEDEL, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear and CEDEL will also be subject to the procedures and requirements of such system.

    The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Certificate to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Certificate to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

    Payments of Distributions on Global Certificates will be made to DTC or its nominee as the registered owner thereof. Neither the Issuer, the Company, the Property Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Issuer and the Company expect that DTC or its nominee, upon receipt of any payment of Distributions in respect of a Global Certificate representing any Preferred Securities held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Certificate for such Preferred Securities as shown on the records of DTC or its nominee. The Issuer and the Company also expect that payments by participants to owners of beneficial interests in such Global Certificate held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

    Interests in the Global Certificates will trade in DTC's settlement system and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between

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
participants in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    DTC has advised the Issuer and the Company that it will take any action permitted to be taken by a holder of certificates (including the presentation of Preferred Securities for exchange as described below and the conversion of Preferred Securities) only at the direction of one or more participants to whose account with DTC interests in the Global Certificates are credited and only in respect of such portion of the aggregate liquidation preference of the Preferred Securities as to which such participant or participants has or have given such direction. However, if there is a Trust Agreement Event of Default, DTC reserves the right to exchange the Global Certificates for Preferred Securities in certificated form, and to distribute such Preferred Securities to its participants.

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Certificate among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer, the Company, the Property Trustee nor any of their respective agents will have any responsibility for the performance by DTC, its participants or indirect participants of its respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Certificates.

    Redemption notices shall be sent to Cede & Co. as the registered holder of the Preferred Securities. If less than all of the Preferred Securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

    Although voting with respect to the Preferred Securities is limited to the holders of record of the Preferred Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the Property Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners of the Preferred Securities and the voting rights of participants, indirect participants and beneficial owners of Preferred Securities will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Property Trustee and the Company. In the event that a successor securities depositary is not obtained, definitive Preferred Securities certificates representing such Preferred Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After a Debenture Event of Default, the holders of a majority in liquidation preference of Preferred Securities may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for the Preferred Securities will be printed and delivered.

    TRANSFER AGENT, REGISTRAR AND PAYING, CONVERSION AND EXCHANGE AGENT

    The Property Trustee presently acts as transfer agent, registrar and paying, conversion and exchange agent for the Preferred Securities.

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
    Registration of transfers or exchanges of Preferred Securities will be effected without charge by or on behalf of the Issuer, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Issuer will not be required to register or cause to be registered the transfer of the Preferred Securities after such Preferred Securities have been called for redemption.

    INFORMATION CONCERNING THE PROPERTY TRUSTEE

    The Company and certain of its subsidiaries may maintain deposit accounts and conduct other banking and corporate securities transactions and relationships with the Property Trustee in the ordinary course of their businesses. The Property Trustee, other than during the occurrence and continuance of a Trust Agreement Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Trust Agreement Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Trust Agreement Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by the Company and, if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Preferred Securities and the Common Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

    MISCELLANEOUS

    The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Issuer in such a way that the Issuer will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States Federal income tax purposes and so that the Debentures will be treated as indebtedness of the Company for United States Federal income tax purposes. In this connection, the Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Issuer or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Preferred Securities.

    Holders of the Preferred Securities have no preemptive or similar rights.

    The Issuer may not borrow money or issue debt or mortgage or pledge any of its assets.

GOVERNING LAW

    The Trust Agreement and the Preferred Securities are governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to its conflict of laws principles and excluding sections 3540 and 3561 of Title 12 of the Delaware General Corporate Laws.

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
                          DESCRIPTION OF THE GUARANTEE

    The Guarantee will be executed and delivered by the Company concurrently with the issuance by the Issuer of the Preferred Securities for the benefit of the holders from time to time of such Preferred Securities. The First National Bank of Chicago will be appointed as trustee ("Guarantee Trustee") under the Guarantee. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee (the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part). The Guarantee Trustee holds the Guarantee for the benefit of the holders of the Preferred Securities. As used in this section, the "Company" refers to Dura Automotive Systems, Inc., exclusive of its subsidiaries.

GENERAL

    Pursuant to and to the extent set forth in the Guarantee, the Company irrevocably agreed to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Issuer (the "Guarantee Payments"), are subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Issuer has funds on hand available therefor at such time, (ii) the redemption price with respect to any Preferred Securities called for redemption to the extent that the Issuer has funds on hand available therefor at such time, or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Issuer (unless the Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the Liquidation Distribution, to the extent that the Issuer has funds on hand available therefor at such time, and (b) the amount of assets of the Issuer remaining available for distribution to holders of Preferred Securities. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing the Issuer to pay such amounts to such holders.

    The Guarantee is an irrevocable guarantee on a subordinated basis of the Issuer's obligations under the Preferred Securities, but applies only to the extent that the Issuer has funds sufficient to make such payments, and is not a guarantee of collection. If the Company does not make interest payments on the Debentures held by the Issuer, the Issuer will not be able to pay Distributions on the Preferred Securities and will not have funds legally available therefor.

    The Company has, through the Guarantee, the Trust Agreement, the Debentures and the Indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Debentures and the Guarantee."

    The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Issuer with respect to the Common Securities to the same extent as the Guarantee, except that upon the occurrence and during the continuation of a Trust Agreement Event of Default, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

STATUS OF THE GUARANTEE

    The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all other liabilities of the Company and will rank PARI PASSU with most senior preferred stock, if any, now or hereinafter issued by the Company with any guarantee now or hereinafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company. The terms of the Preferred Securities provide that each holder by acceptance thereof consents and agrees to the subordination and other provisions of the Guarantee.

    The Guarantee constitutes a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee is held for the benefit of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer or upon distribution of the Debentures to the holders of the Preferred Securities. The Guarantee does not place a limitation on the amount of additional indebtedness that may be incurred by the Company or any of its subsidiaries.

AMENDMENTS AND ASSIGNMENT

    Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority in aggregate liquidation preference of such outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of the Preferred Securities--Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

CERTAIN COVENANTS OF THE COMPANY

    The Company covenanted in the Guarantee that if and so long as (i) the Issuer is the holder of all the Debentures, (ii) a Tax Event in respect of the Issuer has occurred and is continuing and (iii) the Company has elected, and has not revoked such election, to pay Additional Sums in respect of the Preferred Securities and Common Securities, the Company, subject to the subordination provisions hereinafter referenced, will pay to the Issuer such Additional Sums. The Company also covenanted that it will not, and it will not cause any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of the Company that rank PARI PASSU with or junior to the Debentures (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by the Company where the payment is made by way of securities (including capital stock) that rank PARI PASSU with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made,
(b) redemptions or purchases of any rights issued pursuant to a rights agreement and the declaration of a dividend of such rights or the issuance of preferred stock under such plans in the future, (c) payments under the Guarantee, (d) purchases of Common Stock related to the issuance of Common Stock under any of the Company's benefit plans for its directors, officers or employees, (e) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one series or class of the Company's capital stock for another series or class of the Company's capital stock and (f) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (i) there shall have occurred any event of which the Company has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default and
(b) in respect of which the Company shall not have taken reasonable steps to cure, (ii) the Company shall be in default with respect to its payment of any obligations under the Guarantee or (iii) the Company shall have given notice of its election of an Extension Period as provided in the Indenture with respect to the Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. The Company has also covenanted (i) for so long as Preferred Securities are outstanding, not to convert Debentures except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Preferred Securities, (ii) to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities, (iii) not to voluntarily terminate, wind-up or liquidate the Issuer, except (a) in connection with a distribution of the Debentures to the holders of the Preferred Securities in liquidation of the Issuer or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, (iv) to maintain the reservation for issuance of the number of shares of Common Stock that would be required from time to time upon the conversion of all the Debentures then outstanding, (v) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer to remain classified as a grantor trust and not as an association taxable as a corporation for United States Federal income tax purposes and (vi) to deliver shares of Common Stock upon an election by the holders of the Preferred Securities to convert such Preferred Securities into Common Stock.

    As part of the Guarantee, the Company has agreed that it will honor all obligations described therein relating to the conversion or exchange of the Preferred Securities into or for Common Stock or Debentures.

EVENTS OF DEFAULT

    An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation preference of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

    If the Guarantee Trustee fails to enforce the Guarantee, any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. In addition, any record holder of Preferred Securities shall have the right, which is absolute and unconditional, to proceed directly against the Company to obtain Guarantee Payments, without first waiting to determine if the Guarantee Trustee has enforced the Guarantee or instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. The Company has waived any right or remedy to require that any action be brought just against the Issuer, or any other person or entity before proceeding directly against the Company.

    The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

    The Guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the Preferred Securities, upon full payment of the amounts payable upon liquidation of the Issuer, upon the distribution, if any, of Class A Common Stock to the holders of Preferred Securities in respect of the conversion of all such holders' Preferred Securities into Class A Common Stock or upon distribution of Debentures to the holders of the Preferred Securities in exchange for all of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee.

GOVERNING LAW

    The Guarantee will be governed by and construed in accordance with the law of the State of Illinois.

                         DESCRIPTION OF THE DEBENTURES

    The Debentures will be issued under a Junior Convertible Subordinated Indenture, to be dated March 20, 1998 between the Company and The First National Bank of Chicago, as trustee (the "Debenture Trustee"), a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. This summary of certain terms and provisions of the Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated herein or therein by reference. As used in this section, the Company refers to Dura Automotive Systems, Inc., exclusive of its subsidiaries.

GENERAL

    The Debentures are unsecured and rank junior and subordinate in right of payment to all future Senior Debt of the Company. The Debentures are limited in aggregate principal amount to approximately $51.5 million (approximately $59.2 million if the Underwriters' over-allotment option is exercised in full), such amount being the sum of the aggregate stated liquidation preference of the Preferred Securities and capital contributed by the Company in exchange for the Common Securities. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture or any existing or other indenture that the Company may enter into in the future or otherwise. See "--Subordination."

    Concurrently with the issuance of the Preferred Securities, the Issuer invested the proceeds thereof and the consideration paid by the Company for the Common Securities in the Debentures. The Debentures are in the principal amount equal to the aggregate stated liquidation preference of the Preferred Securities plus the Company's concurrent investment in the Common Securities.

    The Debentures are not subject to any sinking fund provision. The entire principal amount of the Debentures will mature, and become due and payable, together with any accrued and unpaid interest thereon, on March 31, 2028.

INTEREST

    The Debentures bear interest at the annual rate of 7 1/2% per annum, payable quarterly in arrears on March 31, June 30, September 30 and December 31, of each year, commencing on June 30, 1998 (each, an "Interest Payment Date"), to the person in whose name each Debenture is registered at the close of business on the Business Day next preceding such Interest Payment Date, subject to certain exceptions. It is anticipated that, until the liquidation, if any, of the Issuer, each Debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the Preferred Securities and the Common Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the stated rate per annum, compounded quarterly. The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums, as applicable.

GLOBAL SECURITIES

    If distributed to holders of the Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Issuer as a result of the occurrence of a Special Event, the Debentures will be issued in the same form as the Preferred Securities which such Debentures replace. Any Global Certificate will be replaced by one or more global certificates (each a "Global Security") registered in the name of the depository or its nominee. Except under the limited circumstances described below, the Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Debentures in definitive form. The Global Securities described above may not be transferred except by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or to a successor depository or its nominee.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

    Except as provided below, owners of beneficial interests in such a Global Security are not entitled to receive physical delivery of Debentures in definitive form and will not be considered the holders thereof for any purpose under the Indenture, and no Global Security representing Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depository or its nominee or to a successor depository or its nominee. Accordingly, each beneficial owner of Preferred Securities must rely on the procedures of DTC or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

    If Debentures are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Issuer and a Global Security is issued, DTC will act as securities depository for the Debentures represented by such Global Security. For a description of DTC and the specific terms of the depository arrangements, see "Description of the Preferred Securities--Certain Book-Entry Procedures for Global Certificates." As of the date of this Prospectus, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. The Company may appoint a successor to DTC or any successor depository in the event DTC or such depository is unable or unwilling to continue as a depository for the Global Securities.

    None of the Company, the Debenture Trustee, any Paying Agent or the Securities Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security representing such Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    A Global Security is exchangeable for Debentures registered in the names of persons other than DTC or its nominee only if (i) DTC notifies the Company that it is unwilling or unable to continue as a depository for such Global Debenture and no successor depositary shall have been appointed by the Company within 90 days, or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered to act as such depository, (ii) the Company in its sole discretion determines that such Global Security shall be so exchangeable, or (iii) there shall have occurred and be continuing an Event of Default with respect to such Global Security. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such Global Security. In the event that Debentures are issued in definitive form, such Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described in "--Payment and Paying Agents" below.

PAYMENT AND PAYING AGENTS

    Payments on Debentures represented by a Global Security will be made to DTC, as the depositary for the Debentures. In the event Debentures are issued in definitive form, principal of and premium, if any, and any interest on Debentures will be payable, the transfer of the Debentures will be registrable, and the

Debentures will be exchangeable for Debentures of other denominations of a like aggregate principal amount at the corporate office of the Debenture Trustee in the City of New York or at the office of such Paying Agent or Paying Agents as the Company may designate, except that at the option of the Company payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Securities Register, provided that proper transfer instructions have been received by the Regular Record Date. Payment of any interest on Debentures will be made to the Person in whose name such Debentures are registered at the close of business on the Regular Record Date for such interest, except in the case of Defaulted Interest. The Regular Record Date for the interest payable on any Interest Payment Date shall be the fifteenth day (whether or not a Business Day) next preceding such Interest Payment Date. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent.

    Any monies deposited with the Debenture Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of and premium, if any, or interest on any Debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Debentures shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    So long as no Event of Default under the Indenture has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest (including any Liquidated Damages) on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the stated maturity of the Debentures. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the stated annual rate, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Debentures (or holders of Preferred Securities while the Preferred Securities are outstanding) will continue to be required to accrue interest income for United States Federal income tax purposes. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

    During any such Extension Period, the Company may not, and may not cause any subsidiary to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of the Company that rank PARI PASSU with or junior to the Debentures (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by the Company where the payment is made by way of securities (including capital stock) that rank PARI PASSU with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) redemptions or purchases of any rights pursuant to a rights agreement and the declaration of a dividend of such rights or the issuance of preferred stock under such plan in the future, (c) payments under the Guarantee, (d) purchases of Common Stock related to the issuance of Common Stock under any of the Company's benefit plans for its directors, officers or employees, (e) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one series or class of the Company's capital stock for another series or class of the Company's capital stock, and (f) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the stated maturity of the Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company shall give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election to begin any Extension Period at least one Business Day prior to the earlier of (i) the record date for the date Distributions on the Preferred Securities (or, if no Preferred Securities are outstanding, for the date interest on the Debentures would have been payable except for the election to begin such Extension Period) and (ii) the date the Property Trustee is (or, if no Preferred Securities are outstanding, the Debenture Trustee is) required to give notice to Nasdaq or other applicable self-regulatory organization or to holders of such Preferred Securities (or, if no Preferred Securities are outstanding, to the holders of such Debentures) of such record date. The Debenture Trustee and the Property Trustee shall give notice of the Company's election to begin an Extension Period to the holders of the Debentures and the Preferred Securities, respectively.

MANDATORY REDEMPTION

    Upon repayment at maturity or as a result of acceleration upon the occurrence of a Debenture Event of Default, the Company will redeem the Debentures, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, together with any accrued and unpaid interest thereon. Any payment pursuant to this provision shall be made prior to 12:00 noon, New York City time, on the date of such repayment or acceleration or at such other time on such earlier date as the parties thereto shall agree. The Debentures are not entitled to the benefit of any sinking fund or, except as set forth above or as a result of acceleration, any other provision for mandatory prepayment.

OPTIONAL REDEMPTION

    On and after March 31, 2001, the Company will have the right, at any time and from time to time, to redeem the Debentures, in whole or in part, upon notice given as provided below, during the twelve month periods beginning on March 31, in each of the following years and at the indicated redemption prices (expressed as a percentage of the principal amount of the Debentures being redeemed), together with any accrued but unpaid interest on the portion being redeemed.

           YEAR             REDEMPTION PRICE
--------------------------  -----------------
2001......................        105.250%
2002......................        104.500
2003......................        103.750
2004......................        103.000
2005......................        102.250
2006......................        101.500
2007......................        100.750
2008 and thereafter.......        100.000

    For so long as the Issuer is the holder of all the outstanding Debentures, the proceeds of any such redemption will be used by the Issuer to redeem Preferred Securities and Common Securities in accordance with their terms. The Company may not redeem the Debentures in part unless all accrued and unpaid interest has been paid in full on all outstanding Debentures. The Company may not, in any case, redeem the Debentures unless all accrued and unpaid interest thereon has been paid in full on all outstanding Debentures through the last interest payment date prior to and including the date of redemption. See "Description of the Preferred Securities--Optional Redemption."

    The Company also shall have the right to redeem the Debentures at any time after March 31, 2001 upon the occurrence of a Tax Event as described in "Description of the Preferred Securities--Special Event Exchange or Redemption" at a redemption price equal to the principal amount thereof, plus any accrued and unpaid interest.

REDEMPTION PROCEDURES

    Notices of any redemption of the Debentures and the procedures for such redemption shall be as provided with respect to the Preferred Securities under "Description of the Preferred Securities-- Redemption Procedures." Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Debentures or portions thereof called for redemption.

DISTRIBUTION OF DEBENTURES

    At any time, the Company has the right to terminate the Issuer and cause the Debentures to be distributed to the holders of the Preferred Securities in liquidation of the Issuer after satisfaction of liabilities to creditors of the Issuer as provided by applicable law. If distributed to holders of Preferred Securities in liquidation, the Debentures will initially be issued in the form of one or more Global Securities and DTC, or any successor depositary for the Preferred Securities, will act as depositary for the Debentures. It is anticipated that the depositary arrangements for the Debentures would be substantially identical to those in effect for the Preferred Securities. There can be no assurance as to the market price of any Debentures that may be distributed to the holders of Preferred Securities. For a description of DTC and the terms of the depositary matters, see "Description of the Preferred Securities--Certain Book-Entry Procedures for Global Certificates."

CONVERSION OF THE DEBENTURES

    The Debentures are convertible at the option of the holders of the Debentures into Common Stock, at any time prior to redemption or maturity, at the rate of 0.5831 shares of Class A Common Stock for each $25 in principal amount of the Debentures (equivalent to a conversion price of $42 7/8 per share of Class A Common Stock), subject to the conversion price adjustments described under "Description of the Preferred Securities--Conversion Rights." The Issuer covenanted for so long as the Preferred Securities are outstanding not to convert the Debentures except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Preferred Securities. Upon surrender of such Preferred Securities to the Conversion Agent for conversion, the Issuer will distribute the commensurate principal amount of the Debentures to the Conversion Agent on behalf of the holder of every Preferred Security so converted, whereupon the Conversion Agent will convert such Debentures into Class A Common on behalf of such holder. The Company's delivery to the holders of the Debentures (through the Conversion Agent) of the fixed number of shares of Common Stock into which the Debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy the Company's obligation to pay the principal amount of the Debentures, and the accrued and unpaid interest attributable to the period from the last date to which interest has been paid or duly provided for.

MODIFICATION OF INDENTURE

    From time to time, the Company and the Debenture Trustee may, without the consent of the holders of Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of the Debentures, or the holders of the Preferred Securities so long as they remain outstanding) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Debentures, to modify the Indenture in a manner affecting the rights of the holders of the Debentures; provided that no such modification may, without the consent of the holder of each outstanding Debentures so affected, (i) change the stated maturity of the Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon (other than deferrals of the payments of interest as described under "--Option to Extend Interest Payment Period") or reduce the premiums payable upon the redemption thereof, impair any right to institute suit for the enforcement of any such payment, or change the subordination provisions of the Indenture or any right to convert any Debentures in a manner adverse to the holders or (ii) reduce the percentage of principal amount of the Debentures, the holders of which are required to consent to any such modification of the Indenture, provided that, so long as any of the Preferred Securities remain outstanding, (a) no such modification may be made that adversely affects the holders of such Preferred Securities in any material respect, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority in aggregate liquidation preference of the Preferred Securities then outstanding unless and until the principal of the Debentures and all accrued and unpaid interest thereon has been paid in full and (b) where a consent under the Indenture would require the consent of each holder of Debentures, no such consent will be given by the Property Trustee without prior consent of each holder of the Preferred Securities.

DEBENTURE EVENTS OF DEFAULT

    The occurrence of any of the following events with respect to the Debentures constitutes a "Debenture Event of Default" with respect to such Debentures:

        (i) failure for 30 days to pay any interest on the Debentures, when due (subject to the deferral of any due date in the case of an Extension Period);

        (ii) failure to pay any principal of or premium, if any, on the Debentures when due whether at maturity, upon redemption by declaration or otherwise;

       (iii) failure by the Company to deliver shares of Common Stock upon an appropriate election by holders of the Debentures to convert such Debentures;

        (iv) default for 90 days by the Company in the observance or performance of any other covenant or agreement contained in the Indenture relating to the Debentures after written notice thereof as provided in the Indenture; or

        (v) certain events of bankruptcy, insolvency or reorganization relating to the Company.

    The holders of a majority in aggregate outstanding principal amount of the Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or exercising any trust or power conferred on the Trustee consistent with the Indenture. The Debenture Trustee or the holders of not less than 25% in aggregate principal amount of the Debentures then outstanding may declare the principal due and payable immediately upon a Debenture Event of Default, and, should the Debenture Trustee or the holders of the Debentures fail to make such declaration, the holders of at least 25% in aggregate liquidation preference of the Preferred Securities then outstanding shall have such right. The holders of a majority in aggregate outstanding principal amount of the Debentures may annul and rescind such declaration if the default (other than the non-payment of the principal of the Debentures which has become due solely by such acceleration) has been cured or waived and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee and, should the holders of the Debentures fail to annul and rescind such declaration, the holders of a majority in aggregate liquidation preference of the Preferred Securities then outstanding shall have such right.

    The holders of a majority in aggregate outstanding principal amount of the Debentures affected thereby may, on behalf of the holders of all the Debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Debenture and, should the holders of the Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation preference of the Preferred Securities shall have such right. The Company is

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
required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

    In case a Debenture Event of Default shall occur and be continuing as to the Debentures, the Property Trustee will have the right to declare the principal of and the interest on the Debentures and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

    If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Debentures on the date such interest or principal is otherwise payable, a holder of Preferred Securities may institute a Direct Action for payment after the respective due date specified in the Debentures. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. Notwithstanding any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of or interest on the Debentures held by the Issuer or the Property Trustee and the Company shall be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by the Company to such holder in any Direct Action.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    The Indenture provides that the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially or as an entirety to the Company, unless (i) in case the Company consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company's obligations on the Debentures; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have happened and be continuing; (iii) in the case of the Debentures, such transaction is permitted under the Trust Agreement and Guarantee and does not give rise to any breach or violation of the Trust Agreement or Guarantee; and
(iv) certain other conditions as prescribed in the Indenture are met.

    The general provisions of the Indenture do not afford holders of the Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Debentures.

EXPENSES OF ISSUER

    Pursuant to the Indenture, the Company will pay all of the costs, expenses or liabilities of the Issuer, other than obligations of the Issuer to pay to the holders of any Preferred Securities or Common Securities the amounts due such holders pursuant to the terms of the Preferred Securities or Common Securities.

SATISFACTION AND DISCHARGE

    The Indenture provides that when, among other things, all Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their stated maturity within one year or are to be property called for redemption within one year, and the Company deposits or causes to be deposited with the Debenture Trustee trust funds, in trust, for the purpose and in an amount in the currency or currencies in which the Debentures are payable sufficient to pay and discharge the entire indebtedness on the Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal and premium, if any, and interest to the date of the deposit or to the stated maturity, as the case may be, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture.

SUBORDINATION

    In the Indenture, the Company has covenanted and agreed that any Debentures issued thereunder will be subordinate and junior in right of payment to all Senior Debt (as defined below) of the Company whether now existing or hereinafter incurred. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Debt will first be entitled to receive payment in full of principal of and premium, if any, and interest, if any, on such Senior Debt before the Property Trustee, on behalf of the holders of the Debentures, will be entitled to receive or retain any payment in respect of the principal of and premium, if any, or interest, if any, on the Debentures.

    In the event of the acceleration of the maturity of any Debentures, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Debentures will be entitled to receive or retain any payment in respect of the principal of or premium, if any, or interest, if any, on the Debentures.

    No payments on account of principal (or premium, if any) or interest, if any, in respect of the Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

    "Debt" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; and (vi) every obligation of the type referred to in clauses (i) through (v) of another Person and all dividends of another person the payment of which, in either case, such Person has guaranteed or for which such Person is responsible or liable, directly or indirectly, as obligor or otherwise.

    "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of the Company, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Debentures or to other Debt which is PARI PASSU with, or subordinated to, the Debentures; provided, however, that Senior Debt shall not be deemed to include:

        (i) any Debt of the Company which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to the Company,

        (ii) any Debt of the Company to any of its subsidiaries;

       (iii) Debt to any employee of the Company,

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
        (iv) any liability for taxes,

        (v) Debt or other monetary obligations to trade creditors or assumed by the Company or any of its subsidiaries in the ordinary course of business in connection with the obtaining of goods, materials or services, and

        (vi) the Debentures.

    The Indenture places no limitation on the amount of additional Senior Debt that may be incurred by the Company.

GOVERNING LAW

    The Indenture and the Debentures will be governed by and construed in accordance with the laws of the State of Illinois.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

    The Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of the Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                        THE DEBENTURES AND THE GUARANTEE

    As used in this section, the term the "Company" refers to Dura Automotive Systems, Inc., exclusive of its subsidiaries.

FULL AND UNCONDITIONAL GUARANTEE

    Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Issuer has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." Taken together, the Company's obligations under the Debentures, the Indenture, the Trust Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Preferred Securities. If and to the extent that the Company does not make payments on the Debentures, the Issuer will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Issuer does not have sufficient funds to pay such Distributions. In such event, a holder of Preferred Securities may institute a Direct Action directly against the Company to enforce payment of such Distributions to such holder after the respective due dates. All obligations of the Company under the Guarantee are subordinate and junior in right of payment to all other liabilities of the Company and PARI PASSU with most senior preferred stock, if any, issued from time to time by the Company and any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company.

SUFFICIENCY OF PAYMENTS

    As long as payments of interest and other payments are made when due on the Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Debentures will be equal to the sum of the aggregate stated liquidation preference of the Preferred Securities and Common Securities;
(ii) the interest rate and interest and other payment dates on the Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities; (iii) the Company shall pay for all and any costs, expenses and liabilities of the Issuer except the Issuer's obligations to holders of the Preferred Securities under such Preferred Securities; and (iv) the Trust Agreement further provides that the Issuer will not engage in any activity that is not consistent with the limited purposes of the Issuer.

    Notwithstanding anything to the contrary in the Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

    A holder of any Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Issuer or any other person or entity.

    A default or event of default under any Senior Debt of the Company will not constitute a default under the Indenture or a Debenture Event of Default. However, in the event of payment defaults under, or acceleration of, Senior Debt of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Debentures until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Debentures would constitute a Debenture Event of Default.

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
LIMITED PURPOSE OF ISSUER

    The Preferred Securities evidence a beneficial interest in the Issuer, and the Issuer exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the proceeds thereof in the Debentures. A principal difference between the rights of a holder of Preferred Securities and a holder of Debentures is that a holder of Debentures is entitled to receive from the Company the principal amount of and interest accrued on Debentures held, while a holder of Preferred Securities is entitled to receive Distributions from the Issuer (or from the Company under the applicable Guarantee) if and to the extent the Issuer has funds available for the payment of such Distributions.

RIGHTS UPON LIQUIDATION

    Upon any voluntary or involuntary termination, winding-up or liquidation of the Issuer involving the liquidation of the Debentures, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Issuer, the Liquidation Distribution in cash. See "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt, but entitled to receive payment in full of principal and interest before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Issuer (other than the Issuer's obligations to the holders of the Preferred Securities), the positions of a holder of such Preferred Securities and a holder of such Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

    The total amount of authorized capital stock of the Company consists of 30,000,000 shares of Class A Common Stock, par value $0.01 per share, 10,000,000 shares of Class B Common Stock, par value $0.01 per share and 5,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). As of December 31, 1997, 4,161,657 shares of Class A Common Stock, 4,654,380 shares of Class B Common Stock and no shares of Preferred Stock were issued and outstanding. The following summary of certain provisions of the Company's capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Restated Certificate and the By-laws of the Company that are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

    The Restated Certificate and By-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board.

CLASS A COMMON STOCK

    All of the outstanding shares of Class A Common Stock are validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any Preferred Stock, the holders of outstanding shares of Class A Common Stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board may from time to time determine. See "Dividend Policy." The shares of Class A Common Stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock are entitled to receive PRO RATA the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Each outstanding share of Class A Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. Except as otherwise required by law or the Restated Certificate, the Class A Common Stock and Class B Common Stock vote together on all matters submitted to a vote of the stockholders, including the election of Directors.

    The Class A Common Stock is traded on Nasdaq under the symbol "DRRA."

CLASS B COMMON STOCK

    The issued and outstanding shares of Class B Common Stock generally have identical rights to those of the Class A Common Stock except with respect to voting power and conversion rights. Each share of Class B Common Stock is entitled to ten votes on all matters submitted to a vote of stockholders, as compared to one vote for each share of Class A Common Stock. Class B Common Stock is convertible at the option of the holder, and mandatorily convertible upon any transfer thereof (except to affiliates) and at any time that the MC Stockholders and their affiliates, in the aggregate, do not beneficially own at least 10% of the total outstanding shares of Common Stock, into Class A Common Stock on a share-for-share basis. The Class B Common Stock is not registered under the Securities Act and will not be listed for trading on any national securities exchange or on Nasdaq.

PREFERRED STOCK

    The Board may, without further action by the Company's stockholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of

Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of Common Stock. Under certain circumstances, the issuance of shares of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of Directors then in office, the Board, without stockholder approval, may issue shares of Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of Common Stock. Upon consummation of the Offering, there will be no shares of Preferred Stock outstanding, and the Company has no present intention to issue any shares of Preferred Stock. The Stockholders Agreement provides that the affirmative vote of two-thirds of the Board is required to issue any Preferred Stock.

CERTAIN PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND
  BY-LAWS

    The Restated Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Restated Certificate and the By-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the Chairman of the Board or the President of the Company, or pursuant to a resolution adopted by a majority of the Board. Stockholders are not permitted to call a special meeting or to require the Board to call a special meeting.

    The By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders of the Company, including proposed nominations of persons for election to the Board.

    Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the By-laws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the By-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of Directors or otherwise attempting to obtain control of the Company.

    The Restated Certificate and By-laws provide that the affirmative vote of holders of at least 80% of the total votes eligible to be cast in the election of Directors will be required to amend, alter, change or repeal certain of their provisions. This requirement of a super-majority vote to approve amendments to the Restated Certificate and By-laws could enable a minority of the Company's stockholders to exercise veto power over any such amendments. In addition, the Class B Common Stock has ten votes, as compared to one vote for each share of Class A Common Stock, on all matters, including the election of Directors, to come before the stockholders. By virtue of such stock ownership, the holders of the Class B Common Stock will be able to control the vote on all matters submitted to a vote of the holders of Common Stock, including the election of Directors, amendments to the Restated Certificate and By-laws and approval of significant corporate transactions. Such concentration of ownership could also have the effect of delaying, deterring or preventing a change in control of the Company that might otherwise be beneficial to stockholders. See "Risk Factors--Control by Certain Stockholders."

CERTAIN PROVISIONS OF DELAWARE LAW

    The Company is subject to the "business combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) the transaction is approved by the Board of Directors prior to the date the "interested stockholder" obtained such status,
(ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder," owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Restated Certificate limits the liability of Directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Restated Certificate provides that the Company shall indemnify Directors and officers of the Company to the fullest extent permitted by such law. The Company has entered into indemnification agreements with its current Directors and executive officers.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Class A Common Stock is Firstar Trust Company.

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
                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    Following is a summary of certain of the material United States Federal income tax consequences of the purchase, ownership, disposition and conversion of the Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by holders who purchase the Preferred Securities upon original issuance. This summary does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, foreign taxpayers (except to the extent discussed under the heading "United States Alien Holders") or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the United States Dollar. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

    INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF PREFERRED SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

CLASSIFICATION OF THE DEBENTURES

    The Company has taken the position that the Debentures will be classified for United States Federal income tax purposes as indebtedness of the Company under current law and, by acceptance of Preferred Securities, each holder covenants to treat the Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Debentures. No assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service (the "IRS") or, if challenged, that such a challenge will not be successful. A successful IRS challenge to the classification of the Debentures as debt would prevent the Company from deducting the interest paid or accrued on the Debentures for United States Federal income tax purposes and could constitute a Tax Event. Additionally, if the interest on the Debentures is not deductible it could adversely affect the Company's ability to make payments on the Debentures. The remainder of this discussion assumes that the Debentures will be classified as indebtedness of the Company for United States Federal income tax purposes.

CLASSIFICATION OF THE ISSUER

    In the opinion of Kirkland & Ellis, special United States tax counsel to the Issuer and the Company, the Issuer will be classified as a grantor trust and will not be classified as an association taxable as a corporation for United States Federal income tax purposes. Accordingly, for United States Federal income tax purposes, each holder of Preferred Securities generally will be considered the owner of an undivided interest in the Debentures, and each holder will be required to include in its gross income any interest with respect to its allocable share of those Debentures.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    Under the Indenture, the Company has the option to defer the payment of interest on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the stated maturity of the Debentures. The Company's option to extend the interest period will cause the Debentures to be subject to the OID rules for United States Federal income tax purposes. Accordingly, regardless of a holder's regular method of accounting, a holder will recognize interest income (in the form of OID) on a daily basis under a constant yield method over the term of the Debentures (including during any Extension Period), regardless of the receipt of cash with respect to the period to which such income is attributable and regardless of whether the Company exercises its option to extend any interest payment period. The amount of OID that will be recognized in any quarter will approximately equal the amount of income that accrues on the Debentures in that quarter at the stated interest rate.

    As a result, holders will include interest (in the form of OID) in gross income in advance of the receipt of cash, and any holders who dispose of Preferred Securities or convert Preferred Securities into Class A Common Stock prior to the record date for the payment of distributions will include interest in gross income but will not receive any cash related thereto from the Issuer. Because income on the Debentures will constitute interest, corporate holders will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Debentures.

DEDUCTIBILITY OF INTEREST BY THE COMPANY

    The Company will take the position that interest paid or accrued on the Debentures will be deductible by the Company for United States Federal income tax purposes in accordance with its normal method of accounting. There is a risk that the IRS may attempt to disallow all or a portion of such deductions either
(i) on the basis that the Debentures constitute "corporate acquisition indebtedness" within the meaning of Section 279 of the Code or (ii) on the basis that the Debentures constitute "disqualified debt instruments" within the meaning of Section 163(l) of the Code. The Company does not believe that deductions for interest paid or accrued on the Debentures should be disallowed under either of such provisions, but there can be no assurance that such position will not be challenged by the IRS or, if challenged, that such a challenge will not be successful. A successful IRS challenge to the deductibility of interest paid or accrued on the Debentures could constitute a "Tax Event," as discussed above. Additionally, if the interest on the Debentures is not deductible, it could adversely affect the Company's ability to make payments on the Debentures.

REDEMPTION OF PREFERRED SECURITIES FOR DEBENTURES OR CASH UPON DISSOLUTION OF
  THE ISSUER

    Under certain circumstances, the Debentures may be distributed to holders in exchange for the Preferred Securities. Assuming the treatment of the Issuer as a grantor trust is respected, such a distribution to holders, for United States Federal income tax purposes, would be treated as a nontaxable event to each holder, and each holder would receive an aggregate tax basis in the Debentures distributed equal to such holder's aggregate tax basis in its Preferred Securities exchanged therefor. A holder's holding period in the Debentures so received would include the period during which the Preferred Securities were held by such holder. If, however, the exchange is caused by a Tax Event that has occurred and is continuing, which results in the Issuer being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to the Issuer and holders of the Preferred Securities.

    Under certain circumstances described herein (see "Description of the Preferred Securities--Special Event Exchange or Redemption"), the Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States Federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder would recognize gain or loss in the same manner as if it sold such redeemed Preferred Securities for cash.

SALES OF PREFERRED SECURITIES

    A holder that sells Preferred Securities will recognize gain or loss equal to the difference between the amount realized on the sale of the Preferred Securities and the holder's adjusted tax basis in such Preferred Securities. The tax basis of a Preferred Security will be increased by the amount of any interest (in the form of OID) that is included in income, and will be decreased by the amount of any payment made by the Company on the Debentures. In general, such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year at the time of sale. Long-term capital gain of an individual U.S. Holder is subject to a maximum United States Federal income tax rate of 28% in respect of capital assets held for more than one year. The maximum tax rate is reduced to 20% for capital assets held for more than 18 months. Capital gain on the disposition of assets held for not more than one year is taxed at the rates applicable for ordinary income (i.e., up to 39.6%).

    The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Debentures. A holder who disposes of its Preferred Securities between record dates for payments of distributions thereon will be required to include in income as ordinary income any accrued but unpaid interest (in the form of OID) on the Debentures to the date of disposition and to add such amount to its adjusted tax basis in its PRO RATA share of the underlying Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis, such holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States Federal income tax purposes.

CONVERSION OF PREFERRED SECURITIES INTO CLASS A COMMON STOCK

    A holder of Preferred Securities generally will not recognize income, gain or loss upon the conversion of the Preferred Securities into Class A Common Stock through the Conversion Agent. A holder of Preferred Securities will, however, recognize gain upon the receipt of cash in lieu of a fractional share of Class A Common Stock generally equal to the amount of cash received less such holder's tax basis in such fractional share. Such holder's tax basis in Class A Common Stock received upon conversion should generally be equal to such holder's tax basis in the Preferred Securities delivered to the Conversion Agent for exchange (which will include any accrued but unpaid OID) less the basis allocated to any fractional share for which cash is received, and such holder's holding period in the Class A Common Stock received upon conversion should generally begin on the date such holder acquired the Preferred Securities that are subsequently delivered to the Conversion Agent for exchange.

ADJUSTMENT OF CONVERSION PRICE

    Treasury Regulations promulgated under Section 305 of the Code would treat holders of Preferred Securities as having received a constructive distribution from the Company in the event the conversion ratio of the Debentures were adjusted if (i) as a result of such adjustment, the proportionate interest (measured by the quantum of Class A Common Stock into or for which the Debentures are convertible or exchangeable) of the holders of the Preferred Securities in the assets or earnings and profits of the Company were increased and (ii) the adjustment was not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the conversion ratio would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to the Class A Common Stock. Thus, under certain circumstances, a reduction in the conversion price for the holders may result in deemed dividend income to holders to the extent of the current or accumulated earnings and profits of the Company. Holders of the Preferred Securities would be required to include their allocable share of such deemed dividend income in gross income but would not receive any cash related thereto.

UNITED STATES ALIEN HOLDERS

    For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership, or a foreign estate or trust.

    Under present United States Federal income tax law:

    (a) payments by the Issuer or any of its paying agents to any holder of a Preferred Security who or which is a United States Alien Holder will not be subject to United States Federal withholding tax; provided, that (i) the beneficial owner of the Preferred Security does not actually or constructively own

10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the beneficial owner of the Preferred Security is not a controlled foreign corporation that is related to the Company through stock ownership, and (iii) either (A) the beneficial owner of the Preferred Security certifies its status as a United States Alien Holder to the Issuer or its agent, under penalties of perjury, and provides its name and address or (B)
(x) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Preferred Security in such capacity, certifies to the Issuer or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution holding such security for the beneficial owner and furnishes the Issuer or its agent with a copy thereof; or (y) with respect to payments after December 31, 1998, a "qualified intermediary" (which includes certain foreign financial institutions, foreign clearing organizations or foreign branches of United States financial institutions or clearing organizations which have entered into withholding agreements with the Internal Revenue Service and have received appropriate certification from the beneficial owner) provides the Issuer or any of its paying agents with an intermediary withholding certificate;

    (b) dividends paid with respect to Class A Common Stock to a United States Alien Holder generally will be subject to withholding of United States Federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), unless the dividend (i) is effectively connected with the conduct of a trade or business of the United States Alien Holder within the United States and certain certification requirements are satisfied, or (ii) if an income tax treaty applies, is attributable to a United States permanent establishment of the United States Alien Holder;

    (c) except to the extent that an applicable treaty otherwise provides, a United States Alien Holder generally will be taxed in the same manner as other holders with respect to interest (in the form of OID) or dividends if the income is effectively connected with a United States trade or business of the United States Alien Holder (effectively connected interest (in the form of OID) or dividends received by a corporate United States Alien Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty);

    (d) a United States Alien Holder of a Preferred Security or Class A Common Stock generally will not be subject to United States Federal income or withholding tax on any gain (other than that attributable to accrued but unpaid interest (in the form of OID), which is taxable in the manner described above) realized upon the sale or other disposition of a Preferred Security or Class A Common Stock (including the receipt of cash in lieu of fractional shares upon conversion of Preferred Securities into shares of Class A Common Stock), unless
(i) (A) the gain is effectively connected with the conduct of a trade or business of the United States Alien Holder in the United States or (B) if a tax treaty applies, the gain is attributable to a United States permanent establishment of the United States Alien Holder; (ii) in the case of a United States Alien Holder who is an individual and holds the Preferred Securities or Class A Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; (iii) the United States Alien Holder is subject to tax pursuant to the provisions of United States Federal income tax laws applicable to certain United States expatriates; or (iv) (A) the Company is or has been a "U.S. real property holding corporation" for United States Federal income tax purposes at any time during the five-year period ending on the date of disposition, or, if shorter, the period during which the United States Alien Holder held the Preferred Securities or Class A Common Stock and (B) the interest sold is not considered stock that is "regularly traded on an established securities market" at any time during the year of disposition or the United States Alien Holder meets certain minimum ownership requirements; and

    (e) except to the extent that an applicable treaty otherwise provides, a United States Alien Holder generally will be taxed in the same manner as other holders with respect to gain on the sale or disposition of Preferred Securities or Class A Common Stock if the gain is effectively connected with a United States trade or business of the United States Alien Holder (effectively connected gain realized by a corporate United States Alien holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty).

    A United States Alien Holder who sells or otherwise disposes of Preferred Securities or Class A Common Stock generally will recognize gain or loss that is subject to United States Federal income tax if (i) the Company is or has been a "U.S. real property holding corporation" during the period described in (d) (iv)
(A) above, and (ii) the interest sold is not considered stock that is "regularly traded on an established securities market" at any time during the calendar year of disposition or the United States Alien Holder meets certain minimum ownership requirements. The Company does not believe that it is a U.S. real property holding corporation as of the date hereof, although it has not determined or established whether it will be a U.S. real property holding corporation in the future. A United States Alien Holder that sells or otherwise disposes of Preferred Securities or Class A Common Stock may request a statement from the Company that the Company has not been a "U.S. real property holding corporation" during the period described in (d)(iv)(A) above as of the date of such sale or disposition. The Company will provide such a requested statement if the requested statement would be accurate at the time given.

    Under current United States Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of such regulations, for purposes of determining the applicability of an income tax treaty rate. Recently published final Treasury Regulations (the "1997 Withholding Regulations"), generally effective for payments after December 31, 1998, provide certain presumptions which differ from the presumption described above. Under the 1997 Withholding Regulations, a United States Alien Holder of Class A Common Stock that wishes to claim the benefit of a treaty rate is required to satisfy applicable certification requirements. In addition, the 1997 Withholding Regulations provide that dividend payments are generally subject to information reporting and backup withholding unless applicable certification requirements are satisfied. The 1997 Withholding Regulations also require, in the case of interest or dividends with respect to Preferred Securities or Common Stock held by a foreign partnership, that (x) the certification requirements described above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, which in certain circumstances may include a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships.

INFORMATION REPORTING TO HOLDERS

    Generally, income on the Preferred Securities will be reported to noncorporate holders on Forms 1099, which forms will be mailed to holders of record prior to January 31 following each calendar year.

BACKUP WITHHOLDING

    Payments made on, and proceeds from the sale of, Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will generally be allowed as a credit against the holder's United States Federal income tax, provided the required information is timely filed with the Internal Revenue Service.

POSSIBLE TAX LEGISLATION

    Prospective investors should be aware that legislation has been introduced in the United States Congress in the past that would, if enacted, deny an interest deduction to issuers of instruments such as the Debentures. No such legislation has been enacted. There can be no assurance, however, that similar legislation will not ultimately be enacted into law, or that other developments will not occur after the date hereof that would adversely affect the tax treatment of the Debentures and could result in the exchange of the Debentures for Preferred Securities or, in certain limited circumstances, the redemption of the Debentures by the Company and the distribution of the resulting cash in redemption of the Preferred Securities. See "Description of the Preferred Securities--Special Event Exchange or Redemption."

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, the Issuer and the Company have agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase from the Issuer and the Company, the respective number of Preferred Securities set forth opposite its name below:

                                                                                   NUMBER OF
                                                                                   PREFERRED
UNDERWRITERS                                                                      SECURITIES
--------------------------------------------------------------------------------  -----------
Robert W. Baird & Co. Incorporated..............................................   1,000,000
Piper Jaffray Inc...............................................................   1,000,000
                                                                                  -----------
  Total.........................................................................   2,000,000
                                                                                  -----------
                                                                                  -----------

    In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all 2,000,000 Preferred Securities offered hereby if any are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

    The Issuer and the Company have been advised by the Underwriters that the Underwriters propose to offer such Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $0.50 per share. The Underwriters may allow and such dealers may re-allow a concession not in excess of $0.10 per share to other dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may be changed by the Underwriters.

    The Issuer and the Company have granted to the Underwriters an option, expiring 30 days from the date of this Prospectus, to purchase up to 300,000 additional Preferred Securities at the public offering price set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the sale of the Preferred Securities that the Underwriters have agreed to purchase. To the extent the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.

    The Issuer and the Company have agreed that, except with the prior written consent of Robert W. Baird & Co. Incorporated, during the 45 days following the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of any Preferred Securities, any preferred stock or any other securities (including any backup undertakings of such preferred stock or other securities) of the Company or of the Issuer, in each case that are substantially similar to the Preferred Securities, or any securities convertible into or exchangeable for the Preferred Securities or such substantially similar securities of either the Issuer or the Company.

    In view of the fact that the proceeds of the sale of the Preferred Securities will ultimately be used to purchase the Debentures of the Company, the Underwriting Agreement provides that the Company will pay as compensation to the Underwriters for arranging the investment therein of such proceeds, $0.875 per Preferred Security ($1,750,000 in the aggregate) for the accounts of the several Underwriters (or $2,012,500 in the aggregate if the Underwriters exercise the over-allotment option in full).

    In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Preferred Securities. Specifically, the Underwriters may over-allot the Offering, creating a syndicated short position. In addition, the Underwriters may bid for, and purchase, shares of Preferred Securities and Class A Common Stock in the open market to cover syndicate short positions or to stabilize the price of the Preferred Securities or Class A Common Stock. Finally, the

Underwriters may reclaim selling concessions allowed for distributing the Preferred Securities or Class A Common Stock in the Offering, if the Underwriters repurchase previously distributed Preferred Securities or Class A Common Stock in syndicate covering transactions, in stabilization transfers or otherwise. Any of these activities may stabilize or maintain the market price of the Preferred Securities or the Class A Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    The Underwriters and dealers may engage in passive market making transactions in the Class A Common Stock in accordance with Rule 103 of Regulation M promulgated by the Securities and Exchange Commission (the "Commission"). In general, a passive market maker may not bid for, or purchase, the Class A Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Class A Common Stock during a specified two-month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Class A Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

    Robert W. Baird & Co. Incorporated has performed investment banking services for the Company in the past for which it has received customary compensation.

    The Underwriting Agreement provides that the Company, Dura Operating Corp. and the Issuer will indemnify the Underwriters against certain liabilities under the Securities Act of 1933 or contribute to payments the Underwriters may be required to make in respect thereof.

    The Preferred Securities have been approved for listing on Nasdaq under the symbol "DRRAP."

                                 LEGAL MATTERS

    Certain legal matters for the Company and the Issuer with respect to the Debentures and the validity of the Guarantee will be passed upon for the Company and the Issuer by Kirkland & Ellis, a partnership including professional corporations, Chicago, Illinois. Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the formation of the Issuer will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to the Company and the Issuer. Certain legal matters will be passed upon for the Underwriters by Gardner, Carton & Douglas, Chicago, Illinois.

                                    EXPERTS

    The audited financial statements included in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

    The Company and the Issuer have filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any agreement or other document are not necessarily complete; with respect to each such agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

    The Company is subject to the information requirements of the Exchange Act (Commission File No. 0-21139), and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial statements and other matters. The Registration Statement, as well as such reports, proxy statements and other information, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Such material can also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., 2nd Floor, Washington, D.C. 20006.

    No separate financial statements of the Issuer have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of the Issuer will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Issuer has no independent operations and exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Issuer and investing the proceeds thereof in the Debentures issued by the Company and (iii) the obligations of the Issuer under the Preferred Securities are fully and unconditionally guaranteed by the Company. See "Dura Automotive Systems Capital Trust," "Description of the Guarantee" and "Description of the Debentures."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Preferred Securities shall be deemed incorporated by reference in this Prospectus and a part hereof from the respective date of filing each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE THAT HAVE BEEN INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO DURA AUTOMOTIVE SYSTEMS, INC., 4508 IDS CENTER, MINNEAPOLIS, MINNESOTA 55402, TELEPHONE (612) 342-2311.

    The following documents filed by the Company with the Commission under the Exchange Act are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (ii) the Company's Current Report on Form 8-K dated September 12, 1997, as amended by its Current Report on Form 8-K/A dated November 11, 1997; and (iii) the description of the Company's Class A Common Stock contained in the Company's registration statement on Form 8-A filed under the Exchange Act.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

Report of Independent Public Accountants...................................................................        F-2

Consolidated Balance Sheets as of December 31, 1996 and 1997...............................................        F-3

Consolidated Statements of Operations for the years ended December 31, 1995, 1996 and 1997.................        F-4

Consolidated Statements of Stockholders' Investment for the years ended December 31, 1995, 1996 and 1997...        F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997.................        F-6

Notes to Consolidated Financial Statements.................................................................        F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Dura Automotive Systems, Inc.:

    We have audited the accompanying consolidated balance sheets of Dura Automotive Systems, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' investment and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dura Automotive Systems, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
January 30, 1998

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996       1997
                                                                          ---------  ---------
                                 ASSETS

Current Assets:
  Cash and cash equivalents.............................................  $   1,667  $   4,148
  Accounts receivable...................................................     49,490     79,032
  Inventories...........................................................     18,093     30,301
  Other current assets..................................................     14,678     24,800
                                                                          ---------  ---------
      Total current assets..............................................     83,928    138,281
                                                                          ---------  ---------
Property, Plant and Equipment:
  Land and buildings....................................................     16,926     44,553
  Machinery and equipment...............................................     42,800     73,892
  Construction in progress..............................................      2,811      6,616
  Less-accumulated depreciation.........................................    (15,190)   (23,523)
                                                                          ---------  ---------
      Net property, plant and equipment.................................     47,347    101,538
                                                                          ---------  ---------
Goodwill, net of accumulated amortization of $2,415 and $5,653..........    103,885    160,063
Other Assets, net of accumulated amortiztion of $556 and $918...........     10,969     19,382
                                                                          ---------  ---------
                                                                          $ 246,129  $ 419,264
                                                                          ---------  ---------
                                                                          ---------  ---------
                LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current Liabilities:
  Accounts payable......................................................  $  30,230  $  49,153
  Accrued liabilities...................................................     26,090     36,583
  Current maturities of long-term debt..................................         80      2,241
                                                                          ---------  ---------
      Total current liabilities.........................................     56,400     87,977
Long-Term Debt, net of current maturities...............................     77,376    178,081
Other Noncurrent Liabilities............................................     24,986     51,498
                                                                          ---------  ---------
Commitments and Contingencies (Notes 3, 8, 9 and 10)

Stockholders' Investment:
  Preferred stock, par value $1; 5,000,000 shares authorized; none
    issued or outstanding...............................................         --         --
  Common stock, Class A; par value $.01; 30,000,000 shares authorized;
    3,795,000 and 4,161,657 shares issued and outstanding...............         38         42
  Common stock, Class B; par value $.01; 10,000,000 shares authorized;
    4,998,254 and 4,654,380 shares issued and outstanding...............         50         46
  Additional paid-in capital............................................     62,893     63,402
  Retained earnings.....................................................     24,386     41,028
  Cumulative translation adjustment.....................................         --     (2,810)
                                                                          ---------  ---------
      Total stockholders' investment....................................     87,367    101,708
                                                                          ---------  ---------
                                                                          $ 246,129  $ 419,264
                                                                          ---------  ---------
                                                                          ---------  ---------

   The accompanying notes are an integral part of these consolidated balance sheets.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1995       1996       1997
                                                                ---------  ---------  ---------
Revenues......................................................  $ 253,726  $ 245,329  $ 449,111

Cost of sales.................................................    219,559    207,810    375,086
                                                                ---------  ---------  ---------

      Gross profit............................................     34,167     37,519     74,025

Selling, general and administrative expenses..................     15,513     17,157     32,815

Amortization expense..........................................      1,094      1,036      3,600
                                                                ---------  ---------  ---------

      Operating income........................................     17,560     19,326     37,610

Interest expense..............................................      4,822      2,589      9,298

Gain on sale of window regulator business.....................      4,240         --         --
                                                                ---------  ---------  ---------

      Income before income taxes..............................     16,978     16,737     28,312

Provision for income taxes....................................      6,852      6,609     11,670
                                                                ---------  ---------  ---------

      Net income..............................................  $  10,126  $  10,128  $  16,642
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

Basic earnings per share (Note 3).............................  $    2.04  $    1.57  $    1.89
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

Diluted earnings per share (Note 3)...........................  $    2.03  $    1.57  $    1.88
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                               COMMON STOCK
                                             ------------------------------------------------
                                                     CLASS A                  CLASS B          ADDITIONAL              CUMULATIVE
                                             -----------------------  -----------------------    PAID-IN    RETAINED   TRANSLATION
                                               SHARES      AMOUNT       SHARES      AMOUNT       CAPITAL    EARNINGS   ADJUSTMENT
                                             ----------  -----------  ----------  -----------  -----------  ---------  -----------
BALANCE, December 31, 1994.................          --   $      --    4,904,186   $      49    $  13,237   $   4,132   $      --
  Repurchase of common stock, net..........          --          --      (46,204)         --         (136)         --          --
  Issuance of common stock.................          --          --      149,325           1          274          --          --
  Net income...............................          --          --           --          --           --      10,126          --
                                             ----------         ---   ----------         ---   -----------  ---------  -----------

BALANCE, December 31, 1995.................          --          --    5,007,307          50       13,375      14,258          --
  Initial public offering of common stock,
    net....................................   3,795,000          38           --          --       49,537          --          --
  Repurchase of common stock, net..........          --          --       (9,053)         --          (19)         --          --
  Net income...............................          --          --           --          --           --      10,128          --
                                             ----------         ---   ----------         ---   -----------  ---------  -----------

BALANCE, December 31, 1996.................   3,795,000          38    4,998,254          50       62,893      24,386          --
  Sale of stock under Employee Stock
    Discount Purchase Plan.................      16,922          --           --          --          383          --          --
  Exercise of options......................       5,861          --           --          --           85          --          --
  Collection of common stock subscriptions
    receivable.............................          --          --           --          --           41          --          --
  Conversion from Class B to Class A.......     343,874           4     (343,874)         (4)          --          --          --
  Change in cumulative translation
    adjustment.............................          --          --           --          --           --          --      (2,810)
  Net income...............................          --          --           --          --           --      16,642          --
                                             ----------         ---   ----------         ---   -----------  ---------  -----------
BALANCE, December 31, 1997.................   4,161,657   $      42    4,654,380   $      46    $  63,402   $  41,028   $  (2,810)
                                             ----------         ---   ----------         ---   -----------  ---------  -----------
                                             ----------         ---   ----------         ---   -----------  ---------  -----------

  The accompanying notes are an integral part of these consolidated financial statements.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1995       1996       1997
                                                              ---------  ---------  ---------
OPERATING ACTIVITIES:
  Net income................................................  $  10,126  $  10,128  $  16,642
  Adjustments required to reconcile net income to net cash
    provided by operating activities--
      Depreciation and amortization.........................      5,578      6,079     12,303
      Deferred income tax provision.........................      5,067      3,331      1,521
      Gain on sale of window regulator business.............     (4,240)        --         --
      Change in other operating items:
        Accounts receivable.................................     11,772     (2,248)   (12,841)
        Inventories.........................................      2,167        458      2,512
        Other current assets................................     (1,405)     3,038     (7,803)
        Accounts payable and accrued liabilities............    (15,927)      (994)     3,479
        Other assets and liabilities........................         --         --     (7,297)
                                                              ---------  ---------  ---------
          Net cash provided by operating activities.........     13,138     19,792      8,516
                                                              ---------  ---------  ---------

INVESTING ACTIVITIES:
  Capital expenditures, net.................................     (6,116)    (6,260)   (16,242)
  Acquisitions, net.........................................         --    (83,850)   (70,481)
  Net proceeds from sale of window regulator business.......     18,006         --         --
  Investments in joint ventures and other...................       (462)    (4,983)    (6,663)
                                                              ---------  ---------  ---------
        Net cash provided by (used in) investing
          activities........................................     11,428    (95,093)   (93,386)
                                                              ---------  ---------  ---------

FINANCING ACTIVITIES:
  Borrowings under revolving credit facility................     95,500    145,500    267,987
  Repayments of revolving credit facility...................   (105,750)   (68,500)  (174,869)
  Repayments of debt........................................    (12,740)   (51,320)    (6,008)
  Stock offering proceeds, net..............................         --     49,575         --
  Sale (repurchase) of common stock, net....................        139        (19)       510
                                                              ---------  ---------  ---------
        Net cash provided by (used in) financing
          activities........................................    (22,851)    75,236     87,620
                                                              ---------  ---------  ---------

EFFECT OF EXCHANGE RATE ON CASH.............................         --         --       (269)
                                                              ---------  ---------  ---------
  NET CHANGE IN CASH AND CASH EQUIVALENTS...................      1,715        (65)     2,481
CASH AND CASH EQUIVALENTS, beginning of period..............         17      1,732      1,667
                                                              ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, end of period....................  $   1,732  $   1,667  $   4,148
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for--
    Interest................................................  $   4,822  $   3,195  $   8,715
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------
    Income taxes............................................  $   2,285  $   2,087  $   5,589
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BASIS OF PRESENTATION:

    Dura Automotive Systems, Inc. (the Company) and subsidiaries designs and manufactures driver control systems, engineered mechanical components and cable-related systems for the global automotive industry. The Company has manufacturing facilities located in Indiana, Michigan, Missouri, Australia, Canada, France, Germany, Mexico and Spain, and in Brazil through its joint venture in Pollone S.A. (See Note 4).

2.  SIGNIFICANT ACCOUNTING POLICIES:

    PRINCIPLES OF CONSOLIDATION:

    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    FISCAL YEAR:

    The Company reports its operating results based on a 52-/53-week fiscal year. For presentation purposes, the Company uses December 31 as its fiscal year-end.

    CASH EQUIVALENTS:

    Cash equivalents consist of money market instruments with original maturities of three months or less and are stated at cost which approximates fair value.

    INVENTORIES:

    Inventories are valued at the lower of first-in, first-out (FIFO) cost or market.

    Inventories consisted of the following (in thousands):

                                                                 December 31,
                                                             --------------------
                                                               1996       1997
                                                             ---------  ---------
Raw materials..............................................  $   9,384  $  15,562
Work in process............................................      4,767      9,126
Finished goods.............................................      3,942      5,613
                                                             ---------  ---------
                                                             $  18,093  $  30,301
                                                             ---------  ---------
                                                             ---------  ---------

    OTHER CURRENT ASSETS:

    Other current assets consisted of the following (in thousands):

                                                                 December 31,
                                                             --------------------
                                                               1996       1997
                                                             ---------  ---------
Excess of cost over billings on uncompleted tooling
 projects..................................................  $   7,541  $  12,603
Deferred income taxes......................................      6,067      9,350
Prepaid expenses...........................................      1,070      2,847
                                                             ---------  ---------
                                                             $  14,678  $  24,800
                                                             ---------  ---------
                                                             ---------  ---------

    Excess of cost over billings on uncompleted tooling projects represents costs incurred by the Company in the production of customer-owned tooling to be used by the Company in the manufacture of its products. The Company receives a specific purchase order for this tooling and is reimbursed by the customer within one operating cycle. Costs are deferred until reimbursed by the customer. Forecasted losses on incomplete projects are recognized currently.

    PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment are stated at cost. For financial reporting purposes, depreciation is provided on the straight-line method over the following estimated useful lives:

Buildings                                   30 years
Machinery and equipment                3 to 20 years

    Accelerated depreciation methods are used for tax reporting purposes.

    Maintenance and repairs are charged to expense as incurred. Major betterments and improvements which extend the useful life of the item are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to income.

    OTHER ASSETS:

    Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and is being amortized on a straight-line basis over 40 years. Other assets principally consist of transaction costs incurred related to the acquisitions and are being amortized over five to seven years.

    The Company periodically evaluates whether events and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining balance of its goodwill and other long-lived assets. If such events or circumstances were to indicate that the carrying amount of these assets would not be recoverable, the Company would estimate the future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) were less than the carrying amount of goodwill, the Company would recognize an impairment loss.

    Certain tooling and design costs related to previously proven product designs are reimbursed by the Company's customers as the related product is sold through an incremental increase in each product's unit selling price. Such costs are capitalized and amortized using the unit of production method over the life of the related tool. Amounts capitalized and included in other assets were $2.9 million at December 31, 1996 and $4.2 million at December 31, 1997. If the Company forecasts that the amount of capitalized tooling and design costs exceeds the amount to be realized through the sale of product, a loss is recognized currently. Research and development and start-up costs, which are not material, are expensed as incurred.

    ACCRUED LIABILITIES:

    Accrued liabilities consisted of the following (in thousands):

                                                                 December 31,
                                                             --------------------
                                                               1996       1997
                                                             ---------  ---------
Compensation and benefits..................................  $   9,663  $  17,170
Medical insurance..........................................      5,641      7,012
Other......................................................     10,786     12,401
                                                             ---------  ---------
                                                             $  26,090  $  36,583
                                                             ---------  ---------
                                                             ---------  ---------

    OTHER NONCURRENT LIABILITIES:

    Other noncurrent liabilities consisted of the following (in thousands):

                                                                 December 31,
                                                             --------------------
                                                               1996       1997
                                                             ---------  ---------
Plant closure and consolidation costs......................  $   5,205  $  23,724
Legal and environmental....................................      8,477      7,496
Post-retirement medical benefits...........................      6,097      7,188
Other......................................................      5,207     13,090
                                                             ---------  ---------
                                                             $  24,986  $  51,498
                                                             ---------  ---------
                                                             ---------  ---------

    REVENUE RECOGNITION AND SALES COMMITMENTS:

    The Company recognizes revenue as its products are shipped to its customers. The Company enters into agreements with its customers at the beginning of a given vehicle's life to produce products. Once such agreements are entered into by the Company, fulfillment of the customers' purchasing requirements is generally the obligation of the Company for the entire production life of the vehicle, generally with terms of up to 7 years. In certain instances, the Company may be committed under existing agreements to supply product to its customers at selling prices which are not sufficient to cover the direct cost to produce such product. In such situations, the Company records a liability for the estimated future amount of such losses. Such losses are recognized at the time that the loss is probable and reasonably estimable.

    INCOME TAXES:

    The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates.

    COMMON STOCK:

    The holder of each share of Class A common stock outstanding is entitled to one vote per share and the holder of each share of Class B common stock outstanding is entitled to ten votes per share.

    STOCK OPTIONS:

    The Company accounts for stock options under the provisions of Accounting Principles Board Opinion (APB) No. 25, under which no compensation expense is recognized when the stock options are granted. The pro forma effects had the Company followed the provisions of Statement of Financial Accounting Standards
(SFAS) No. 123 are included in Note 3.

    USE OF ESTIMATES:

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The ultimate results could differ from those estimates.

    FOREIGN CURRENCY TRANSLATION:

    Assets and liabilities of the Company's foreign operations are translated using the year-end rates of exchange. Results of operations are translated using the average rates prevailing throughout the period. Translation gains or losses are accumulated as a separate component of stockholders' investment.

    RECLASSIFICATIONS:

    Certain amounts previously reported in the 1995 and 1996 consolidated financial statements have been reclassified to conform to the 1997 presentation. The reclassifications had no effect on previously reported net income or stockholders' investment.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

    During June 1997, the Financial Accounting Standards Board released SFAS No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display in the financial statements of total net income and the components of all other nonowner changes in equity, referred to as comprehensive income. The Company will adopt SFAS No. 130 in 1998 and is currently analyzing the impact it will have on the disclosures in the financial statements.

    During June 1997, the Financial Accounting Standards Board released SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires disclosure of business and geographic segments in the consolidated financial statements of the Company. The Company will adopt SFAS No. 131 in 1998 and is currently analyzing the impact it will have on the disclosures in its financial statements.

3.  STOCKHOLDERS' INVESTMENT:

    INITIAL PUBLIC OFFERING OF CLASS A COMMON STOCK:

    On August 14, 1996, the Company completed an initial public offering of 3,795,000 shares of its Class A common stock at $14.50 per share (the "Offering"). The Company received net proceeds of approximately $50 million from the Offering. Net proceeds from the Offering were used to repay certain outstanding indebtedness. Immediately prior to the completion of the Offering, the Company's board of directors and stockholders approved an Amended and Restated Certificate of Incorporation and a recapitalization pursuant to which the outstanding shares of the Company's Class A, B and C common stock were exchanged for 4,998,254 shares in the aggregate of the Company's new Class B common stock (out of a total of 10,000,000 shares of Class B common stock authorized for issuance under the Amended and Restated Certificate of Incorporation). Immediately after the consummation of the recapitalization and the Offering, the Company had 8,793,254 shares of common stock outstanding. In addition, the Company has options outstanding to purchase 32,045 shares of Class B common stock at an exercise price of $1.45 per share. The accompanying consolidated financial statements have been retroactively restated to give effect to the recapitalization as if it had occurred at the beginning of the earliest period presented.

    EARNINGS PER SHARE:

    Basic earnings per share were computed by dividing net income by the weighted average number of Class A and Class B common shares outstanding during the year. Diluted earnings per share include the dilutive effects of outstanding stock options using the treasury stock method as follows (in thousands, except per share data):

                                                        Years Ended December 31,
                                                     -------------------------------
                                                       1995       1996       1997
                                                     ---------  ---------  ---------
Net income.........................................  $  10,126  $  10,128  $  16,642
                                                     ---------  ---------  ---------
                                                     ---------  ---------  ---------
Weighted average number of Class A common shares
 outstanding.......................................         --      1,434      3,907
Weighted average number of Class B common shares
 outstanding.......................................      4,967      5,000      4,901
Dilutive effect of outstanding stock options after
 application of the treasury stock method..........         22         28         61
                                                     ---------  ---------  ---------
Diluted shares outstanding.........................      4,989      6,462      8,869
                                                     ---------  ---------  ---------
                                                     ---------  ---------  ---------
Basic earnings per share...........................  $    2.04  $    1.57  $    1.89
                                                     ---------  ---------  ---------
                                                     ---------  ---------  ---------
Diluted earnings per share.........................  $    2.03  $    1.57  $    1.88
                                                     ---------  ---------  ---------
                                                     ---------  ---------  ---------

    The Company adopted SFAS No. 128, "Earnings per Share," effective December 15, 1997. As a result, the Company's reported earnings per share (EPS) for 1995 and 1996 have been restated as follows:

                                                                   1995       1996
                                                                 ---------  ---------
Primary EPS as reported........................................  $    2.03  $    1.57
Effect of SFAS No. 128.........................................       0.01         --
                                                                 ---------  ---------
Basic EPS as restated..........................................  $    2.04  $    1.57
                                                                 ---------  ---------
                                                                 ---------  ---------

Fully diluted EPS as reported..................................  $    2.03  $    1.57
Effect of SFAS No. 128.........................................         --         --
                                                                 ---------  ---------
Diluted EPS as restated........................................  $    2.03  $    1.57
                                                                 ---------  ---------
                                                                 ---------  ---------

    STOCK OPTION PLAN:

    Prior to consummation of the Offering, the board of directors and stockholders of the Company approved the 1996 Key Employee Stock Option Plan (the "Stock Option Plan"). Certain people who are full-time, salaried employees of the Company are eligible to participate in the Stock Option Plan (an "Employee Participant"). A committee of the board of directors selects the Employee Participants and determines the terms and conditions of the options. The Stock Option Plan provides for the issuance of options to Employee Participants covering up to 600,000 shares of Class A common stock of the Company, subject to certain adjustments reflecting changes in the Company's capitalization. Information regarding the Stock Option Plan is as follows:

                                                  Shares       Exercise     Weighted Average
                                               Under Option     Prices       Exercise Price
                                               -------------  -----------  -------------------
Outstanding, December 31, 1995...............           --    $        --       $      --
        Granted..............................      108,134          14.50           14.50
        Granted..............................       76,100          20.75           20.75
        Granted..............................        3,500          23.50           23.50
                                               -------------  -----------          ------
Outstanding, December 31, 1996...............      187,734    14.50-23.50           17.20
        Granted..............................       20,000          28.00           28.00
        Granted..............................       80,000          24.50           24.50
        Granted..............................       44,300          25.75           25.75
        Exercised............................       (5,861)   14.50-20.75           14.61
        Forfeited............................       (9,500)         20.75           20.75
                                               -------------  -----------          ------
Outstanding, December 31, 1997...............      316,673    $14.50-28.00      $   20.86
                                               -------------  -----------          ------
                                               -------------  -----------          ------

    Of the outstanding options at December 31, 1997, options covering 89,798 shares are currently exercisable with a weighted average exercise price of $16.84 per share.

    The weighted average fair value of options granted during 1996 was $8.92 and during 1997 was $14.05.

    As of December 31, 1997, the outstanding stock options granted in 1996 have a remaining contractual life of 9 years and the outstanding stock options granted in 1997 have a remaining contractual life of 10 years.

    INDEPENDENT DIRECTOR STOCK OPTION PLAN:

    Prior to consummation of the Offering, the board of directors and stockholders of the Company approved the Dura Automotive Systems, Inc. Independent Director Stock Option Plan (the "Director Option Plan") that provides for the issuance of options to Independent Directors, as defined, to acquire up to 100,000 shares of the Company's Class A common stock, subject to certain adjustments reflecting changes in the Company's capitalization. The option exercise price must be at least 100 percent of the fair value of the Class A common stock at the time the option is issued. Such option grants vest six months from the date of grant. As of December 31, 1997, the Company had granted options under the Director Option Plan to acquire 21,000 shares of the Company's Class A Common Stock at an exercise price of $24.50 to $25.50 per share. As of December 31, 1997, 5,000 of these options were exercisable.

    EMPLOYEE STOCK DISCOUNT PURCHASE PLAN:

    Prior to consummation of the Offering, the board of directors and stockholders of the Company approved the Dura Automotive Systems, Inc. Employee Stock Discount Purchase Plan (the "Employee Stock Purchase Plan") which provides for the sale of up to 500,000 shares of the Company's Class A common stock at discounted purchase prices, subject to certain limitations. The cost per share under this plan is 85% of the market value of the Company's Class A common stock at the date of purchase, as defined. No shares of Class A common stock were issued to employees pursuant to this plan during the year ended December 31, 1996 and 16,922 shares of Class A common stock were issued during the year ended December 31, 1997. The weighted average fair value of shares sold in 1997 was $22.63.

    STOCK-BASED COMPENSATION PLANS:

    As discussed above, the Company has two stock option plans, the Stock Option Plan and the Director Option Plan, and the Employee Stock Purchase Plan. The Company has elected to continue to account for these plans under APB No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined as allowed under SFAS No. 123 the Company's pro forma net income and pro forma earnings per share would have been as follows (in thousands):

                                                                       Years Ended December 31,
                                                                    -------------------------------
                                                                      1995       1996       1997
                                                                    ---------  ---------  ---------
Net income                        As Reported                       $  10,126  $  10,128  $  16,642
                                  Pro Forma                            10,126     10,093     16,504

Basic earnings per share          As Reported                       $    2.04  $    1.57  $    1.89
                                  Pro Forma                              2.04       1.57       1.87

Diluted earnings per share        As Reported                       $    2.03  $    1.57  $    1.88
                                  Pro Forma                              2.03       1.56       1.86

    The effect of the stock offered under the Employee Stock Purchase Plan was not material for 1996 and 1997.

    The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rates of 6.1% to 6.6% in 1996 and 5.7% to 6.5% in 1997; expected life of seven years for 1996 and 1997; expected volatility of 19%, 24% and 28% in 1996 and 38% and 45% in 1997.

    DIVIDENDS:

    The Company has not declared or paid any cash dividends in the past. As discussed in Note 5, the Company's debt agreement restricts the amount of dividends the Company can declare or pay. As of December 31, 1997, under the most restrictive debt covenants, the Company could not have paid any cash dividends.

4.  ACQUISITIONS AND DIVESTITURE:

    In August 1996, the Company formed a joint venture with Excel Industries Inc. (Excel) to participate equally in the acquisition of a 26 percent interest in Pollone S.A. (Pollone), a manufacturer of automotive components and mechanical assemblies headquartered in Brazil, for $5 million in total. The Company has accounted for its portion of this investment using the cost method of accounting. The joint venture has also loaned Pollone an additional $10.5 million pursuant to notes which bear interest at approximately 7% and mature from August 1998 through August 2000. Certain of these notes are convertible into equity of Pollone, at the joint venture's option. The investment and the notes are included in other assets in the accompanying consolidated balance sheets.

    In October 1996, the Company acquired the parking brake business of Rockwell Light Vehicle Systems France S.A. (the French Operations). The aggregate purchase price was approximately $3.75 million. The parking brake business is operated from a facility in Cluses, France. The pro forma effects of this transaction are not material to the Company's results of operations for the year ended December 31, 1997.

    In December 1996, the Company acquired all of the outstanding common stock of KPI Automotive Group (KPI) from Sparton Corporation for approximately $78.8 million in cash. KPI manufactures shifter systems, parking brake mechanisms, brake pedals, underbody spare tire carriers and airbag components for the North American automotive industry from facilities in Indiana and Michigan. The acquisition was financed with proceeds from borrowings under the Company's revolving credit facility.

    In January 1997, the Company acquired all of the outstanding common stock of the VOFA Group (VOFA) for approximately $38 million in cash and assumed indebtedness. The cash portion of the purchase price was financed with borrowings under the Company's bank credit agreement. The Company will also make additional payments of up to approximately $6 million if certain operating targets are achieved by VOFA in the first three years following the acquisition. VOFA manufactures shifter cables, brake cables and other light duty cables for the European automotive and industrial markets from facilities in Dusseldorf, Gehren and Daun, Germany and Barcelona, Spain.

    In May 1997, the Company acquired the automotive parking brake business from Excel for approximately $2.9 million. The pro forma effects of this transaction are not material to the Company's results of operations for the year ended December 31, 1997.

    In August 1997, the Company acquired GT Automotive Systems, Inc. (GT Automotive), headquartered in Livonia, Michigan. GT Automotive has manufacturing facilities in Livonia and Warren, Michigan and Windsor and Brantford, Ontario, Canada, with annual revenues of approximately $70 million. Initial consideration for the acquisition of GT Automotive was $45 million in cash and assumed indebtedness. The Company will also make additional payments of up to $15 million if certain operating targets are achieved by GT Automotive in the first two years following the acquisition. The acquisition was financed with proceeds from borrowings under the Company's bank credit agreement, as amended.

    In December 1997, the Company acquired all of the outstanding common stock of REOM Industries, an Australian designer and manufacturer of jacks and parking brakes, for approximately $3.7 million. The pro forma effects of this transaction are not material to the Company's results of operations for the year ended December 31, 1997.

    The acquisitions of the French Operations, KPI, VOFA, the Excel parking brake business and GT Automotive have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the dates of the acquisitions. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. The assets acquired and liabilities assumed of the Excel parking brake business and GT Automotive have been recorded based upon preliminary estimates of fair value as of the dates of acquisition. The Company does not believe the final allocation of purchase price will be materially different from preliminary allocations. Any changes to the preliminary estimates will be reflected as an adjustment to goodwill. Additional purchase liabilities recorded included approximately $13.6 million for costs associated with the shutdown and consolidation of certain acquired facilities and $16.6 million for severance and related costs. At December 31, 1997 liabilities for approximately $11.6 million for facility related costs and $14.9 million in severance costs remain on the consolidated balance sheet. Results of operations for these acquisitions have been included in the accompanying consolidated financial statements since the dates of acqusition.

    On April 2, 1995, the Company sold the net assets of its window regulator business to Rockwell International Corporation for approximately $18 million in cash, resulting in a pretax gain of approximately $4.2 million. The results of operations of the window regulator business have been included in the accompanying consolidated financial statements through April 2, 1995, the date of divestiture.

    Following are unaudited consolidated pro forma results of operations for the year ended December 31, 1997 giving effect to the acquisition of GT Automotive as if it were completed at the beginning of the period (in thousands, except per share data):

                                                               Pro Forma for
                                                              the Year Ended
                                                               Dec. 31, 1997
                                                              ---------------
Revenues....................................................     $ 489,752
                                                              ---------------
                                                              ---------------
Net income..................................................     $  14,830
                                                              ---------------
                                                              ---------------
Basic earnings per share....................................     $    1.68
                                                              ---------------
                                                              ---------------
Diluted earnings per share..................................     $    1.67
                                                              ---------------
                                                              ---------------

    The unaudited pro forma consolidated financial information does not purport to represent what the Company's financial position or results of operations would actually have been if these transactions had occurred at such dates or to project the Company's future results of operations.

5.  DEBT:

    Debt consisted of the following (in thousands):

                                                                               December 31,
                                                                           --------------------
                                                                             1996       1997
                                                                           ---------  ---------
Revolving credit facility, due August 2002, interest at the lender's prevailing reference rate plus 0.5% or the Eurocurrency rate plus 0.5%, at the discretion of the Company (6.06% to 8.25% at December 31, 1996
 and 3.94% to 8.50% at December 31, 1997)................................  $  77,000  $ 165,158

Other....................................................................        456     15,164
                                                                           ---------  ---------
                                                                              77,456    180,322
Less--Current maturities.................................................        (80)    (2,241)
                                                                           ---------  ---------
                                                                           $  77,376  $ 178,081
                                                                           ---------  ---------
                                                                           ---------  ---------

    Future maturities of long-term debt as of December 31, 1997 are as follows (in thousands):

1998...............................................................  $   2,241
1999...............................................................      5,006
2000...............................................................      2,004
2001...............................................................      1,156
2002...............................................................    169,915
                                                                     ---------
                                                                     $ 180,322
                                                                     ---------
                                                                     ---------

    The Company's bank credit agreement, as amended, consists of a revolving credit facility with a committed amount of $200 million and is collateralized by substantially all assets of the Company. The agreement also provides the Company with the ability to denominate a portion of its borrowings in foreign currencies up to an amount equivalent to $50 million ($30 million sub-limit for Deutsche Marks). As of December 31, 1997, $158.8 million of borrowings outstanding under the revolving credit facility are denominated in U.S. dollars, $2.8 million of borrowings are denominated in Canadian dollars and $3.6 million of borrowings are denominated in Deutsche Marks. The bank credit agreement requires the Company to pay a facility fee on the commitment amount of 0.25% and contains various restrictive covenants, which, among other matters, require the Company to maintain certain financial ratios, including minimum liquidity and interest coverage. The bank credit agreement also limits additional indebtedness, investments, rental obligations and cash dividends. The Company was in compliance with all such covenants at December 31, 1997. In addition, the Company has outstanding letters of credit in the amount of approximately $3 million expiring through July 2000.

6.  INCOME TAXES:

    The provision for income taxes consisted of the following (in thousands):

                                                                      Years Ended December 31,
                                                                   -------------------------------
                                                                     1995       1996       1997
                                                                   ---------  ---------  ---------
Current..........................................................  $   1,785  $   3,278  $  10,149
Deferred.........................................................      5,067      3,331      1,521
                                                                   ---------  ---------  ---------
Total............................................................  $   6,852  $   6,609  $  11,670
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    A reconciliation of the provision for income taxes at the statutory rates to the reported income tax provision is as follows (in thousands):

                                                                      Years Ended December 31,
                                                                   -------------------------------
                                                                     1995       1996       1997
                                                                   ---------  ---------  ---------
Federal provision at statutory rates.............................  $   5,898  $   5,858  $   9,909
State taxes, net of federal benefit..............................        685        652        990
Foreign provision in excess of U.S. tax rate.....................         --         --        444
Amortization of non-deductible goodwill..........................        255        224        440
Foreign sales corporation benefit................................         --       (192)      (260)
Other, net.......................................................         14         67        147
                                                                   ---------  ---------  ---------
Total............................................................  $   6,852  $   6,609  $  11,670
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    A summary of deferred tax assets (liabilities) is as follows (in thousands):

                                                                               December 31,
                                                                           --------------------
                                                                             1996       1997
                                                                           ---------  ---------
Accrued legal and insurance costs........................................  $   5,306  $   6,150
Accrued plant closure and consolidation costs............................      1,332      5,560
Depreciation and property basis differences..............................     (3,539)    (4,100)
Deferred design costs....................................................     (1,251)    (1,480)
Inventory valuation adjustments..........................................        307      1,330
Postretirement benefit obligations.......................................      1,247      1,280
Accrued compensation costs...............................................        798      1,230
Other reserves and accruals not deductible for tax purposes..............      1,867        568
Canadian net operating loss carryforwards................................         --      1,475
Valuation allowance......................................................         --     (1,475)
                                                                           ---------  ---------
Net deferred income tax asset............................................  $   6,067  $  10,538
                                                                           ---------  ---------
                                                                           ---------  ---------

    The valuation allowance was established for the Canadian net operating losses acquired in connection with the acquisition of GT Automotive as their realization is not assured.

7.  MAJOR CUSTOMERS:

    The Company sells its products directly to automobile manufacturers. Following is a summary of customers that accounted for a significant portion of consolidated revenues for each of the three years in the period ended December 31, 1997:

                                                                  Years Ended December 31,
                                                                    --------------------
                                                               1995         1996         1997
                                                               -----        -----        -----
Ford......................................................          52%          49%          42%
GM........................................................          35           36           25
Chrysler..................................................           6            8            7

    As of December 31, 1996 and 1997, receivables from these customers represented 89 percent and 71 percent of total accounts receivable.

8.  EMPLOYEE BENEFIT PLANS:

    PENSION PLANS:

    The Company sponsors two defined benefit pension plans which cover certain hourly and salary employees. The Company's policy is to make annual contributions to the plans to fund the normal cost and the unfunded frozen initial liability over 11.5 years. The salaried employee related plan was curtailed during 1996. The Company agreed to provide certain additional benefits to a defined group of individuals who were included in the salaried employee plan under a separate defined contribution plan, and has accrued the present value of such benefits. The net effect of the curtailment and the provision for benefits under the separate defined contribution plan was not material.

    Net pension expense consisted of the following (in thousands):

                                                                           Years Ended December 31,
                                                                        -------------------------------
                                                                          1995       1996       1997
                                                                        ---------  ---------  ---------
Service cost-benefits earned during the year..........................  $     413  $     236  $     185
Interest cost on projected benefit obligation.........................        277        243        252
Return on plan assets.................................................       (150)      (237)      (232)
Net amortization and deferral.........................................         26         65         42
                                                                        ---------  ---------  ---------
  Net pension expense.................................................  $     566  $     307  $     247
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    Pursuant to Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," the Company has recorded deferred pension costs of $194,000, $393,000 and $347,000 at December 31, 1995, 1996 and 1997 related to the minimum pension liability, which are classified as other assets in the accompanying consolidated balance sheets.

    The funded status of the Company's plans is as follows (in thousands):

                                                                               December 31,
                                                                           --------------------
                                                                             1996       1997
                                                                           ---------  ---------
Actuarial present value of:
  Vested benefit obligation..............................................  $   2,825  $   3,491
                                                                           ---------  ---------
                                                                           ---------  ---------
  Accumulated benefit obligation.........................................  $   3,393  $   4,157
                                                                           ---------  ---------
                                                                           ---------  ---------
  Projected benefit obligation...........................................  $   3,393  $   4,157
Plan assets at fair value................................................      2,732      3,206
                                                                           ---------  ---------
    Projected benefit obligation in excess of plan assets................        661        951
Unrecognized net loss....................................................        (31)      (527)
Prior service cost.......................................................       (393)      (347)
Adjustment to recognize minimum liability................................        660        874
                                                                           ---------  ---------
  Accrued pension costs..................................................  $     897  $     951
                                                                           ---------  ---------
                                                                           ---------  ---------

    The accumulated and projected benefit obligations were determined using an assumed discount rate of 7.5 percent for the years ended December 31, 1996 and 1997. The assumed long-term rate of return on assets was 8.0 percent at December 31, 1996 and 1997. Plan assets consist principally of common stock, fixed income securities and guaranteed investment contracts.

    RETIREMENT SAVINGS PLANS:

    The Company sponsors employee retirement savings plans which allow qualified employees to provide for their retirement on a tax-deferred basis. In accordance with the terms of the retirement savings plans, the Company is required to match certain of the participants' contributions and/or provide employer contributions based on the Company's performance and other factors. Such employer contributions totaled $976,000, $1.6 million and $2.2 million during fiscal 1995, 1996 and 1997.

    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

    The Company has various postretirement medical benefit plans for certain employee groups and has recorded a liability for its estimated obligations under these plans.

    Net periodic postretirement benefit cost is as follows (in thousands):

                                                                      Years Ended December 31,
                                                                   -------------------------------
                                                                     1995       1996       1997
                                                                   ---------  ---------  ---------
Service cost-benefits earned during the year.....................  $      74  $      84  $     101
Interest cost on projected benefit obligation....................        679        558        433
Net amortization and deferral....................................        124        127        (97)
                                                                   ---------  ---------  ---------
  Net periodic postretirement benefit cost.......................  $     877  $     769  $     437
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    The funded status of the Company's plans is as follows (in thousands):

                                                                               December 31,
                                                                           --------------------
                                                                             1996       1997
                                                                           ---------  ---------
Accumulated benefit obligation...........................................  $   4,544  $   5,755
Plan assets at fair value................................................         --         --
                                                                           ---------  ---------
  Projected benefit obligation in excess of plan assets..................      4,544      5,755
Prior service cost.......................................................         97         89
Unrecognized net gain....................................................  1,456....  1,344....
                                                                           ---------  ---------
  Accrued postretirement benefits........................................  $   6,097  $   7,188
                                                                           ---------  ---------
                                                                           ---------  ---------

    For measurement purposes, a 7 percent annual rate of increase for the healthcare cost trend was assumed for 1997. The rate was assumed to decrease 1 percent annually to 5 percent and remain level thereafter. Increasing the assumed healthcare cost trend assumption by one percentage point would increase the accumulated postretirement benefit obligation by approximately $510,000 and the net periodic postretirement expense by approximately $89,000 for the year ended December 31, 1997.

9.  COMMITMENTS AND CONTINGENCIES:

    ALKIN SERVICE AND SUPPLY AGREEMENTS:

    In connection with the 1994 acquisition of Alkin Co. (Alkin), the Company entered into agreements with Alkin whereby the Company receives services related to data processing, payroll and personnel administration, and other administrative matters. Amounts paid under these service agreements were $1.8 million, $1.3 million and $1.1 million for the years ended December 31, 1995, 1996 and 1997. Future minimum commitments under the service agreements are approximately $80,000 in 1998. In addition, the Company and Alkin have mutually agreed to supply each other's operations with certain items necessary for the manufacture of their products. These supply agreements are for periods of up to five years and are at terms which the Company believes are no less favorable than could be obtained from an independent party.

    LEASES:

    The Company leases office and manufacturing space and certain equipment under operating lease agreements which require it to pay maintenance, insurance, taxes and other expenses in addition to annual rentals. Future annual rental commitments at December 31, 1997 under these operating leases are as follows (in thousands):

Year                                             Amount
---------------------------------------------  -----------
1998                                            $   1,306
1999                                                  930
2000                                                  631
2001                                                  471
2002                                                  353
Thereafter                                            869
                                               -----------
                                                $   4,560
                                               -----------
                                               -----------

    LITIGATION:

    The Company is party to certain claims arising in the ordinary course of business. In the opinion of management, based upon the advice of legal counsel, the outcomes of such claims are not expected to be material to the Company.

10.  RELATED PARTY TRANSACTIONS:

    The Company paid fees to Hidden Creek Industries (HCI), an affiliate of the Company, of approximately $250,000 in 1995 in connection with the divestiture, $750,000 in 1996 in connection with the acquisitions and the Offering and $850,000 in 1997 in connection with the acquisitions of VOFA and GT Automotive. In addition, under the terms of a management agreement, which was terminated in August 1996, the Company paid HCI monthly management fees for certain administrative services. Total management fees of approximately $733,000 for the year ended December 31, 1995 and $881,000 for the year ended December 31, 1996 are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. See Note 4 for discussion of acquisitions and divestiture.

11.  QUARTERLY FINANCIAL DATA (UNAUDITED):

    The following is a condensed summary of actual quarterly results of operations for 1996 and 1997 (in thousands, except per share amounts):

                                                                                   Basic         Diluted
                                              Gross     Operating      Net     Earnings Per   Earnings Per
                                Revenues     Profit      Income      Income        Share          Share
                               -----------  ---------  -----------  ---------  -------------  -------------
1996:
  First......................   $  59,303   $   7,732   $   3,336   $   1,347    $    0.27      $    0.27
  Second.....................      68,054      10,952       6,822       3,607         0.72           0.72
  Third......................      57,130       7,552       3,250       1,746         0.25           0.25
  Fourth.....................      60,842      11,283       5,918       3,428         0.39           0.39
                               -----------  ---------  -----------  ---------        -----          -----
                                                                                     -----          -----
                                $ 245,329   $  37,519   $  19,326   $  10,128    $    1.57      $    1.57
                               -----------  ---------  -----------  ---------        -----          -----
                               -----------  ---------  -----------  ---------        -----          -----
1997:
  First......................   $ 107,367   $  16,582   $   7,803   $   3,544    $    0.40      $    0.40
  Second.....................     115,350      19,239      10,769       5,100         0.58           0.58
  Third......................     101,862      15,449       6,920       2,657         0.30           0.30
  Fourth.....................     124,532      22,755      12,118       5,341         0.61           0.60
                               -----------  ---------  -----------  ---------        -----          -----
                                                                                     -----          -----
                                $ 449,111   $  74,025   $  37,610   $  16,642    $    1.89      $    1.88
                               -----------  ---------  -----------  ---------        -----          -----
                               -----------  ---------  -----------  ---------        -----          -----

    The sum of per share amounts for the quarters does not necessarily equal the total for the year due to the timing of the Offering and its effects on the computation of weighted average number of shares outstanding.

                                GRAPHIC APPENDIX

    The inside front cover of the Prospectus contains a series of multi-colored pictures of certain of the mechanical assemblies and systems manufactured by the Company. The pictures depict and the captions read "Foot-Operated Parking Brake System," "Console-Based Transmission Shifter System," "Hood Latch System," "Hand-Operated Parking Brake System," "License Plate Housing Assembly," "Underbody Tire Carrier," and "Accelerator and Brake Pedal System." In addition, it contains a multi-colored, three-dimensional diagram of an automobile, with several of the various mechanical assemblies and systems manufactured by the Company graphically depicted within the automobile and labeled accordingly. Specifically identified (with the following labels) are examples of (in clockwise rotation) the "Primary & Secondary Hood Latch," "Dipstick Cable," "Shifter Cable," "Shift Mechanism," "Hand Brake," "Park Brake Cables," "Rear Deck Latch," "Rear Deck Cable," "Suspension Arms," "Fuel Filler Door Cable," "Foot Brake," and "Hood Latch Cable." In the center of the inside front cover, the "Dura" logo appears in red.

    The inside back cover of the Prospectus contains a map of the World highlighting the Company's manufacturing and product development locations.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE PREFERRED SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY, TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    5
Risk Factors..............................................................   16
The Company...............................................................   25
Use of Proceeds...........................................................   27
Price Range of Common Stock...............................................   27
Dividend Policy...........................................................   27
Capitalization............................................................   28
Accounting Treatment......................................................   28
Unaudited Pro Forma Financial Statements..................................   29
Selected Consolidated Financial Data......................................   32
Management's Discussion and Analysis of Results of Operations and
  Financial Condition.....................................................   34
Business..................................................................   38
Management................................................................   50
Security Ownership of Certain Beneficial Owners and Management............   55
Certain Transactions......................................................   57
Dura Automotive Systems Capital Trust.....................................   58
Description of the Preferred Securities...................................   60
Description of the Guarantee..............................................   79
Description of the Debentures.............................................   83
Relationship Among the Preferred Securities, the Debentures and the
  Guarantee...............................................................   92
Description of Capital Stock..............................................   94
Certain Federal Income Tax Consequences...................................   97
Underwriting..............................................................  102
Legal Matters.............................................................  103
Experts...................................................................  103
Available Information.....................................................  103
Incorporation of Certain Documents by Reference...........................  104
Index to Consolidated Financial Statements................................  F-1

                                  $50,000,000

                                     [LOGO]

                                   2,000,000
                               CONVERTIBLE TRUST
                              PREFERRED SECURITIES

                                DURA AUTOMOTIVE
                                SYSTEMS CAPITAL
                                     TRUST

                            7 1/2% CONVERTIBLE TRUST
                              PREFERRED SECURITIES

                        (LIQUIDATION PREFERENCE $25 PER
                     CONVERTIBLE TRUST PREFERRED SECURITY)
                       GUARANTEED TO THE EXTENT SET FORTH
                        HEREIN BY, AND CONVERTIBLE INTO
                            CLASS A COMMON STOCK OF,

                                DURA AUTOMOTIVE
                                 SYSTEMS, INC.

                                ----------------

                              P R O S P E C T U S
                                ----------------

                              ROBERT W. BAIRD & CO.
                    INCORPORATED

                               PIPER JAFFRAY INC.
                                 MARCH 16, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------